Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

FALCON TOPCO, INC.,

ONEOK, INC.,

AP FALCON HOLDINGS LLC,

and

ONEOK HOLDINGS, L.L.C.

Dated as of August 28, 2026

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	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF INVESTOR

4.1	Organization and Qualification	28
4.2	Authority Relative to this Agreement	28
4.3	Consents and Approvals; No Violations	29
4.4	Financing	29
4.5	Brokers	30
4.6	Acquisition of Interests for Investment	30
4.7	Litigation	31
4.8	No Other Representations or Warranties	31

	ARTICLE V
	ADDITIONAL AGREEMENTS

5.1	Conduct of Business	31
5.2	Public Announcements	32
5.3	Litigation Support	32
5.4	Directors and Officers	32
5.5	Financing	33

	ARTICLE VI
	TAX MATTERS

6.1	Transfer Taxes	34
6.2	Tax Treatment	34

	ARTICLE VII
	CONDITIONS TO OBLIGATIONS TO CLOSE

7.1	Conditions to Obligation of Each Party to Close	35
7.2	Conditions to Investor’s Obligation to Close	35
7.3	Conditions to the Company’s and the Contributor’s Obligation to Close	36
7.4	Frustration of Closing Conditions	36

	ARTICLE VIII
	TERMINATION

8.1	Termination	37
8.2	Effect of Termination	37

	ARTICLE IX
	GENERAL PROVISIONS

9.1	Headings; Definitions	38
9.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	38

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9.3	Entire Agreement	38
9.4	No Third-Party Beneficiaries	39
9.5	Expenses	39
9.6	Notices	39
9.7	Successors and Assigns	40
9.8	Amendments and Waivers	41
9.9	Severability	41
9.10	Specific Performance	41
9.11	No Admission	42
9.12	Further Assurances	42
9.13	Counterparts	42
9.14	Non-Recourse	42
9.15	Survival of Representations, Warranties, Covenants and Agreements	42

EXHIBITS:

Exhibit A:	Form of JV Agreement

SCHEDULES:

Schedule A:	Reorganization Steps Schedule
Schedule B:	Use of Proceeds

Disclosure Schedules

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of August 28, 2026 (this “Agreement”) is by and among ONEOK Holdings, L.L.C., a Delaware limited liability company (the “Company”), Falcon TopCo, Inc., an Oklahoma corporation (to be renamed “ONEOK, Inc.” upon consummation of the Reorganization Transactions) (“Falcon TopCo” or the “Contributor”), ONEOK, Inc., an Oklahoma corporation (“Legacy ONEOK”), and AP Falcon Holdings LLC, a Delaware limited liability company (the “Investor”). Each of the Company, Falcon TopCo, Legacy ONEOK and Investor are referred to, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, following execution of this Agreement and prior to the Closing, the Contributor intends to take, or cause its Affiliates to take, the actions set forth on the Reorganization Steps Schedule attached as Schedule A hereto (the “Reorganization Steps Schedule”) in the sequence set forth therein (the “Reorganization Transactions”), including (a) the merger of Legacy ONEOK with and into Falcon Merger Sub, L.L.C., an Oklahoma limited liability company (“Merger Sub”), with Merger Sub surviving such merger and being renamed “ONEOK, L.L.C.” (“OpCo”), and (b) the renaming of Falcon TopCo, Inc. as “ONEOK, Inc.”;

WHEREAS, following the consummation of the Reorganization Transactions and as of the Closing, the Contributor (as renamed) will directly own all of the issued and outstanding Interests of (a) the Company (the “Company Interests”) and (b) OpCo (the “Contributed Interests”);

WHEREAS, at the Closing, Investor desires to effect the Investor Contribution (as defined below) in exchange for the Company’s issuance to Investor of the Investor Interests (as defined below);

WHEREAS, at the Closing, the Contributor desires to effect the ONEOK Contribution (as defined below) in exchange for the issuance to the Contributor of the Contributor Interests;

WHEREAS, at the Closing, the Contributor and the Investor desire to enter into the JV Agreement;

WHEREAS, following the ONEOK Contribution:

(a)	the Contributor (as renamed) shall own the Contributor Interests, which shall constitute all of the Class A Units of the Company as of the Closing;

(b)	Investor shall own the Investor Interests, which shall constitute all of the Class B Units of the Company as of the Closing; and

(c)	the Company shall contribute nine billion dollars ($9,000,000,000) to OpCo as a capital contribution (the “OpCo Contribution”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“ACM” has the meaning set forth in Section 4.4(a).

“Action” means any claim, charge, demand, action, cause of action, inquiry, investigation, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Affiliate” means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) neither Investor nor its Affiliates shall be deemed to be an “Affiliate” of the Contributor or any of its Affiliates (including any member of the Company Group) by virtue of their ownership of Class B Units and (b) the Contributor and its Affiliates shall each be deemed to be an “Affiliate” of the Company. Notwithstanding the foregoing, no joint venture, partnership or other Person in which Contributor or any member of the Company Group holds a direct or indirect equity interest, but which is not a Controlled Subsidiary of Contributor or any member of the Company Group, shall be deemed an Affiliate of Contributor or any member of the Company Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Benefit Plan” means each employee compensation and/or benefit plan, program, policy, agreement or other arrangement, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, in each case, whether or not such plan is subject to ERISA, and any employee bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retention, employment, change of control or fringe benefit plan, program or agreement, other than a Multiemployer Plan, in each case that is (a) sponsored, maintained or contributed to by the Contributor for the benefit of any member of the Company Group or (b) sponsored, maintained or contributed to by any member of the Company Group, but excluding, in each case, any such plan, program or agreement required, sponsored or maintained by a Governmental Entity.

“Business” means the entire existing business and operations carried on by Legacy ONEOK and its Subsidiaries (which, following the Reorganization Transactions, will constitute the Company Group) as of the date hereof in the manner conducted as of the date hereof.

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“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas, Tulsa, Oklahoma or New York, New York.

“Class A Unit” has the meaning set forth in the JV Agreement.

“Class B Unit” has the meaning set forth in the JV Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Group” means, collectively, (a) the Company and (b) the Contributed Companies. For the avoidance of doubt, references to the “Company Group” as of the date hereof shall be deemed to refer to Legacy ONEOK and its Subsidiaries that will, following the consummation of the Reorganization Transactions, constitute the Company Group.

“Company Group Systems” has the meaning set forth in Section 3.16(b).

“Company Interests” has the meaning set forth in the recitals of this Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 20, 2026, by and between ONEOK, Inc. and Apollo Global Management, Inc.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or other Person.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation that is binding upon a Person or any of its property under applicable Law, including all amendments thereto, but excluding (a) Permits, (b) Easements, (c) Real Property Leases and (d) any instrument constituting chain of title to real property (including to any Owned Real Property).

“Contributed Companies” means, collectively, OpCo (as defined in the recitals) and its Subsidiaries.

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Contributor” has the meaning set forth in the preamble to this Agreement.

“Contributor Interests” has the meaning set forth in Section 2.1(b).

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“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 5.4(a).

“Disclosure Schedules” has the meaning set forth in Article III.

“Distribution” has the meaning set forth in the JV Agreement.

“Easements” means all easements, rights-of-way, servitudes, licenses, crossing rights and other similar non-possessory surface or sub surface rights, but excluding all (a) Real Property Leases and (b) Owned Real Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Encumbrance” means any lien, mortgage, pledge, charge, collateral assignment or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), any covenants, conditions, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing. Encumbrances arising under applicable Laws and the transfer restrictions on equity interests of the Company set forth in the JV Agreement shall not, however, constitute “Encumbrances” with respect to the Units to be issued in connection herewith.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership interests, membership interests or other equity interests in such Person, (b) any securities convertible into or exchangeable for any of the foregoing, (c) any rights, warrants or options to acquire any of the foregoing or (d) any other ownership interest of any kind in such Person.

“Environmental Law” means any Law relating to pollution, remediation of contamination, health and safety (solely as it relates to exposure to Hazardous Materials), or protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Solid Waste Disposal Act and Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 1251 et seq.) (solely as it relates to exposure to Hazardous Materials) and the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.).

“Equity Commitment Letter” has the meaning set forth in Section 4.4(a).

“Equity Financing” has the meaning set forth in Section 4.4(a).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Financial Statements” has the meaning set forth in Section 3.5(b).

“Fraud” means knowing and intentional actual common law fraud under the Laws of the State of Delaware in the making of any representation or warranty set forth in this Agreement or any other Transaction Document or certificate delivered in connection therewith; provided, that such knowing and intentional actual common law fraud may only be deemed to exist if, as of the date such representation or warranty is made, the Party against whom relief is sought had actual knowledge (as opposed to imputed or constructive knowledge) of the underlying breach of the representation or warranty and the express intention that the other Party would rely on such representation or warranty to its detriment. For the avoidance of doubt, “Fraud” does not include, and no claim may be made in relation to this Agreement or the transactions contemplated hereby for: (a) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or recklessness, any claim based on constructive knowledge, recklessness, negligent misrepresentation or omission or (b) any other fraud based claim or theory of liability other than knowing and intentional actual fraud. A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Contributor Representations” means, collectively, the representations and warranties set forth in (a) Section 3.1 (Organization and Qualification), (b) Section 3.2(a) (Capitalization), (c) Section 3.3 (Authority Relative to this Agreement), (d) Section 3.18 (Brokers) and (e) Section 3.22 (Activities of the Company).

“Fundamental Investor Representations” means, collectively, the representations and warranties set forth in (a) Section 4.1 (Organization and Qualification), (b) Section 4.2 (Authority Relative to this Agreement), (c) Section 4.4 (Financing), and (d) Section 4.5 (Brokers).

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time.

“Governmental Entity” means any multinational, national, federal, tribal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing, whether foreign or domestic.

“Hazardous Material” means any substance, material or waste that is listed, regulated or defined under or pursuant to any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including petroleum and its by-products, chemical substances, pesticides, pollutants, contaminants, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, radiation, toxic mold or other fungi, and urea formaldehyde insulation.

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“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including: (a) patents and applications therefor, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (b) Marks, together with all appurtenant goodwill, along with renewals thereof; (c) copyrights and copyrightable subject matter, whether or not registered or published, and registrations, recordations and applications for registration therefor (including copyrights in computer software) and reversions, extensions and renewals thereof; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data; (e) rights of publicity; (f) moral rights and rights of attribution and integrity; and (g) trade secrets.

“Intended Tax Treatment” has the meaning set forth in Section 6.2.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Investor Contribution” has the meaning set forth in Section 2.1(a).

“Investor Funds” has the meaning set forth in Section 4.4(a).

“Investor Interests” has the meaning set forth in Section 2.1(a).

“Investor Transaction Expenses” means the reasonable and documented out-of-pocket expenses incurred prior to the Closing by Investor and its Affiliates in connection with the Transactions to the extent paid by or on behalf of Investor (other than amounts paid by the Contributor) prior to the Closing.

“IRS” means the U.S. Internal Revenue Service and any successor agency thereto.

“JV Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, to be entered into at Closing, substantially in the form attached hereto as Exhibit A.

“Knowledge” means the actual knowledge (after due inquiry of direct reports with direct or supervisory responsibility for the subject matter) of the individuals set forth on Schedule 1.1-K of the Disclosure Schedules.

“Law” means any multi-national, national, federal, territorial, state or local, whether foreign or domestic, law (including common law), statute, treaty, regulation, ordinance, rule, Order, decree, approval, Permit, requirement or other governmental restriction, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

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“Legacy ONEOK” has the meaning set forth in the preamble to this Agreement.

“Leased Real Property” means all real property and interests in real property leased, subleased, licensed or otherwise occupied, whether as lessor, lessee, sublessor or sublessee or otherwise, pursuant to a Real Property Lease.

“Liability” means all debts, losses, liabilities, claims, suits, damages, expenses, Taxes, fines, indebtedness or other penalties, costs, royalties, proceedings, deficiencies, interest, expenditures or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein, or reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation), of any nature, whether known or unknown, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third-party claims.

“Marks” means fictitious business names, corporate names, trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, other sources of origin and applications for any of the foregoing.

“Material Adverse Effect” means an event, change, effect, development or occurrence that, individually, or in the aggregate together with all other events, changes, effects or developments, would reasonably be expected to have a material adverse effect on the business, financial condition or continuing results of operations of the Company Group, taken as a whole; provided, however, that, in no event would any event, change, effect, development or occurrence resulting from, relating to or arising out of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably likely be, a “Material Adverse Effect”:

(a) any changes or developments in the crude oil, natural gas and natural gas liquids gathering, compressing, treating, processing, fractionation and transportation industry generally;

(b) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids, or other commodities or for any of the Company Group’s raw material inputs and end products;

(c) the announcement, pendency or anticipated consummation of the Transactions (including the impact thereof on the relationships, contractual or otherwise, of ONEOK or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Transactions or any of the other transactions contemplated by this Agreement) (provided that, the exceptions set forth in this clause (c) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement);

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(d) any taking of any action at the express written request of, or the prior written approval or consent of, Investor;

(e) any adoption, implementation, promulgation, repeal, modification, supplementation, reinterpretation or proposal of any rule, regulation, ordinance, Order, treaty, protocol or any other Law of or by any Governmental Entity, or market administrator;

(f) any changes in GAAP or accounting standards or interpretations thereof;

(g) any changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world;

(h) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, weather and/or geographical condition, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, cyber-attack or national or international political or social conditions;

(i) any contagion event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto;

(j) any failure by the Company Group to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that, the exception in this clause (j) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition);

(k) any changes in the share price or trading volume of the debt or equity securities of Legacy ONEOK or OpCo (provided, that, the exception in this clause (k) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); or

(l) any worsening of any condition, event, change, effect, development or occurrence set forth in the foregoing clauses (a)-(k);

except, in each case, with respect to clauses (a)-(b) and clauses (e)-(i), to the extent disproportionately and adversely affecting the Company Group, taken as a whole, relative to other similarly situated companies in the industries in which the Company Group operates, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which the Company Group operates may be taken into account in determining whether there has been, or would reasonably likely be, a “Material Adverse Effect.”

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

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“Natural Gas Act” means the Natural Gas Act, 15 U.S.C. §§ 717-717W, as amended, and FERC’s implementing regulations thereunder.

“Natural Gas Policy Act” means the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, as amended, and FERC’s implementing regulations thereunder.

“ONEOK” means, following the consummation of the Reorganization Transactions, the Contributor (as renamed “ONEOK, Inc.”).

“ONEOK Contribution” has the meaning set forth in Section 2.1(b).

“ONEOK SEC Documents” has the meaning set forth in Section 3.5(a).

“OpCo” has the meaning set forth in the recitals to this Agreement.

“OpCo Contribution” has the meaning set forth in the recitals to this Agreement.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day ownership, operation, maintenance and/or development of the Business, consistent with the past practice of Legacy ONEOK and its Subsidiaries.

“Organizational Document” means any of the following, as applicable: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (e) any charter, bylaws or similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person; and (f) any amendment, side letter or binding interpretation of any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” means real property owned in fee simple.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates from or by a Governmental Entity.

“Permitted Encumbrances” means the following Encumbrances: (a) any Encumbrance for Taxes (i) that are not yet due and payable or due but not delinquent or (ii) if delinquent, the amount or validity which is being contested in good faith by appropriate proceedings by or on behalf of the Contributor and for which adequate reserves have been established in accordance with GAAP; (b) any Encumbrance in favor of vendors, carriers,

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warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrance arising by operation of law or in the Ordinary Course of Business; (c) any zoning, building code, land use, planning, entitlement or similar Law or regulation imposed by any Governmental Entity that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material assets of the Company Group; (d) any Encumbrance that will be discharged or released either prior to, or substantially simultaneous with, the Closing; (e) any Encumbrances created under Easements, Real Property Leases, real property conveyances or other instruments, or arising under Material Contracts, in each case, securing amounts or obligations (i) not yet due and payable or due but not delinquent or (ii) the amount or validity that is being contested in good faith by appropriate proceedings by the applicable member of the Company Group, in each case, (A) that (x) do not, individually or in the aggregate, materially detract from the value of or prevent the use or operations of any asset of the Company Group as currently operated or (y) would otherwise be acceptable by a reasonably prudent owner engaged in business comparable to the Business in the geographic area where the assets of the Company Group are located, and (B) for which adequate reserves have been established in accordance with GAAP; (f) rights of reassignment arising upon the expiration or final intention to abandon or release any assets of the Company Group excepting circumstances where those rights have already been triggered; (g) all applicable Laws and rights reserved to or vested in any Governmental Entity (i) to Control or regulate any of the assets of the Company Group in any manner, (ii) under the terms of any right, power, franchise, grant, license or Permit, or by any provision of Law permitting such Governmental Entity to terminate such right, power, franchise, grant, license or Permit, (iii) to purchase, condemn, expropriate or recapture, or to designate a purchaser of any material assets of the Company Group, (iv) to use the assets of the Company Group in a manner that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material assets of the Company Group or (v) to enforce any obligations or duties affecting the assets of the Company Group to any Governmental Entity with respect to any franchise, grant, license or Permit; (h) rights of any common owner as a tenant in common or through common ownership, so long as such rights do not, individually or in the aggregate, materially impair the current use and enjoyment of any material assets of the Company Group; (i) mortgage Encumbrances burdening the lessor’s (or, in the case of an Easement, the servient estate owner’s) interest in property covered by a Real Property Lease or Easement, as applicable, to the extent foreclosure proceedings have not been initiated with respect to such Encumbrances; (j) any Encumbrance, obligation, burden or defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession; (k) any lien or Encumbrance created under the Organizational Documents of the Company Group; (l) any other liens, charges, Encumbrances or irregularities that do not, individually or in the aggregate, materially detract from the value of or prevent or adversely affect the use or operations of any material assets of the Company Group as currently used or operated; and (m) any Encumbrance expressly disclosed in the Financial Statements.

“Permitted Securities Encumbrances” means liens or Encumbrances (a) expressly created pursuant to this Agreement, (b) set forth in the Organizational Documents applicable to the relevant Interests or (c) arising from restrictions on the sale of securities under securities Laws.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

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“PHMSA” means the Pipeline and Hazardous Materials Safety Administration, or its successor.

“Real Property Leases” means any leases, subleases, licenses, surface leases, surface use agreements and other agreements or instruments pursuant to which a Person is the lessor, lessee, sublessor, sublessee, licensor or licensee of, or otherwise creating a leasehold estate in, real property, but excluding any (a) Easements and (b) Owned Real Property.

“Reference Date” means June 30, 2026.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remedies Exception” has the meaning set forth in Section 3.3.

“Reorganization Steps Schedule” has the meaning set forth in the recitals to this Agreement.

“Reorganization Transactions” has the meaning set forth in the recitals to this Agreement.

“Representatives” means, with respect to any Person, its Affiliates and its and their respective officers, directors, managers, employees, members, stockholders, partners, capital providers, attorneys, investment bankers, accountants, consultants and other agents, advisors and representatives.

“Securities Act” means the U.S. Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, no joint venture, partnership or other Person in which Contributor or any member of the Company Group holds a direct or indirect equity interest, but which is not a wholly owned subsidiary of Contributor or any member of the Company Group, shall be deemed a Subsidiary of Contributor or any member of the Company Group.

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“Tax” means any tax, impost, levy or other assessment in the nature of a tax imposed by any U.S. federal, state, local or foreign Governmental Entity, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, estimated, ad valorem, excise, customs duties, value added, estimated, stamp, alternative or add-on minimum, environmental, premium, inventory, foreign or domestic withholding tax, and any other tax, together with all interest, fines, penalties, additions to tax or additional amounts imposed with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the determination, assessment, audit, regulation, administration, imposition and/or collection of any Tax or the regulation, enforcement or interpretation of any Law relating to Taxes.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the JV Agreement and (c) any other agreements entered into in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Tax” means any sales, use, transfer, documentary, stamp, value added, real property transfer or other similar Tax imposed on or payable in connection with this Agreement and the Transactions contemplated hereby.

“Unit” has the meaning set forth in the JV Agreement.

“Willful Breach” means a material breach of any of a Party’s covenants or agreements under this Agreement that is the consequence of an act or omission by such Party intentionally taken (or omitted to be taken) with the actual knowledge that the taking of such act or failure to take such action constitutes a material breach of such obligations.

1.2 Interpretation; Absence of Presumption. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. If a word or phrase is defined, its other grammatical forms have a

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corresponding meaning and a defined term has its defined meaning throughout this Agreement and each Exhibit or schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. All references to “$” shall be deemed references to U.S. dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” The words “shall” and “will” have equal meaning, force and effect and connote an obligation and an imperative, rather than a futurity. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time prior to the date of this Agreement in accordance with the terms thereof, and if applicable hereof; provided that the foregoing shall not apply in respect of the Disclosure Schedules except to the extent made available to Investor. Reference to any law or regulation means such law or regulation as amended or otherwise modified from time to time, and reference to particular provisions of any law or regulation include a reference to the corresponding provisions of any succeeding law or regulation promulgated thereunder. Reference to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, in any jurisdiction shall include any successor to such entity. The use of the words “or,” “either” and “any” shall not be exclusive. The phrase “to the extent” means the degree to which the subject or matter thereof extends or applies and such phrase does not mean simply “if.” The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict, unless explicitly noted to the contrary. The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means such information or documents that have been (a) physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of any Contributor or any of its Affiliates (including the Company Group) or (b) filed with the Commission via the Electronic Data Gathering, Analysis, and Retrieval system (or any successor electronic delivery procedure), in each case, no later than 5:00 p.m. New York, New York time on the Business Day immediately preceding the date hereof.

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ARTICLE II

THE TRANSACTIONS

2.1 Closing Transactions. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) Investor shall contribute, or shall cause to be contributed, to the Company cash in immediately available funds equal to $9,000,000,000 (the “Investor Contribution”), and the Company shall accept the Investor Contribution, and in exchange for the Investor Contribution, the Company shall issue to Investor, and Investor shall accept, 900,000,000 Class B Units (the “Investor Interests”), free and clear of all Encumbrances (other than Permitted Securities Encumbrances or Encumbrances created by Investor or any of its Affiliates).

(b) Immediately following the consummation of the transactions contemplated by Section 2.1(a), (A) the Contributor shall contribute all of the Contributed Interests to the Company, (B) the Company shall accept as a contribution all of the Contributed Interests (clauses (A) and (B), together, the “ONEOK Contribution”), and (C) the Company shall issue to the Contributor, and the Contributor shall accept, 6,023,076,923 Class A Units (the “Contributor Interests”), free and clear of all Encumbrances (other than Permitted Securities Encumbrances or Encumbrances created by the Contributor or any of its Affiliates).

(c) Immediately following the consummation of the transactions contemplated by Section 2.1(b), the Company shall effect the OpCo Contribution.

2.2 Closing. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of signature pages by email, at 10:00 a.m. Eastern Time, on the later of (a) the first (1st) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law) and (b) September 10, 2026, or at such other place, time or date as may be mutually agreed upon in writing by the Contributor and Investor (the “Closing Date”).

2.3 Deliveries at Closing. At or prior to the Closing:

(a) The Contributor shall (or shall cause its applicable Affiliates to):

(i) deliver to the Company a certificate, dated as of the Closing Date and signed on behalf of the Contributor by an executive officer of the Contributor, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied; and

(ii) deliver to the Company a counterpart, duly executed by ONEOK and the Company, of the JV Agreement.

(b) Investor shall:

(i) contribute or cause to be contributed to the Company, by wire transfer to an account or accounts designated by the Company in writing prior to the Closing, the Investor Contribution in immediately available funds;

(ii) deliver to the Company a certificate, dated as of the Closing Date and signed on behalf of Investor by a duly authorized officer of Investor’s administrator manager, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

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(iii) deliver to the Company a counterpart, duly executed by Investor, of the JV Agreement; and

(iv) deliver to the Company a properly completed and duly executed IRS Form W-9 of Investor.

2.4 Use of Proceeds. The Contributor shall, and shall cause each of the Company and OpCo and their respective Subsidiaries, as applicable, to use commercially reasonable efforts to use the Investor Contribution as set forth on Schedule B. Without limiting the foregoing, the Contributor shall, and shall cause the Company and the applicable members of the Company Group to, repay, redeem, repurchase or otherwise retire at least $5,000,000,000 aggregate principal amount of outstanding indebtedness of OpCo or its applicable Subsidiaries within 180 days following the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR AND LEGACY ONEOK

Except as set forth in the disclosure schedules delivered to Investor by the Contributor concurrently with the execution of this Agreement (the “Disclosure Schedules”) (provided, that, disclosure in any section of the Disclosure Schedules shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent on its face), the Contributor and Legacy ONEOK, jointly and severally, represent and warrant to Investor as follows as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, in which case, such earlier date):

3.1 Organization and Qualification(a) . The Contributor and each member of the Company Group is (a) duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization and (b) is qualified to do business in each jurisdiction where the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept is legally recognized) has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Contributor and each member of the Company Group has all requisite organizational power and authority to carry on its businesses (including the Business) as now being conducted.

3.2 Capitalization.

(a) Schedule 3.2(a) of the Disclosure Schedules sets forth, with respect to each member of the Company Group as of immediately following the Reorganization Transactions, (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) the equity securities issued by each such member of the Company Group and the holder(s) thereof. The Contributed Interests, if and when contributed to the Company in accordance with the terms hereof, will be acquired by the Company free and clear of all Encumbrances (other than Permitted Securities Encumbrances), and the Company will acquire good and valid title to the Contributed Interests.

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(b) Except as set forth on Schedule 3.2(b) of the Disclosure Schedules or as set forth in the Organizational Documents of the members of the Company Group, (i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any member of the Company Group is a party, or that are binding upon the Contributor relating to the Contributed Interests or the Company Interests, or (other than the Transaction Documents) obligating the Contributor to issue or sell any Contributed Interests or Company Interests; (ii) there are no outstanding or authorized phantom equity rights, other rights to acquire Contributed Interests or Company Interests, profits interests or similar rights with respect to the Contributed Interests and Company Interests; (iii) there are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the Contributed Interests or Company Interests; (iv) no member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any of the Contributed Interests or Company Interests; and (v) no member of the Company Group has an obligation to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c) Except as set forth on Schedule 3.2(c) of the Disclosure Schedules, neither the Company nor any member of the Company Group (i) owns any Equity Securities in any Person that is not a Contributed Company (other than Equity Securities held in joint ventures), (ii) has granted to any Person rights to acquire any Equity Securities of any member of the Company Group or (iii) has, directly or indirectly, created, granted, issued or otherwise exchanged any Equity Securities or created, granted or entered into any other contractual rights or arrangements, in each case, that (A) have a liquidation preference or any rights senior to or on par with the Class B Units, (B) require the Company to pay Distributions that will have priority to or parity with Distributions payable on the Class B Units (other than Class A Units issued in accordance with this Agreement) or (C) have or provide for rights to dividends or distributions that would reduce the amount of distributions otherwise payable in respect of the Class B Units pursuant to the JV Agreement.

(d) All of the Contributed Interests have been duly authorized and validly issued.

(e) The Investor Interests, when issued and delivered to Investor at the Closing against payment of the Investor Contribution in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), will be free and clear of all Encumbrances (other than Permitted Securities Encumbrances or Encumbrances created by Investor or any of its Affiliates) and will not have been issued in violation of, and will not be subject to, any preemptive, subscription, purchase or similar rights of any Person.

3.3 Authority Relative to this Agreement. Each of the Contributor and Legacy ONEOK has all necessary organizational power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement and the other Transaction Documents, and, as of the execution of such other Transaction Documents to which it is a party, to consummate the Transactions, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable, and no other organizational action on the part of the Contributor or Legacy ONEOK is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions. This Agreement has been, and each other Transaction Document when executed will be, duly and

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validly executed and delivered by the Contributor or Legacy ONEOK, as applicable, and, assuming the due authorization, execution and delivery by the other Parties of this Agreement and the other Transaction Documents to which such Person is party, constitutes (or in the case of the other Transaction Documents will constitute) a valid, legal and binding agreement of such Person, enforceable against such Person in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law) (the “Remedies Exception”).

3.4 Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of (a) the Contributor for the execution and delivery by the Contributor of this Agreement or the other Transaction Documents to which it is party and (b) any member of the Company Group for the execution and delivery by each such Person of each Transaction Document to which it is party, and in each case of clauses (a) and (b), the performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions (including, for the avoidance of doubt, the Reorganization Transactions), except, in each case of clauses (a) and (b), (i) as listed on Schedule 3.4 of the Disclosure Schedules; or (ii) any such filing, notice, license, registration, approval, consent, authorization or Permit, the failure to make or obtain has not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole. Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or the other Transaction Documents, by the Contributor or such member of the Company Group nor the consummation by any such Person of the Transactions (including, for the avoidance of doubt, the Reorganization Transactions), as applicable, will (A) conflict with or result in any breach or violation of any provision of the Organizational Documents of the Contributor or such member of the Company Group, (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default or any right of termination, amendment, cancellation or acceleration (or give rise to the creation of any Encumbrance, except for Permitted Encumbrances or Permitted Securities Encumbrances) under, any of the terms, conditions or provisions of any Material Contract or (C) violate any Law applicable to the Contributor or such member of the Company Group, or any of their respective property or assets, except in the case of each of clauses (B) through (C), for breaches or violations that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole.

3.5 Reports and Financial Statements; Internal Controls; Absence of Undisclosed Liabilities.

(a) Legacy ONEOK has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Commission since January 1, 2025 (all such documents and reports filed or furnished by Legacy ONEOK, the “ONEOK SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the ONEOK SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and the Securities Act, as the case may be, and none of the ONEOK SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the ONEOK SEC Documents as of a later date (but before the date of this representation) will be deemed to modify information as of an earlier date.

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(b) The consolidated financial statements (including all related notes and schedules) of Legacy ONEOK included in the ONEOK SEC Documents (the “Financial Statements”) fairly present in all material respects the consolidated financial position of Legacy ONEOK and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the Commission) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Neither ONEOK, Legacy ONEOK nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among ONEOK, Legacy ONEOK and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Commission)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, ONEOK or Legacy ONEOK in the financial statements of ONEOK or Legacy ONEOK or any ONEOK SEC Documents.

(d) Legacy ONEOK has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Legacy ONEOK in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the management of Legacy ONEOK as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Management of Legacy ONEOK completed an assessment of the effectiveness of Legacy ONEOK’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective. Based on the most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Legacy ONEOK has disclosed to Legacy ONEOK’s auditors and the audit committee of the board of directors of Legacy ONEOK (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Legacy ONEOK’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Legacy ONEOK’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Investor prior to the date hereof.

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(e) Except as set forth on Schedule 3.5(e) of the Disclosure Schedules, there are no Liabilities of the Company Group or the Business, of any nature, whether or not accrued, contingent or otherwise, other than those that (i) are adequately reflected and specifically reserved against in the Financial Statements, (ii) have been incurred in the Ordinary Course of Business since the Reference Date (other than liabilities for breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matters, misappropriation, or that relates to any cause of action, claim or lawsuit), (iii) are permitted or contemplated by this Agreement, (iv) will be discharged or paid off prior to or at the Closing, (v) are in respect of, or incurred pursuant to, the Reorganization Transactions or (vi) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 No Material Adverse Effect. Since the Reference Date, there has not occurred a Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, as required or expressly contemplated by this Agreement, or in connection with or pursuant to the Reorganization Transactions, since the Reference Date, the Business has been conducted in the Ordinary Course of Business.

3.8 Litigation. Except as set forth on Schedule 3.8 of the Disclosure Schedules, there are, and for the last three years, there have been, no (a) Action pending, or to the Knowledge of the Contributor, threatened against the Contributor or any member of the Company Group, (b) investigation against the Contributor or any member of the Company Group, and (c) Orders against the Contributor or any member of the Company Group or the Business, except, in each of the foregoing clauses (a) through (c), as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

3.9 Permits; Compliance with Law.

(a) The Company Group has obtained, maintained and, for the last three years, complied with all Permits that are required for the operation of the Business, and for the development, ownership or use of the Company Group’s assets or properties, except where the failure to obtain, maintain or comply with such Permits has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Business. Neither the Contributor nor any member of the Company Group is in material default or violation of any term, condition or provision of any Permit material to the Business. The Permits that are required for the operation of the Business are valid and in full force and effect, and the Contributor and the Company Group are, and for the past three years have been, in compliance with all obligations under such Permits, except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business. There is no condition that with notice or lapse of time or both would constitute a default of any term, condition or provision of any Permits to which such Person is a party, except as has not been in the past three (3) years or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except as has not been in the past three (3) years or would not reasonably be expected to be, individually or in the

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aggregate, material and adverse to the Business, (i) neither the Contributor nor any member of the Company Group has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Permit and (ii) with respect to any Permit that is due to expire within the next three years following the date hereof, to the Knowledge of the Contributor, there exist no circumstances as of the date hereof that would reasonably be expected to result in the non-renewal of such Permits.

(b) Each member of the Company Group is, and for the last three years has been, in compliance in all material respects with all Laws applicable to the Business. Except as set forth on Schedule 3.9(b) or as would not reasonably be expected to be, individually or in the aggregate, material to the Business, each member of the Company Group has not, in the last three years, received written notice from a Governmental Entity alleging a violation of Law applicable to such member of the Company Group, the subject of which is unresolved.

3.10 Employee Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Benefit Plan has been maintained, operated and administered in compliance with all applicable Laws and the terms of such Benefit Plan, (ii) all contributions or premiums required to be paid by any member of the Company Group to any Benefit Plan have been timely made or accrued, (iii) there is no pending, or, to the Knowledge of the Contributor, threatened in writing, Action relating to the Benefit Plans, except for routine claims for benefits, and (iv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will (A) entitle any current or former employee or other individual service provider of the Company Group to any compensation or benefit, including forgiveness of any loan, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or other individual service provider of the Company Group or trigger any other obligation under any Benefit Plan, or (C) result in any breach or violation of or default under or limit Contributor’s or any member of the Company Group’s right to amend, modify or terminate any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any current or former employee or other individual service provider of the Company Group.

3.11 Employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Contributor and the Company Group are in compliance with all applicable Laws relating to employment and employment practices and there are no claims or proceedings pending or threatened against Contributor or any member of the Company Group relating to such applicable Laws, (ii) except with respect to employees covered by a collective bargaining agreement that is in place as of the date of this Agreement, there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize any employee or group of employees of the Company Group and no demand for recognition has been made by, or on behalf of, any labor union with respect to any employee or group of employees of the Company Group, and (iii) with respect to the employees of the Company Group, there is no pending or ongoing strike, lockout or work stoppage and, to the Knowledge of the Contributor, no such strike, lockout or work stoppage has been threatened in writing.

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3.12 Real Property.

(a) Except as has not been in the past three (3) years, or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole: (i) the Company Group has good and fee simple title to all Owned Real Property used or held for use by the Business, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) the Company Group has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b) Each Real Property Lease that is material to the Business is, or as of Closing will be, owned by a member of the Company Group, and is in full force and effect and is a valid and binding obligation of the applicable member of the Company Group or any Affiliate thereof who is a party thereto, and, to the Knowledge of the Contributor, as to any other party thereto. Except as has not been in the past three (3) years, or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole: (i) there is no breach or default under any such Real Property Lease by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributor, any other party thereto; (ii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default, or give rise to a right to terminate, under any such Real Property Lease by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributor, any other party thereto; (iii) neither the Contributor nor any member of the Company Group has received any written notice that any counterparty to any such Real Property Lease intends to terminate such agreement, which notice remains unresolved; (iv) neither the Contributor nor the Company Group has received any written notice from any Person that the use and occupancy of any such Leased Real Property, as currently used or occupied, violates any applicable Laws; and (v) each member of the Company Group or any Affiliate thereof that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under any such Real Property Lease has a valid and enforceable leasehold interest in such Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) Each Easement that is material to the Business is, or as of Closing will be, owned by a member of the Company Group, and is in full force and effect and is a valid and binding obligation of the applicable member of the Company Group or any Affiliate thereof who is a party thereto, and, to the Knowledge of the Contributor, as to any other party thereto. Except as has not been in the past three (3) years, or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole: (i) there is no breach or default under any such Easement by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributor, any other party thereto; (ii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default, or give rise to a right to terminate, under any such Easement by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributor, any other party thereto; (iii) none of any of the Contributor or any member of the Company Group has received any written notice that any counterparty to any such Easement intends to terminate such agreement, which notice remains unresolved; (iv) none of the

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Contributor or member of the Company Group has received any written notice from any Person that the use of any such Easement, as currently used, violates any applicable Laws; and (v) each member of the Company Group or any Affiliate thereof that holds any such Easement has a valid and enforceable dominant non-possessory interest to use the servient estate burdened by such Easement, free and clear of all Encumbrances, except for Permitted Encumbrances.

(d) Neither the Contributor nor any member of the Company Group has received any unresolved written notice of any pending or threatened condemnation or eminent domain proceedings with respect to any Owned Real Property, Leased Real Property or property burdened by any Easements, in each case, that has been, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole.

3.13 Environmental Matters. Except as set forth in Schedule 3.13 of the Disclosure Schedules, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no member of the Company Group is in violation of or has, in the last three years, violated any applicable Environmental Laws; (ii) none of the Contributor, with respect to the Business, nor any member of the Company Group is subject to any outstanding Order with any Governmental Entity or other Person arising under Environmental Law, and none of the Contributor nor any member of the Company Group has received any unresolved written notice relating to any actual or alleged violation of, or Liability under, Environmental Laws in each case, in connection with the ownership or use of the Company Group’s assets or properties or the conduct of the business of any Company Group member; (iii) there are no pending or, to the Knowledge of the Contributor, threatened Actions pursuant to any Environmental Law; (iv) each member of the Company Group has obtained, maintained and, for the last three (3) years, complied with all Permits required under applicable Environmental Law for the development, ownership or use of the Company Group’s assets or properties or the conduct of the business of any Company Group member; (v) no member of the Company Group has Released any Hazardous Material in a manner that could result in any member of the Company Group incurring Liability under Environmental Law; (vi) there are no Hazardous Materials present at any property currently or, to the Knowledge of the Contributor, formerly owned, leased or operated by any member of the Company Group, at concentrations or in locations that could result in any member of the Company Group incurring Liability under Environmental Law; and (vii) no member of the Company Group has expressly assumed by Contract any Liability of any other Person pursuant to Environmental Law that remains unresolved.

3.14 Taxes. Except as set forth on Schedule 3.14:

(a) All material Tax Returns required to be filed by any member of the Company Group or with respect to any assets of the Company Group have been duly and timely filed (taking into account valid extensions) with the appropriate Tax Authorities and each such Tax Return was correct and complete in all material respects.

(b) All material Taxes required to have been paid by any member of the Company Group or with respect to any assets of the Company Group (whether or not shown on a Tax Return) have been timely paid.

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(c) There is no Tax Proceeding pending, being conducted or threatened in writing against any member of the Company Group with respect to any material Taxes.

(d) Each member of the Company Group has complied in all material respects with all applicable Laws relating to the withholding of material Taxes.

(e) There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the material assets of any member of the Company Group.

(f) No material deficiencies or adjustments for Taxes against any member of the Company Group have been claimed, proposed or assessed in writing by any Tax Authority, except for any deficiencies or adjustments that have been settled or withdrawn, and no waiver of any statute of limitations in respect of material Taxes or material Tax Returns or extension of time with respect to a material Tax assessment or deficiency has been agreed to by any member of the Company Group (other than pursuant to extensions of time to file Tax Returns).

(g) No member of the Company Group is party to any Tax sharing, allocation, indemnity or similar agreement (other than (i) any commercial Contracts (such as a loan, a lease, or any formation document) the primary purpose of which is not related to Taxes or (ii) any such agreement solely between or among members of the Company Group) or arrangement pursuant to which such member will have any obligation after the Closing.

(h) No member of the Company Group has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) During the past three years, no Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns has indicated in writing that such member of the Company Group is subject to taxation by that jurisdiction which claim has not been satisfied, settled, withdrawn or otherwise resolved.

(j) No member of the Company Group has (i) been a member of a group filing a consolidated, combined, unitary or similar Tax Return or any similar group for U.S. federal, state, local or foreign Tax Law purposes (other than a group the common parent of which was Legacy ONEOK or OpCo) or (ii) any liability for the Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor under Law.

(k) All material sales, use and value added Taxes required to be collected by or on behalf of any member of the Company Group have been duly collected and timely remitted to the appropriate Tax Authority, and properly completed material exemption certificates or other documentation required to support any material claimed exemption from such Taxes have been obtained and retained by the applicable member of the Company Group.

(l) No member of the Company Group is subject to any private letter ruling, technical advice memorandum or similar ruling of the IRS or any comparable ruling of any other Tax Authority, and no member of the Company Group has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any other binding written agreement relating to Taxes with any Tax Authority.

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(m) For U.S. federal income tax purposes, (i) after the consummation of the Reorganization Transactions, each of the Contributed Companies is treated as either a disregarded entity or partnership and (ii) prior to the Closing Date, the Company will have been treated as a disregarded entity since its formation.

(n) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the Ordinary Course of Business, or (v) the Reorganization Transactions.

(o) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(p) The Reorganization Transactions have not resulted in, and would not reasonably be expected to result in, any material Tax liability to any member of the Company Group.

3.15 Material Contracts.

(a) As of the date of this Agreement, each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission) to which Contributor or any member of the Company Group is a party or by which Contributor or any member of the Company Group is bound as of the date hereof has been filed as an exhibit to the ONEOK SEC Documents (the “Material Contracts”).

(b) True, correct and complete copies of each Material Contract (in each case including all amendments and supplements thereto) have been made available to Investor. Each Material Contract is a legal, valid and binding obligation of a member of the Company Group, as applicable, and, to the Knowledge of the Contributor, of each counterparty thereto, and is in full force and effect except for such failures to be valid, binding or in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither any member of the Company Group, on the one hand, nor, to the Knowledge of the Contributor, any other party to a Material Contract, on the other hand, is in default under any Material Contract to which it is a party, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, (i) there are no disputes pending or, to the Knowledge of the

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Contributor, threatened, and (ii) neither any member of the Company Group nor the Contributor has received any notice of any intention to terminate prior to its expiration or intention not to renew any Material Contract since the Reference Date other than in the Ordinary Course of Business, except, in each case of clauses (i) and (ii), that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Group owns, or is licensed or otherwise possesses valid rights to use, free and clear of Encumbrances other than Permitted Encumbrances, all Intellectual Property used in or necessary for the operation of the Business as currently conducted (collectively, the “ONEOK Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are, and for the last three years, there have been, no pending or, to the Knowledge of the Contributor, threatened claims by any person alleging infringement, misappropriation or other violation by the Contributor or any member of the Company Group of any intellectual property rights of any person, (ii) the conduct of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property of any person, (iii) neither the Contributor nor any member of the Company Group has made any claim of a violation, infringement or misappropriation by others of the Contributor’s or any member of the Company Group’s rights to or in connection with the ONEOK Intellectual Property, and (iv) to the Knowledge of the Contributor, no person is infringing, misappropriating or otherwise violating any ONEOK Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the information technology and operational technology systems, including computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the operation of the Business as currently conducted (the “Company Group Systems”) (i) are reasonably sufficient for the conduct of the Business as currently conducted; and (ii) have not suffered any material error, breakdown, failure, or security breach in the last three years that has caused disruption or damage to the operation of the Business that was reported or potentially reportable to any Governmental Entity.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Group is, and has been during the prior three years, in compliance with all applicable Laws pertaining to data protection or information privacy and security and (ii) in the prior three years the Company Group has not been legally required to provide any notices to Governmental Entity or other Persons in connection with a data security breach, nor has the Company Group provided any such notice.

3.17 Intercompany Arrangements. Except for (a) this Agreement, (b) any arrangements, understandings or Contracts entered into in furtherance of the Reorganization Transactions, (c) any arrangements, understandings or Contracts set forth on Schedule 3.17 of the Disclosure Schedules, or (d) as set forth in the ONEOK SEC Documents filed through and including the date of this Agreement, there have been no transactions, agreements, arrangements or understandings to which the Contributor or any member of the Company Group was or is a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the Commission.

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3.18 Brokers. Except as set forth in Schedule 3.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Contributor or the Company Group.

3.19 Title to Personal Property. Except as has not been in the past three (3) years, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, each Contributed Company has good and marketable title to or, in the case of leased property (other than Real Property Leases, which are addressed in Section 3.12(b)), has valid leasehold interests in all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) used by the Contributed Companies in, or otherwise necessary for, the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances and such tangible personal property is sufficient for the conduct of the Business as currently conducted in the Ordinary Course of Business.

3.20 Insurance. Except as has not been in the past three (3) years, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, the Company Group maintains insurance in such amounts and against such risks as the applicable member of the Company Group reasonably has determined to be prudent, taking into account the industries in which such member of the Company Group operates, and are sufficient to comply with applicable Law and such member’s contractual obligations. All insurance policies of the Company Group are in full force and effect and there are no material claims pending as of the Closing Date under any of such policies where underwriters have disclaimed coverage under such policy (other than customary reservations of rights). The Company Group is in compliance in all material respects with the terms of its insurance policies.

3.21 Regulatory Status.

(a) Neither the Contributor nor any member of the Company Group is, or is expected to become, (i) a holding company, a gas utility company, an electric utility company, or a public-utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder or (ii) a public utility under the Federal Power Act, 16 U.S.C. §§ 791a-825r and the regulations promulgated by the FERC thereunder.

(b) Except as set forth in Schedule 3.21(b) of the Disclosure Schedules, the Contributor and each member of the Company Group is and during the three (3) years preceding the date hereof has been in material compliance with the applicable provisions of the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by the FERC thereunder, the Natural Gas Policy Act, and the Natural Gas Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all filings required to be made by the Contributor or any member of the Company Group during the three (3) years preceding the date hereof with the FERC, the PHMSA, the Department

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of Energy, the Federal Communications Commission, or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

(c) Except as set forth in Schedule 3.21(c) of the Disclosure Schedules, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither Contributor nor any member of the Company Group is subject to any outstanding Order with any Governmental Entity or other Person, and none of Contributor nor any member of the Company Group has received an unresolved notice relating to any actual or alleged violation of, or material Liability under, applicable FERC, PHMSA or state public utility commission Law, in each case, in connection with the ownership and operation of the Company Group’s assets and properties and the conduct of its Business as currently operated and (ii) there are no pending or, to the Knowledge of the Contributor, threatened Actions pursuant to applicable FERC, PHMSA or state public utility commission Law.

3.22 Activities of the Company. The Company was organized for the sole purpose of entering into this Agreement and consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the Transactions.

3.23 Reorganization Transactions. The Reorganization Transactions have been duly authorized in accordance with all applicable Laws and the Organizational Documents of each Person party thereto. The Contributor has made available to Investor true, correct and complete copies of all definitive documentation to be executed in connection with the Reorganization Transactions in substantially final form. As of the consummation of the Reorganization Transactions, no Consents required in connection with the authorization of the Reorganization Transactions shall be outstanding except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Following the Reorganization Transactions, ONEOK shall be the successor issuer to Legacy ONEOK for purposes of Rule 12g-3 under the Exchange Act.

3.24 Ownership of the Operating Assets. As of immediately following the Closing, OpCo and its Subsidiaries will own, directly or indirectly, substantially all of the operating assets of the Contributor and its Subsidiaries, and the assets owned, leased or licensed by the members of the Company Group will be sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing.

3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Investor and the Company acknowledge that neither the Contributor, Legacy ONEOK nor any other Person on behalf of the Contributor or Legacy ONEOK has made, and neither Investor nor the Company has relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to the Business, the Contributor, Legacy ONEOK or any member of the Company Group, or their respective

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businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to Investor or the Company by or on behalf of the Contributor or Legacy ONEOK, and each of the Contributor and Legacy ONEOK hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither the Contributor, Legacy ONEOK nor any other Person on behalf of the Contributor or Legacy ONEOK has made any representations or warranty to Investor, the Company or any of their respective Affiliates or Representatives with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to the Business (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article III, any oral or written information presented to Investor, the Company or any of their respective Affiliates or Representatives in the course of their due diligence of the Business, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company and the Contributor as follows as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, in which case, such earlier date):

4.1 Organization and Qualification. Investor (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement and (c) is duly qualified to transact business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business as conducted on the date hereof makes such qualification necessary, except, with respect to this clause (c), for failures to be so qualified or in good standing that would not reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or to consummate the Transactions. All requisite limited liability company power and authority taken or to be taken by Investor in connection with this Agreement has been duly authorized.

4.2 Authority Relative to this Agreement. Investor has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents by Investor, its performance of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly authorized by all necessary power and authority on the part of Investor. This Agreement and the other Transaction Documents have been duly executed and delivered by Investor and, assuming due authorization, execution and delivery by the other Parties, constitute valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms and conditions, except as such enforceability may be limited by the Remedies Exception.

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4.3 Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of Investor for the execution and delivery by Investor of this Agreement and the other Transaction Documents, the performance of its obligations hereunder, and the consummation of the Transactions. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Investor (nor the consummation by Investor of the Transactions), as applicable, will (a) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar Organizational Documents) of Investor or any of its Subsidiaries, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Encumbrance, except for Permitted Encumbrances, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Investor or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any Law applicable to Investor or any of its Subsidiaries or any of their respective properties or assets, except in the case of each of clauses (a) through (c), for breaches, violations or infringements that would not reasonably be expected to (i) prevent, hinder or materially delay any of the Transactions or (ii) materially impair the ability of Investor to perform its obligations under this Agreement and the other Transaction Documents.

4.4 Financing.

(a) Investor has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement (as amended from time to time after the date of this Agreement, the “Equity Commitment Letter”) pursuant to which Apollo Capital Management, L.P. (“ACM”), on behalf of the funds, accounts, or entities controlled, managed or advised by affiliates of ACM (the “Investor Funds”), has agreed, subject to the terms and conditions thereof, to cause the Investor Funds to fund the cash amounts set forth therein. The amounts ACM has agreed to cause the Investor Funds to fund pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Equity Financing.” The aggregate proceeds of the Equity Financing are sufficient to fund the full amount of the Investor Contribution and all fees, costs and expenses required to be paid by Investor in connection with the Transactions.

(b) Except as expressly set forth in the copy of the Equity Commitment Letter delivered to the Company pursuant to Section 4.4(a), there are no conditions precedent to the obligations of ACM to cause the Investor Funds to fund the full amount of the Equity Financing or contractual contingencies or other provisions under any agreement (including any side letters) relating to the Equity Financing. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date hereof, Investor does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Equity Commitment Letter at the time it is required to consummate the Closing hereunder, nor does Investor have knowledge, as of the date of this Agreement, that ACM or any of the Investor Funds will not perform their respective funding obligations under the Equity Commitment Letter in accordance with its terms and conditions.

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(c) As of the date of this Agreement, the Equity Commitment Letter is valid, binding and in full force and effect (except to the extent enforcement may be limited by the Remedies Exception) against all parties thereto. As of the date hereof, (i) the Equity Commitment Letter has not been modified, amended, waived, supplemented or altered and (ii) none of the commitments under the Equity Commitment Letter have been terminated, withdrawn or rescinded. As of the date hereof, there are no other agreements, side letters or arrangements contemplated or in effect in respect of the Equity Financing, other than those referenced in or contemplated by the Equity Commitment Letter. As of the date hereof, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would, or would reasonably be expected to, (1) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate or would be expected to cause the Equity Commitment Letter to be ineffective, (2) constitute a default or breach on the part of Investor or any of its Affiliates or, to the knowledge of Investor, any other party thereto, under any term or condition of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable, (3) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Equity Commitment Letter or (4) otherwise result in any portion of the Equity Financing not being available. As of the date hereof, neither ACM nor any Investor Fund has notified Investor of its intention to terminate the Equity Commitment Letter, or not to provide any portion of the Equity Financing. Notwithstanding this Section 4.4 or any other provision of this Agreement, Investor affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement (including consummating the Investor Contribution) that Investor obtains financing for or related to any of the Transactions (including receipt of all or any portion of the proceeds of the Equity Financing).

4.5 Brokers. No fees or commissions are or will be payable by Investor to brokers, finders or investment bankers with respect to the issuance of any of the Investor Interests by the Company to Investor or the consummation of the other Transactions, in each case, for which the Contributor may be liable.

4.6 Acquisition of Interests for Investment. Investor has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its acquisition of the Investor Interests and is capable of such evaluation. Investor confirms that the Contributor has made available to Investor and Investor’s agents and Representatives the opportunity to ask questions of the officers and management and employees of Contributor and its Affiliates as well as access to the documents, information and records of the Contributor and to acquire additional information about the business and financial condition of the Business, and Investor confirms that it has made an independent investigation, analysis and evaluation of the Company Group and its properties, assets, business, financial condition, prospects, documents, information and records. Investor is not acquiring the Investor Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Investor (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Investor Interests; (c) acknowledges that the Investor Interests have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities law, and the Contributor is under no obligation to file a registration statement with the Commission with respect to the Investor Interests in connection with the Transactions or after the Closing; and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Interests.

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4.7 Litigation. There are no Actions pending or, to the knowledge of Investor, threatened by or against Investor, or to which Investor is otherwise a party before any Governmental Entity, that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or to consummate the Transactions. Investor is not subject to any Order of any Governmental Entity except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or to consummate the Transactions.

4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Contributor and the Company acknowledge that neither Investor nor any other Person on behalf of Investor has made, and the Contributor and the Company have not relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to Investor, its Affiliates or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Contributor or the Company by or on behalf of Investor, and the Contributor and the Company hereby disclaim any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither Investor nor any other Person on behalf of Investor has made any representations or warranty to the Contributor, the Company or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties contained in this Article IV, any oral or written information presented to the Contributor, the Company or any of their respective Affiliates or Representatives in the course of their due diligence of Investor, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Conduct of Business.

(a) During the period from the date of this Agreement to the Closing Date, except (i) as permitted or contemplated by this Agreement, (ii) as Investor shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) for the transactions contemplated by, and in accordance with, this Agreement, or (v) actions taken in connection with and in accordance with the Reorganization Steps Schedule, the Contributor shall, and shall cause the applicable members of the Company Group to, conduct the Business in all material respects in the Ordinary Course of Business.

(b) During the period from the date of this Agreement to the Closing Date, the Contributor shall not take or permit any member of the Company Group to take any action that, if taken after the Closing, would require Class B Representative Approval (as defined in the JV Agreement) pursuant to Section 5.6 of the JV Agreement.

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5.2 Public Announcements. No Party to this Agreement nor any Affiliate or Representative of such Party shall make any press release or other public announcement regarding the existence of this Agreement or the Transactions without the prior written consent of the other Parties (which shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures (a) to the extent necessary for a Party to perform pursuant to the express terms of this Agreement (including disclosures to Governmental Entities), provided, further, that, in the case of this clause (a), each Party shall use commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement; (b) to the extent required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over a Party or its respective Affiliates; (c) to the extent necessary for a Party to enforce the terms of this Agreement; (d) of the terms of this Agreement by any Party to its respective Representatives, who shall be required to keep such information confidential; (e) consistent with disclosures in press releases or public statements previously approved by the other or made by any Party in compliance with this Section 5.2; or (f) after the date hereof, by Investor in connection with the financing of the Investor Contribution. Subject to the foregoing provisions of this Section 5.2, if any Party wishes to make a press release or other public announcement respecting this Agreement or the Transactions, such Party will, to the extent practicable, provide the other Parties with a draft of the press release or other public announcement (together with any related materials contemplated to be disclosed) for review prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on the content of any such press release or other public announcement (or if applicable, any such related materials contemplated to be disclosed).

5.3 Litigation Support. If and for so long as any Party or its applicable Affiliates are prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the Business, the Reorganization Transactions or any member of the Company Group, upon the request of such Party and at the sole cost and expense of such requesting Party, the other Parties shall, and shall cause their respective Subsidiaries and Affiliates (including the members of the Company Group) and their respective directors, officers and employees to, reasonably cooperate with such requesting Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

5.4 Directors and Officers.

(a) Investor and the Company agree that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, managers or officers of any member of the Company Group (collectively, the “Covered Persons”) as provided in the Organizational Documents of such member of the Company Group, indemnity or indemnification agreements or as provided pursuant to a resolution of the equityholder or any board of directors or similar governing body of any member of the Company Group shall survive the Transactions and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing. Without limiting the generality of the foregoing, for a period of not less than six years from the Closing, neither Investor nor the Company shall, nor shall permit any member of the Company Group to, amend, modify or terminate any Organizational Document of any member of the Company Group, Contract or resolution regarding or related to such indemnification matters in any manner that would adversely affect any Covered Person’s right to indemnification thereunder.

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(b) To the fullest extent permitted by applicable Law, the Company Group shall, and shall cause its Affiliates to, honor all obligations of each member of the Company Group to indemnify (including any obligations to advance funds for expenses to; provided, that, any Person to whom expenses are advanced undertakes to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of such member of the Company Group exist on the date of this Agreement, whether pursuant to Organizational Documents, indemnity or indemnification agreements, board (or similar governing body) resolution or otherwise, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the Organizational Documents of such member of the Company Group or such board (or similar governing body) resolutions or indemnity or indemnification agreements from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.

(c) Notwithstanding anything to the contrary herein, if any Covered Person is entitled to be reimbursed or indemnified by any Person (including the Contributor) other than the Company or any member of the Company Group, such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 5.4 (each member of the Company Group hereby acknowledging and agreeing that indemnification as described in this Section 5.4 shall be the first recourse of the Covered Persons for indemnification relating to the subject matter of this Section 5.4).

(d) Notwithstanding anything to the contrary herein, the provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each Covered Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 5.4, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. If the Company or its successors or assigns (x) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company under this Section 5.4.

5.5 Financing.

(a) Between the date of this Agreement and the Closing, Investor shall not permit any amendment, modification, supplement or waiver of, or any replacement of, the Equity Commitment Letter, in each case, in a manner that would (i) reduce the aggregate amount of the Equity Financing below the amount required to fund the Investor Contribution and all fees, costs and expenses required to be paid by Investor in connection with the Transactions, (ii) impose new or additional conditions or expand, amend or modify any existing conditions to the consummation of the Equity Financing, in each case, in a manner that would reasonably be expected to impair, delay or prevent the consummation of the Equity Financing, or (iii) otherwise be adverse in any material respect to the Contributor or the Company, in each case, without the prior written consent of the Contributor (not to be unreasonably withheld, conditioned or delayed).

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(b) In the event that all or any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated by the Equity Commitment Letter, Investor shall promptly notify the Contributor and shall use its reasonable best efforts to arrange alternative financing from alternative sources on terms and conditions not less favorable in the aggregate to Investor than those contained in the Equity Commitment Letter, in an amount sufficient, when added to any remaining available Equity Financing, to fund the Investor Contribution and all fees, costs and expenses required to be paid by Investor in connection with the Transactions.

(c) Investor shall keep the Contributor reasonably informed on a reasonably current basis of the status of its efforts to consummate the Equity Financing and shall not take or fail to take any action that would reasonably be expected to (i) materially impair, delay or prevent the consummation of the Equity Financing or (ii) result in any of the conditions to the Equity Financing not being satisfied.

(d) For the avoidance of doubt, Investor acknowledges and agrees that the obtaining of the Equity Financing, any alternative financing or any other financing is not a condition to Investor’s obligations under this Agreement, including its obligation to consummate the Investor Contribution at the Closing.

ARTICLE VI

TAX MATTERS

6.1 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 6.1, the Company shall economically bear, and be responsible for, all applicable Transfer Taxes, including all such Transfer Taxes that arise as a result of the Transactions, and shall prepare and timely file (or cause to be prepared and timely filed) any Tax Returns related thereto. Each of the Contributor and Investor shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate with respect to any Tax Returns related to such Transfer Taxes and, if required by applicable Law, join in the execution of any such Tax Returns and other documentation. The Company, the Contributor and Investor shall take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 6.1.

6.2 Tax Treatment. The Parties acknowledge and agree that for U.S. federal and applicable state and local income Tax purposes, the ONEOK Contribution and Investor Contribution will be treated, in accordance with the principles of Situation 2 of Revenue Ruling 99-5, 1999-1 C.B. 434, as a transaction pursuant to which (a) the Company becomes a partnership, (b) the Contributor is treated as making the ONEOK Contribution to the Company in exchange for the Contributor Interests in a contribution governed by Section 721 of the Code and (c) the Investor is treated as making the Investor Contribution to the Company in exchange for the Investor Interests in a contribution governed by Section 721 of the Code (collectively, the “Intended Tax Treatment”). The Parties shall (and shall cause their respective Affiliates to) report consistently

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with the Intended Tax Treatment in all Tax Returns, and no Party shall (and each Party shall cause its respective Affiliates not to) take any position in any Tax Return or in any Tax Proceeding that is inconsistent with the Intended Tax Treatment, unless required to do so by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law) or with the other Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax Proceeding in connection with the Intended Tax Treatment.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunctions. There shall not be in effect any Order by a Governmental Entity restraining, enjoining, having the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

(b) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the Transactions.

(c) NYSE Listing. The New York Stock Exchange shall have approved the application of the Contributor (or its successor, as applicable) to be substituted as the listed company in place of Legacy ONEOK, and such substitution listing shall have become effective, in each case subject only to official notice of issuance.

7.2 Conditions to Investor’s Obligation to Close. Investor’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Contributor and Legacy ONEOK set forth in Article III (other than the Fundamental Contributor Representations and the representation and warranty set forth in Section 3.6), shall be true and correct as of the Closing Date, determined without regard to any qualification as to materiality, “in all material respects,” “Material Adverse Effect” or words of similar import set forth therein (other than the representations and warranties contained in Section 3.5(a) and in respect of the defined term “Material Contract”), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except, in each case under this clause (i), for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Fundamental Contributor Representations (other than the Fundamental Contributor Representation set forth in Section 3.2(a)) shall be true and correct in all material respects, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only

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as of such date), (iii) the Fundamental Contributor Representation set forth in Section 3.2(a) shall be true and correct except for de minimis inaccuracies, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and (iv) the representations and warranties of the Contributor and Legacy ONEOK set forth in Section 3.6 shall be true and correct as of the Closing Date as though such representation and warranty had been made on and as of the Closing Date.

(b) Covenants and Agreements. The covenants and agreements of the Contributor and the Company set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects.

(c) Reorganization Transactions. Steps 15 and 16 of the Reorganization Transactions shall have been consummated in accordance with the Reorganization Steps Schedule and pursuant to definitive documentation substantially in the forms made available to Investor prior to the date hereof.

7.3 Conditions to the Company’s and the Contributor’s Obligation to Close. The Company’s and the Contributor’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Investor set forth in Article IV (other than the Fundamental Investor Representations) shall be true and correct as of the Closing Date, determined without regard to any qualification as to “materiality,” “in all material respects,” “material adverse effect” or words of similar import set forth therein, as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except, in each case under this clause (i), for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to (x) prevent, hinder or delay any of the Transactions or (y) have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or the other Transaction Documents and (ii) the Fundamental Investor Representations shall be true and correct in all material respects, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date).

(b) Covenants and Agreements. The covenants and agreements of Investor set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects.

7.4 Frustration of Closing Conditions. None of the Contributor, the Company nor Investor may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

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ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of the Contributor and Investor;

(b) by either the Contributor or Investor upon written notice to the other, if:

(i) the Closing shall not have occurred on or before the 60th day after the date of this Agreement (the “Outside Date”); or

(ii) if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the Transactions, and such Order becomes effective and final and nonappealable;

(c) by the Contributor upon written notice to Investor if Investor shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is 30 days from the date that Investor is notified by the Contributor in writing of such breach or failure to perform;

(d) by Investor upon written notice to the Contributor if the Contributor or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is 30 days from the date that the Contributor is notified by Investor in writing of such breach or failure to perform.

8.2 Effect of Termination. In the event of termination of this Agreement by either or both of the Contributor, on one hand, and Investor, on the other hand, pursuant to Section 8.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, except as set forth in this Section 8.2; provided, however, that (i) the provisions of (A) this Section 8.2, (B) the Confidentiality Agreement, (C) Section 5.2 (Public Announcements) and (D) Article IX (General Provisions) shall survive any termination of this Agreement and (ii) nothing in this Agreement shall relieve any Party from Liability for any Fraud or Willful Breach of this Agreement.

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ARTICLE IX

GENERAL PROVISIONS

9.1 Headings; Definitions. The Section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

9.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b) Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 9.6.

(c) Each Party to this Agreement waives trial by jury in any Action brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the Transactions. No Party to this Agreement shall seek a jury trial in any Action based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such Action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 9.2. No Party has in any way agreed with or represented to any other Party that the provisions of Section 9.2 will not be fully enforced in all instances.

9.3 Entire Agreement. This Agreement, together with the other Transaction Documents, Confidentiality Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

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9.4 No Third-Party Beneficiaries. Except as otherwise expressly provided herein, including Section 5.4, which is intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement and the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.5 Expenses. Except as set forth in this Agreement, whether the Transactions are consummated or not, all legal and other costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement; provided, that, the Company shall pay and be fully responsible for Transfer Taxes incurred in connection with this Agreement pursuant to Section 6.1. For the avoidance of doubt, the Company shall not be responsible for (x) any Investor Transaction Expenses or (y) except as set forth in this Section 9.5, any other fees, costs and expenses incurred by the Contributor and its Affiliates in connection with the Transactions.

9.6 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one Business Day after being sent by email, four Business Days after being sent by courier or overnight delivery service or seven Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid (or at such other address as such Party shall designate by like notice):

(a) If to the Contributor or the Company:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma

Attn: Walter S. Hulse III; Lyndon C. Taylor

Email:

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Ryan J. Maierson, Clayton M. Heery

Email: Ryan.Maierson@lw.com; Clayton.Heery@lw.com

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(b) If to Investor:

AP Falcon Holdings LLC

c/o Apollo Capital Management, L.P.

9 West 57th Street, 10th Floor

New York, New York 10019

Attn: Somil Kadakia; Andrew Arriz; Samantha Jenkins

Email:

c/o Apollo Capital Management, L.P.

9 West 57th Street, 10th Floor

New York, New York 10019

Attn: HGA Finance

Email:

with a copy to (which shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: John D. Franchini; Sean O’Neill; Benjamin Fidler

Email: JFranchini@milbank.com; SOneill@milbank.com;

BFidler@milbank.com

9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns. Without limiting the generality of the foregoing, (x) upon the consummation of the Reorganization Transactions, ONEOK, L.L.C. (as successor by merger to Legacy ONEOK) shall be bound by, and shall be entitled to the benefits of, this Agreement as if an original party hereto, and all representations, warranties, covenants and agreements made by Legacy ONEOK hereunder shall be deemed to have been made by, and shall be enforceable against, ONEOK, L.L.C. as its successor, and (y) upon the renaming of Falcon TopCo, Inc. as “ONEOK, Inc.,” such entity shall continue to be bound by and entitled to the benefits of this Agreement as the Contributor without any further action. No Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement; provided, however, that Investor may, without the consent of any other Party, collaterally assign, pledge, mortgage, charge or grant a security interest in any or all of its rights under this Agreement to any collateral agent, trustee or other secured party (and any successor or permitted assign thereof) in connection with any financing incurred by Investor or any of its Affiliates in connection with the Transactions, and none of such collateral assignment, pledge, mortgage, charge or grant, the exercise of remedies in respect thereof (including any foreclosure, transfer in lieu of foreclosure or subsequent transfer by such secured party) or any direct or indirect change of control of Investor shall constitute a direct or indirect assignment or delegation prohibited by this Section 9.7 or give rise to any breach of, or default under, this Agreement.

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9.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived only in writing by each other Party. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.10 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause Investor to consummate the Transactions) in the courts described in Section 9.2 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company, the Contributor nor Investor would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 will not be required to provide any bond or other security in connection with any such Order. The remedies available to a Party pursuant to this Section 9.10 will be in addition to any other remedy to which such Party were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit such Party from seeking to collect or collecting damages related to any other Party’s Fraud or Willful Breach of this Agreement.

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9.11 No Admission. Nothing herein shall be deemed an admission by the Contributor, in any Action or investigation involving a third party, that the Contributor or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

9.12 Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transactions, including to vest in Investor or its designated Affiliates good and valid title to the Contributed Interests.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.14 Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any Party or any Subsidiary of the Company or the Contributor will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

9.15 Survival of Representations, Warranties, Covenants and Agreements.

(a) No representation or warranty of the Contributor, Legacy ONEOK or the Company, nor any covenant or agreement of the Contributor, Legacy ONEOK or the Company that, by its terms, contemplates performance at or prior to the Closing, in each case, contained in this Agreement or any other Transaction Document (or in any certificate delivered pursuant hereto or thereto) shall survive the Closing; provided, however, that any covenant or agreement of the Contributor, Legacy ONEOK or the Company to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms. Written notice of a claim must be given by Investor or the Company, as applicable, to the Contributor in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants, agreements or claim periods.

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(b) No representation or warranty of Investor, nor any covenant or agreement of Investor that, by its terms, contemplates performance at or prior to the Closing, in each case, contained in this Agreement or any other Transaction Document (or in any certificate delivered pursuant hereto or thereto) shall survive the Closing; provided, however, that any covenant or agreement of Investor to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms. Written notice of a claim must be given by the Company to Investor, in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants, agreements or claim periods.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

CONTRIBUTOR

FALCON TOPCO, INC.

By:	/s/ Walter S. Hulse III
Name: Walter S. Hulse III
Title: Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

LEGACY ONEOK:

ONEOK, INC.

By:	/s/ Walter S. Hulse III
Name: Walter S. Hulse III
Title: Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

[Signature Page to Contribution Agreement]

COMPANY

ONEOK HOLDINGS, L.L.C.

By:	/s/ Walter S. Hulse III
Name: Walter S. Hulse III
Title: Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

[Signature Page to Contribution Agreement]

INVESTOR

AP FALCON HOLDINGS LLC

By:	AP HGA US Manager LLC, its Sole Member

By:	/s/ Josh Mandel
Name: Josh Mandel
Title: Manager

[Signature Page to Contribution Agreement]

EXHIBIT A

Form of JV Agreement

Execution Version

ONEOK HOLDINGS, L.L.C.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of September [ ], 2026

THE UNITS ISSUED UNDER THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING THE PROVISIONS OF ARTICLE IX.

SCHEDULES

Schedule I	Members, Units and Capital Contributions
Schedule II	Initial Managers
Schedule III	Restricted Transferees

EXHIBITS

Exhibit A	ONEOK Report Information
Exhibit B	Illustrative Example: Qualified Sale Proceeds
Exhibit C	Illustrative Class B Redemption Price Schedule
Exhibit D	Specified Affiliate Contracts
Exhibit E	Illustrative Example: Deferred Distribution Payment

ONEOK HOLDINGS, L.L.C.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ONEOK Holdings, L.L.C., a Delaware limited liability company (the “Company”), is made and entered into as of September [ ], 2026 (the “Execution Date”), by and between ONEOK, Inc., an Oklahoma corporation (“ONEOK”), and AP Falcon Holdings LLC, a Delaware limited liability company (“Sponsor”). The Company, ONEOK and Sponsor are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company was formed as a limited liability company in accordance with the Act on August 17, 2026;

WHEREAS, the Company and ONEOK are parties to that certain Limited Liability Company Agreement of the Company, dated as of August 17, 2026 (the “Original LLC Agreement”);

WHEREAS, the Company, ONEOK and Sponsor are all parties to that certain Contribution Agreement, dated as of August 28, 2026 (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement, at the Closing, (a) ONEOK agreed to contribute or cause to be contributed the Contributed Interests as a Capital Contribution to the Company (the “ONEOK Contribution”) in exchange for certain Class A Units and (b) Sponsor agreed to make a Capital Contribution of nine billion dollars ($9,000,000,000) to the Company (the “Sponsor Contribution”) in exchange for certain Class B Units, in each case in accordance with the terms of the Contribution Agreement and this Agreement; and

WHEREAS, as a condition to, and in connection with, ONEOK making the ONEOK Contribution and Sponsor making the Sponsor Contribution, the Parties desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 3.7.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or the penultimate sentence in each of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain). The foregoing definition is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted EBITDA” means an amount equal to net income, plus interest expense (net of capitalized interest), plus depreciation and amortization, plus noncash impairment charges, plus income taxes, plus Unconsolidated Affiliate Adjusted EBITDA, minus equity in net earnings from investments, plus noncash compensation expense and other noncash losses, minus noncash gains, in each case, of the Class A TopCo and its Subsidiaries on a consolidated basis (determined on an aggregate basis for the Company Group without adjustment for Class A Member’s pro rata ownership of the Company) for the time of determination and calculated in accordance with GAAP as in effect on the Execution Date and in each case only to the extent such items are captured in net income.

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) neither Sponsor nor its Affiliates shall be deemed to be an “Affiliate” of ONEOK or any of its Affiliates by virtue of their ownership of Units and (b) Sponsor shall not be deemed to be an “Affiliate” of any member of the Company Group.

“Aggregate Deferred Distribution Balance” means the sum of (a) the Deferred Class A Distribution Balance, plus (b) the Deferred Class B Distribution Balance.

“Aggregate QSP Threshold” has the meaning set forth in the definition of “Qualified Sale.”

“Agreement” has the meaning set forth in the preamble to this Amended and Restated Limited Liability Company Agreement.

“Alternative Class A Distribution Amount” means an amount equal to the sum of (a) the cash necessary for the Class A TopCo to pay dividends to holders of its common stock, plus (b) the cash necessary for the Class A TopCo to pay Taxes, plus (c) the cash necessary for other expenses, in each case, as determined by the Class A TopCo.

“Alternative Conversion Amount” means (a) from and after the twentieth (20th) anniversary of the Execution Date until the twenty-first (21st) anniversary of the Execution Date, a number of PubCo Shares equal to the quotient of (i) ninety percent (90.0%) of the Sale Right Amount divided by (ii) the average VWAP of PubCo Shares for the five trading days prior to the date of the consummation of the Conversion, and (b) after the twenty-first (21st) anniversary of the Execution Date, a number of PubCo Shares equal to the quotient of (i) ninety-five percent (95.0%)

of the Sale Right Amount divided by (ii) the average VWAP of PubCo Shares for the five trading days prior to the date of the consummation of the Conversion; provided, however, that in no event shall the Alternative Conversion Amount exceed one hundred twenty five million (125,000,000) PubCo Shares; provided, further, that such maximum number of PubCo Shares shall be equitably adjusted for any stock split, reverse stock split, stock dividend, combination, reclassification or similar event affecting the PubCo Shares occurring after the Execution Date. “Alternative Election” has the meaning set forth in Section 4.1(c).

“Annual Statements” has the meaning set forth in Section 7.2(a).

“Approved Change of Control” means, with respect to Class A TopCo, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Class A TopCo or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of (i) the equity securities of Class A TopCo entitled to vote for members of the board of directors or equivalent governing body of Class A TopCo on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) the issued and outstanding Class A Units (a “Change of Control”), and (b) such Change of Control occurred pursuant to a transaction or series of related transactions that was approved or recommended by the board of directors (or equivalent governing body) of Class A TopCo or the Class A Member, as applicable (any such approval or recommendation, “Board Approval”). For the avoidance of doubt, no Approved Change of Control shall be deemed to have occurred, regardless of whether a Change of Control has occurred, if a person or group becomes the beneficial owner of 35% or more of such equity securities (i) solely as a result of open-market purchases, (ii) pursuant to a tender offer or exchange offer that did not receive Board Approval, or (iii) pursuant to any other acquisition of securities that did not receive Board Approval.

“Available Cash” means, with respect to any Fiscal Quarter, an amount equal to ONEOK OpCo’s pre-tax net income (determined without giving effect to any non-cash impairment charges and calculated in accordance with GAAP as in effect on the Execution Date) for such Fiscal Quarter.

“Bankruptcy Event” means, with respect to any Person, (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consenting or acquiescing to, the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against such Person under any other applicable law and (i) such Person consents to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property or to operate all or any part of the business of such Person or any of its Subsidiaries and such appointment is not vacated within sixty (60) days, or (v) an order for relief shall have been issued or entered therein; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers over such Person or all or a part of its property; (f) the granting of any other similar relief under any applicable Bankruptcy Law, filing a petition or consenting to or otherwise instituting any similar proceeding under any other applicable law, or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; or (g) such Person taking any form of corporate action to be liquidated or dissolved. The foregoing definition is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or any similar federal or state law.

“Base Capital Period” means the period beginning on the first day after the Initial Period and ending on the date on which there cease to be any Class B Units outstanding.

“Base Class B Balance” means two hundred million dollars ($200,000,000).

“Base Return” means, with respect to any outstanding Class B Unit at any time of determination, an IRR equal to (a) seven point zero one percent (7.010%) beginning on the Execution Date and ending on the ninth (9th) anniversary of the Execution Date, (b) seven point three five percent (7.350%) beginning on the first day following the ninth (9th) anniversary of the Execution Date and ending on the eleventh (11th) anniversary of the Execution Date, (c) seven point four seven five percent (7.475%) beginning on the first day following the eleventh (11th) anniversary of the Execution Date and ending on the thirteenth (13th) anniversary of the Execution Date, (d) seven point seven two five percent (7.725%) beginning on the first day following the thirteenth (13th) anniversary of the Execution Date and ending on the fourteenth (14th) anniversary of the Execution Date and (e) seven point eight five percent (7.850%) after the fourteenth (14th) anniversary of the Execution Date, in each case, based on the issuance price of such Class B Unit, which on the Execution Date is $10.00 per Class B Unit.

“Below Threshold Sale” has the meaning set forth in the definition of “Qualified Sale.”

“Board” has the meaning set forth in Section 5.1.

“Board Approval” has the meaning set forth in the definition of “Approved Change of Control.”

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that:

(a) the Book Value of all assets of the Company may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to: (i) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis amount of cash or contributed property; (ii) the acquisition of more than a de minimis interest in the Company by any new or existing Member in exchange for the performance of services to or for the benefit of the Company; (iii) the date of the distribution of more than a de minimis amount of cash or property of the Company to a Member as consideration for an interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Partnership Representative to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulations Sections 1.704-1(b)(2)(iv)(q) and 1.704-2; provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Partnership Representative reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(b) the Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution;

(c) the Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Sections 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) or Section 3.3(b)(v); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (c) to the extent that the Board reasonably determines an adjustment pursuant to clause (a) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (c);

(d) the initial Book Value of any asset contributed (or deemed contributed) by a Member to the Company shall be the Fair Market Value of such asset as of the date of contribution; and

(e) if the Book Value of an asset has been determined or adjusted pursuant to the above, such Book Value will thereafter be adjusted by the amount of Depreciation taken into account for purposes of the definitions of “Profits” and “Losses” rather than the amount of depreciation and amortization for U.S. federal income tax purposes.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Tulsa, Oklahoma or New York, New York.

“Buyout Amount” means, as of any date of determination, an amount equal to the sum of (a) the product of (i) the Class B Outstanding Balance as of such date, multiplied by (ii) the Class B Redemption Price, plus (b) any outstanding Class B Return Shortfall as of such date, plus (c) any outstanding Special Class B Distribution Shortfall Amount (excluding, for the avoidance of doubt, amounts previously recovered through distributions applied to the Class B Return Component) as of such date.

“Buyout Event” has the meaning set forth in Section 9.8(a).

“Buyout Year” has the meaning set forth in Section 9.8(a)(iii).

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the Execution Date), or the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.2, Section 4.1(c) or Section 4.2(b). For the avoidance of doubt, in connection with any Capital Contribution pursuant to Section 3.2(a)(ii), the Class A Member shall be deemed to have made a Capital Contribution in an amount equal to (a) the Fair Market Value of any assets or businesses acquired by the Class A Member and contributed to the Company or its Subsidiaries and (b) the proceeds received by the Class A Member in an offering of its publicly listed equity to the extent such proceeds are invested in, or contributed to, the Company or its Subsidiaries.

“Certificate of Formation” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“CFFO” means, with respect to a given Fiscal Quarter, an amount equal to Adjusted EBITDA, minus interest expense (net of capitalized interest), minus Unconsolidated Affiliate Adjusted EBITDA, plus (without duplication for any amounts constituting Adjusted EBITDA, if any), distributions received from unconsolidated affiliates, minus distributions paid to noncontrolling interests (but excluding any distributions paid to the Class B Member), minus Change in Working Capital, minus amounts paid or accrued and expected to be paid in cash in respect of income Taxes (of the Class A Member and the Company Group, and without duplication of any Taxes taken into account in determining Adjusted EBITDA or Change in Working Capital), plus Taxes (of the Class A Member and the Company Group) attributable to the Reorganization Transactions (as defined in the Contribution Agreement), plus Qualified Sale Proceeds (which, for the avoidance of doubt, shall be included in CFFO for the Fiscal Quarter in which the 121st day following consummation of the applicable Qualified Sale occurs), in each case, (x) with respect to the Class A TopCo and its Subsidiaries on a consolidated basis (determined on an aggregate basis for the Company Group without adjustment for Class A Member’s pro rata ownership of the Company) and (y) as determined by the Board in accordance with the terms of this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change in Working Capital” means, with respect to a given Fiscal Quarter, Working Capital as of the last day of such Fiscal Quarter, minus Working Capital as of the first day of such Fiscal Quarter.

“Change of Control” has the meaning set forth in the definition of “Approved Change of Control.”

“Change of Control Event” means the occurrence of both of the following:

(a) an Approved Change of Control; and

(b) a Rating Downgrade.

“Class A Member” means ONEOK initially (and for so long as ONEOK holds Class A Units), and any other Person hereafter admitted as a Member holding Class A Units, in each case, so long as such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224.

“Class A Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.

“Class A TopCo” means (a) the Class A Member, if the Class A Member is not Controlled by any other Person, or (b) the Person that directly or indirectly Controls the Class A Member and is not itself Controlled by any other Person; provided, however, that upon the consummation of a Change of Control, “Class A TopCo” shall mean (i) the Class A Member, if the Class A Member is not Controlled by any other Person, or (ii) the Person that directly or indirectly Controlled the Class A Member and was not itself Controlled by any other Person, in each case, as of immediately prior to the consummation of such Change of Control; it being understood that, as of the Execution Date, the Class A TopCo is ONEOK.

“Class A Unit” means a Unit in the Company designated as a “Class A Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class A Unit in this Agreement.

“Class B Distribution” means any Quarterly Distribution to the Class B Member or any Special Class B Distribution.

“Class B Member” means Sponsor initially (and for so long as Sponsor holds Class B Units), and any other Person hereafter admitted as a Member holding Class B Units, in each case, so long as such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224.

“Class B Outstanding Balance” means, as of any date of determination, an amount equal to (a) nine billion dollars ($9,000,000,000), minus (b) the aggregate amount of all Class B Principal Reduction Amounts in respect of all Class B Distributions received prior to such date. For the avoidance of doubt, the Class B Outstanding Balance shall be maintained separately from the Capital Account maintained for the Class B Member pursuant to Section 3.3.

“Class B Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.

“Class B Principal Reduction Amount” means, with respect to any Class B Distribution, an amount equal to (a) (i) the amount of such Class B Distribution, minus (ii) any outstanding Class B Return Shortfall from any prior Fiscal Quarter, minus (iii) the Class B Return Component for such Class B Distribution, divided by (b) the Class B Redemption Price. For the avoidance of doubt, if the Class B Distribution is less than the Class B Return Component for such Class B Distribution, the Class B Principal Reduction Amount shall be zero.

“Class B Redemption Price” means, as of any date of determination, an amount equal to (a) the amount that would result in the then outstanding Class B Outstanding Balance achieving the then-applicable Base Return (determined as if such Base Return had been in effect from and after the Execution Date), divided by (b) the Class B Outstanding Balance (taking into account all prior Class B Distributions and determined prior to giving effect to any Class B Principal Reduction Amount on such date). An illustrative schedule of Class B Redemption Prices (the “Class B Redemption Price Schedule”) is attached hereto as Exhibit C.

“Class B Representative” means a representative selected by a majority of the Class B Units (voting as a class), which shall initially be Sponsor, and which, so long as Sponsor holds any Class B Units, shall be Sponsor or an Affiliate (excluding any portfolio companies) of Sponsor.

“Class B Representative Approval” has the meaning set forth in Section 5.6.

“Class B Return Component” means, as of any date of determination, an amount equal to (a) the Class B Outstanding Balance as of such date (as determined prior to giving effect to any Class B Principal Reduction Amount on such date), multiplied by (b) (i) one plus the then-applicable Base Return, raised to a power equal to (A) (I) in respect of a Fiscal Quarter in which a Special Class B Distribution has not been made prior to such date of determination, the number of days elapsed in the applicable Fiscal Quarter through such date, or (II) in respect of a Fiscal Quarter in which a Special Class B Distribution has been made prior to such date of determination, the number of days elapsed since such Special Class B Distribution, divided by (B) three hundred sixty-five (365), minus (ii) one, plus (c) any outstanding Special Class B Distribution Shortfall Amount.

“Class B Return Premium” means Class B Principal Reduction Amount multiplied by (Class B Redemption Price minus 100%).

“Class B Return Shortfall” has the meaning set forth in Section 4.1(f).

“Class B Unit” means a Unit in the Company designated as a “Class B Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class B Unit in this Agreement.

“Closing” has the meaning given to such term in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Group” means, collectively, the Company and all Subsidiaries of the Company.

“Company Leverage Ratio” means, as of the last day of each Fiscal Quarter, the quotient of (a) Net Debt divided by (b) Leverage Adjusted EBITDA for the four consecutive fiscal quarters ending on such date.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 12.2(a).

“Consent Request” has the meaning set forth in Section 5.6(c).

“Consent Response” has the meaning set forth in Section 5.6(c).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation that is binding upon a Person or any of its property under applicable law, including all amendments thereto.

“Contributed Interests” has the meaning given to such term in the Contribution Agreement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Conversion” has the meaning set forth in Section 9.10(a).

“Conversion Amount” means a number of PubCo Shares equal to the quotient of (a) the Sale Right Amount divided by (b) the average VWAP of PubCo Shares for the five trading days prior to the date of the consummation of the Conversion; provided, however, that in no event shall the Conversion Amount exceed one hundred twenty-five million (125,000,000) PubCo Shares; provided, further, that such maximum number of PubCo Shares shall be equitably adjusted for any stock split, reverse stock split, stock dividend, combination, reclassification or similar event affecting the PubCo Shares occurring after the Execution Date.

“Covered Audit Adjustment” means an adjustment in the amount of any item of income, gain, loss, deduction or credit of the Company, or any Member’s distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Deferred Class A Distribution Amount” means, for any Fiscal Quarter in respect of which (a) CFFO is greater than zero and (b) the Board determines not to make a Quarterly Distribution in accordance with Section 4.1, an amount equal to (i) Available Cash minus (ii) the Deferred Class B Distribution Amount, in each case, for such Fiscal Quarter.

“Deferred Class A Distribution Balance” means, as of any date of determination, with respect to the Class A Member, the aggregate amount of all Deferred Class A Distribution Amounts that remain outstanding and have not been paid to the Class A Member pursuant to Section 4.1(e) or Section 4.2(a)(i)(A).

“Deferred Class B Distribution Amount” means, for any Fiscal Quarter in respect of which (a) CFFO is greater than zero and (b) the Board determines not to make a Quarterly Distribution in accordance with Section 4.1, an amount equal to the Initial Class B Distribution Amount or the Revised Class B Distribution Amount, as applicable, for such Fiscal Quarter.

“Deferred Class B Distribution Balance” means, as of any date of determination, with respect to the Class B Member, the aggregate amount of all Deferred Class B Distribution Amounts that remain outstanding and have not been paid to the Class B Member pursuant to Section 4.1(e) or Section 4.2(a)(i)(A).

“Deferred Distribution Pro Rata Share” means, with respect to any Member as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the Deferred Class A Distribution Balance as of such date (for the Class A Member) or the Deferred Class B Distribution Balance as of such date (for the Class B Member) and the denominator of which is the Aggregate Deferred Distribution Balance as of such date.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation shall be the amount of book basis recovered for such Taxable Year under the rules prescribed under Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that, in the case of the immediately preceding clause (b), if the adjusted tax basis of any property at the beginning of such Taxable Year is zero dollars, Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Partnership Representative.

“Distribution” means each distribution made by the Company to a holder of Units, whether in cash, property or Equity Securities of the Company (including, for the avoidance of doubt, Special Distributions).

“Election Notice” has the meaning set forth in Section 4.1(c).

“Equity Securities” means (a) Units or other equity interests in the Company or its Subsidiaries, (b) obligations, evidences of indebtedness or other securities or interests, in each case, that are convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or its Subsidiaries.

“Excess Distribution” means, with respect to any Fiscal Quarter in which the Company makes a Quarterly Distribution, the amount (if any) by which the aggregate Quarterly Distribution made by the Company to all Members for such Fiscal Quarter exceeds Available Cash for such Fiscal Quarter.

“Exchange Act” means the Securities Exchange Act of 1934.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined in accordance with Article XI.

“Filing Transaction” has the meaning set forth in Section 12.3(b).

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board.

“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time (or, in the event this Agreement expressly refers to another effective date, as of such other date).

“Governmental Entity” means the United States of America or any other nation, any federal, state, county, municipal, local or other political subdivision thereof, or any agency, authority, department, instrumentality, court, corporation or other entity exercising executive, legislative, judicial, regulatory, Taxing authority or administrative functions of government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitee” means (a) any Member or (b) any Person who is or was a Manager, Partnership Representative, Class B Representative, “designated individual,” officer, director, fiduciary, trustee or managing member of the Company or a Member.

“Initial Class A Distribution Amount” means, with respect to any Fiscal Quarter, an amount equal to (a) Total Cash, minus (b) the Initial Class B Distribution Amount.

“Initial Class B Distribution Amount” means, with respect to any Fiscal Quarter, an amount equal to fifteen percent (15%) of CFFO for such Fiscal Quarter; provided, however, that the Initial Class B Distribution Amount shall be (a) an amount equal to twenty percent (20%) of CFFO if at the end of any Fiscal Quarter, the Company Leverage Ratio exceeds 4.50:1.00 (provided, however, that the Initial Class B Distribution Amount shall revert to an amount equal to fifteen percent (15%) of CFFO beginning with the first Payment Date after the Company Leverage Ratio is equal to or less than 4.50:1.00 as of the end of a Fiscal Quarter), or (b) if clause (a) immediately above is not then applicable, an amount (x) greater than fifteen percent (15%) of

CFFO and (y) less than or equal to twenty percent (20%) of CFFO for any one or more Fiscal Quarters, as determined by the Class A Member in its sole discretion, upon written notice to the Company and the Class B Member at least seven (7) Business Days prior to the applicable Quarterly Payment Date. Notwithstanding the foregoing, in the event the Initial Class B Distribution Amount (as calculated above) for any Fiscal Quarter would exceed an amount equal to the sum of (i) the product of (A) the difference between (x) the Class B Outstanding Balance as of the beginning of such Fiscal Quarter and (y) the Base Class B Balance, multiplied by (B) the Class B Redemption Price applicable to such Fiscal Quarter, plus (ii) the Class B Return Component for such Fiscal Quarter, the Initial Class B Distribution Amount for such Fiscal Quarter shall equal such sum.

“Initial Period” means the period beginning on (and including) the Execution Date and ending on the Payment Date that causes the Class B Outstanding Balance to initially equal the Base Class B Balance.

“Investment Grade” means, with respect to any Person, a credit rating assigned to such Person’s (or its applicable Affiliate’s) senior unsecured long-term indebtedness that is equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P or (c) BBB- by Fitch.

“IRR” means, with respect to each Class B Unit, as of the time of determination, an actual annual unlevered pre-tax return of the specified percentage, compounded annually, on the Sponsor Contribution attributable to such Class B Unit. IRR with respect to each Class B Unit shall be calculated (a) assuming (i) the Sponsor Contribution in respect of such Class B Unit was paid on the date it was funded and (ii) all Distributions in respect of such Class B Unit have been made on the date actually paid by the Company and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program as selected by the Board for calculating IRR).

“Law” or “Laws” means any statute, law, ordinance, rule, regulation, code, order, judgment, injunction, decree or other requirement of any Governmental Entity.

“Leverage Adjusted EBITDA” means (a) Adjusted EBITDA for the period of determination, plus (b) if the Class A TopCo or any of its Subsidiaries has acquired any assets or another Person as a Subsidiary (including through the purchase or other acquisition of additional ownership interests in such Person resulting in such Person becoming a Subsidiary) during the relevant period for determining the Company Leverage Ratio, Leverage Adjusted EBITDA shall be calculated after giving pro forma effect thereto, as if such acquisition had occurred on the first day of the relevant period for determining Leverage Adjusted EBITDA.

“Listed ONEOK” has the meaning set forth in Section 9.10(a).

“Manager” has the meaning set forth in Section 5.1.

“Material Affiliate Contract” means any contract, agreement or transaction (or series of related contracts, agreements or transactions) between the Company or any of its Subsidiaries, on the one hand, and Class A TopCo or any of its Affiliates that are not members of the Company Group, on the other hand, other than (a) the Specified Affiliate Contracts and (b) any guarantee of indebtedness of ONEOK OpCo or its Subsidiaries provided by Class A TopCo.

“Material Class B Breach” has the meaning set forth in Section 9.11(b).

“Material Unconsolidated Subsidiary” means, as of any date of determination, any Person (a) in which any member of the Company Group owns, directly or indirectly, at least a thirty percent (30%) equity interest but is not a “Subsidiary” under this Agreement, and (b) that accounts for seven point five percent (7.5%) or more of Adjusted EBITDA for any Fiscal Year (based on the Company Group’s proportionate interest in such Person).

“Member” means each of the Persons listed on Schedule I and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is the owner of one or more Units, in each case, in such Person’s capacity as a member of the Company.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Debt” means (a) current maturities of long-term debt, plus (b) short-term borrowings, plus (c) long-term debt (excluding current maturities), minus (d) cash and cash equivalents, in each case, as set forth in the Annual Statement or Quarterly Statement, as applicable.

“New Parent” has the meaning set forth in Section 9.9(b).

“Nonrecourse Built-In Gain” means, with respect to any Company properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations Section 1.704-2(b)(3).

“Offer” has the meaning set forth in Section 9.2(d)(ii).

“Officers” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.9, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.

“ONEOK” has the meaning set forth in the preamble to this Agreement.

“ONEOK Contribution” has the meaning set forth in the recitals to this Agreement.

“ONEOK OpCo” means ONEOK, L.L.C., an Oklahoma limited liability company and wholly owned subsidiary of the Company.

“ONEOK Parent Transaction” means the occurrence of any of (a) the acquisition by any Person or group (within the meaning of the Exchange Act in effect as of the Execution Date), directly or indirectly, beneficially or of record, of ownership or control of, or any other transfer, assignment, gift, pledge, hypothecation, mortgage or encumbrance of, any voting common stock or other equity securities or debt securities of Class A TopCo giving such Person or group the ability to appoint a majority of Class A TopCo’s board of directors, (b) a reorganization, merger, consolidation or sale of Class A TopCo, (c) a sale of substantially all of the assets of Class A TopCo or (d) other similar Approved Change of Control transaction involving Class A TopCo, in each case, excluding a direct sale of (x) all or substantially all of the assets of the Company Group or (y) any Units.

“ONEOK Report” means the monthly summary financial review report that (a) contains the financial information set forth on Exhibit A and (b) is excerpted from such reporting as prepared for, and delivered to, the board of directors of the Class A Member (or, if applicable, the board of directors of its ultimate parent company).

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Partnership Representative” means the “partnership representative” (as defined in Section 6223 of the Code) of the Company.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Date” means a Quarterly Payment Date or Special Payment Date, as applicable.

“Permitted Transfer” means any Transfer to a Permitted Transferee or Syndication Activities.

“Permitted Transferee” means, with respect to any Class B Member, (a) any of such Class B Member’s Affiliates (excluding, in the case of Sponsor, any portfolio companies thereof), (b) any lender or lenders secured by a Pledge, or agents acting on their behalf to whom any Equity Security is Transferred pursuant to the exercise of remedies under such a Pledge, or (c) any other Person that directly or indirectly acquires equity interests in such Class B Member, in the case of this clause (c), so long as (x) following such acquisition, Apollo Capital Management, L.P. retains Control of such Class B Member and (y) the aggregate indirect ownership interest in the Class B Units held by all such Persons does not exceed forty-nine percent (49%). Notwithstanding the foregoing, in no event shall a Permitted Transferee include a Person that is a “foreign person” as defined in 31 C.F.R. § 800.224 or, subject to Section 9.4, a Restricted Transferee.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pledge” means a pledge by a Member of all or any of its Units to one or more banks or financial or lending institutions or credit or similar funds or agents acting on their behalf as collateral or security for a bona fide loan or other extension of credit.

“Post-CoC Affiliate Distribution” has the meaning set forth in Section 4.1(b).

“Post-CoC Affiliate Transaction” has the meaning set forth in Section 9.9(b)(ii).

“Post-CoC Ratings Downgrade” has the meaning set forth in Section 9.9(b)(i).

“Prime Rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks;” provided, however, (a) if the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published, and (b) if the Wall Street Journal ceases to publish such rate, the Board shall pick a substitute rate that most closely approximates such rate, as determined in the Board’s good faith judgment.

“Proceeding” has the meaning set forth in Section 6.1(a).

“Profits” and “Losses” means the taxable income or loss, respectively, of the Company as determined for U.S. federal income tax purposes, as adjusted by Section 3.3(b). Profits and Losses shall be determined net of any amounts allocable in Section 4.3(a)(i)(A), Section 4.3(a)(ii)(A) or Section 4.4.

“Prospectus” has the meaning set forth in Section 9.10(b)(ii).

“PubCo Shares” has the meaning set forth in Section 9.10(a).

“Qualified Sale” means (a) any sale of assets of or by ONEOK OpCo or any of its Subsidiaries (for the avoidance of doubt, including any Transfer of Equity Securities of or by ONEOK OpCo or any of its Subsidiaries) for a purchase price that exceeds the greater of (i) $250 million and (ii) the then-applicable HSR size-of-transaction filing threshold or (b) any sale of assets of or by ONEOK OpCo or any of its Subsidiaries (for the avoidance of doubt, including any Transfer of Equity Securities of or by ONEOK OpCo or any of its Subsidiaries) for a purchase price that does not individually exceed the greater of (i) $250 million and (ii) the then-applicable HSR size-of-transaction filing threshold (each such sale, a “Below Threshold Sale”) but, when aggregated with all other Below Threshold Sales during the applicable Reference Period, the aggregated purchase price for such sales exceeds $1 billion (the “Aggregate QSP Threshold”), in the case of each of the foregoing clauses (a) and (b), excluding (1) any individual asset sale with a purchase price less than $25 million, (2) any hedging or swap arrangements entered into in accordance with the then-applicable hedging policies of the Company Group, (3) commodity sales in the ordinary course of business and (4) sales of renewable identification numbers in the ordinary course of business; provided, that the purchase price of any such asset sale shall exclude any (A) proceeds of such asset sale used to (x) repay indebtedness of ONEOK OpCo or any of its Subsidiaries or (y) acquire assets or equity interests from a non-Affiliate, in each case of (x) and (y), within 120 days of the consummation of the sale of such assets, or (B) non-cash consideration (including, for the avoidance of doubt, any asset swap transaction; provided that the exception in this clause B shall not apply to any proceeds in the form of Equity Securities of any Affiliate of Class A TopCo that is not a member of the Company Group) (the resulting purchase price of a Qualified Sale, the “Qualified Sale Proceeds”); provided, further, that when aggregating the purchase prices of Below Threshold Sales, only the aggregate price in excess of the Aggregate QSP Threshold shall be included in the determination of Qualified Sale Proceeds. For the avoidance of doubt, the determination of whether a sale of assets constitutes a Qualified Sale will be made on the one hundred twenty-first (121st) day following consummation of such sale. An illustrative example of the calculation of Qualified Sale Proceeds is attached hereto as Exhibit B.

“Quarterly Distribution” has the meaning set forth in Section 4.1(a).

“Quarterly Payment Date” means a date no later than the third Business Day following each of February 15, May 15, August 15 and November 15 of each year, in each case, unless otherwise approved by the Board and the Class B Representative.

“Quarterly Statements” has the meaning set forth in Section 7.2(b).

“Rating Agency” means each of Fitch, Moody’s and S&P.

“Rating Downgrade” means, in connection with an Approved Change of Control, that the credit ratings assigned to the senior unsecured long-term indebtedness of Class A TopCo’s Relevant Rated Entity (which, as of the Execution Date, is ONEOK OpCo) or the Relevant Rated Entity of the acquiring person (or the surviving or resulting entity), as applicable, by at least two (2) of the three (3) Rating Agencies, as of the consummation of such Approved Change of Control or at any time during the one hundred eighty (180) day period following the consummation of such Approved Change of Control, are (a) lower than Investment Grade or (b) withdrawn or otherwise no longer rated by the applicable Rating Agency; provided, however, that, if credit ratings for senior unsecured long-term indebtedness are no longer generally available from such Rating Agency, the Relevant Rated Entity shall have ninety (90) days from the date such credit rating is withdrawn or the cessation of such credit rating (and, in such event, such one hundred eighty (180) day period shall be extended) to replace the rating from such Rating Agency with a rating from another Rating Agency or, if a rating of senior long-term secured indebtedness is no longer generally available from any Rating Agency, then from any other nationally recognized statistical rating organization reasonably selected by such Relevant Rated Entity as a replacement therefor.

“Reference Period” means (a) on or before the 3rd anniversary of the Execution Date, the period beginning on the Execution Date and ending at the time of determination, and (b) after the 3rd anniversary of the Execution Date, the period beginning three years prior to the time of determination and ending at the time of determination.

“Registrable Securities” means PubCo Shares issued in connection with the Conversion; provided, however, that PubCo Shares shall cease to be Registrable Securities hereunder if and when (a) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (b) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (c) the date when such Registrable Securities first become eligible for sale pursuant to Rule 144 without volume limitation.

“Registration Statement” has the meaning set forth in Section 9.10(b)(ii).

“Regular Distribution Trigger” has the meaning set forth in Section 4.1(b).

“Relevant Rated Entity” means, with respect to any Person, such Person if such Person has outstanding senior unsecured long-term indebtedness that is rated by at least one Rating Agency, or, if such Person does not have such indebtedness, the Affiliate of such Person that is the primary obligor on outstanding senior unsecured long-term indebtedness that is rated by at least one Rating Agency.

“Regulatory Allocations” has the meaning set forth in Section 4.4(i).

“Regulatory Approval” has the meaning set forth in Section 12.3(b)(i).

“Reporting Obligations” has the meaning set forth in Section 7.4.

“Response Deadline” has the meaning set forth in Section 5.6(c).

“Restricted Transferee” has the meaning set forth in Section 9.4(e).

“Revised Class A Distribution Amount” means an amount equal to (a) Total Cash minus (b) the Revised Class B Distribution Amount.

“Revised Class B Distribution Amount” means an amount equal to (a) three million two hundred fifty thousand dollars ($3,250,000) for each Fiscal Quarter prior to the fifteenth (15th) anniversary of the Execution Date, and (b) six million five hundred thousand dollars ($6,500,000) for each Fiscal Quarter on or after the fifteenth (15th) anniversary of the Execution Date. For the avoidance of doubt, the Revised Class B Distribution Amount (as calculated above) for any Fiscal Quarter shall not, upon payment to the Class B Member, reduce the Class B Outstanding Balance below the Base Class B Balance.

“ROFO” means the right of first offer set forth in Section 9.2(d).

“ROFO Consideration Period” has the meaning set forth in Section 9.2(d)(iii).

“ROFO Determination Date” has the meaning set forth in Section 9.2(d)(iii).

“ROFO Notice” has the meaning set forth in Section 9.2(d)(i).

“ROFO Period” has the meaning set forth in Section 9.2(d)(ii).

“Rule 144” has the meaning set forth in the definition of “Registrable Securities.”

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale Right Amount” means an amount equal to one hundred fifteen percent (115%) of the Buyout Amount as of the time of determination.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

”Special Alternative Class A Distribution Amount” means an amount determined by the Class A Member (in its sole discretion).

“Special Alternative Election” has the meaning set forth in Section 4.2(b).

“Special Class A Distribution Amount” means, with respect to any Special Distribution, an amount equal to (a) the Special Distribution Proceeds, minus (b) the Special Class B Distribution Amount.

“Special Class B Distribution” means a Special Distribution to the Class B Member.

“Special Class B Distribution Amount” means an amount determined by the Class A Member (in its sole discretion) by providing written notice to the Company and the Class B Member at least five (5) days prior to the applicable Payment Date; provided, however, that (a) such amount shall not be less than fifteen percent (15%) of the Special Distribution Proceeds (and, prior to the eighth (8th) anniversary of the Execution Date, shall not, without Class B Representative Approval, be greater than twenty percent (20%) of the Special Distribution Proceeds), (b) such amount shall be not less than twenty percent (20%) of the Special Distribution Proceeds (and, prior to the eighth (8th) anniversary of the Execution Date, shall be twenty percent (20%) (and not greater than 20% without Class B Representative Approval) of the Special Distribution Proceeds) if, at the end of any Fiscal Quarter, the Company Leverage Ratio exceeds 4.50:1.00 (provided, however, that the Special Class B Distribution Amount shall revert to an amount determined by the Class A Member (subject to clauses (a) and (b) above) beginning with the first Distribution after the Company Leverage Ratio is equal to or less than 4.50:1.00 as of the end of a Fiscal Quarter). Notwithstanding the foregoing, the Special Class B Distribution Amount shall not exceed an amount equal to the sum of (i) the product of (A) the difference between (x) the Class B Outstanding Balance as of the beginning of the Fiscal Quarter in which such Special Distribution is made and (y) the Base Class B Balance, multiplied by (B) the Class B Redemption Price applicable to such Fiscal Quarter, plus (ii) the Class B Return Component for such Fiscal Quarter.

“Special Class B Distribution Return Shortfall” means, with respect to any Special Class B Distribution, the amount, if any, by which the Special Class B Distribution is less than the Class B Return Component for such Special Class B Distribution. For the avoidance of doubt, a Special Class B Distribution Return Shortfall shall be deemed satisfied and shall no longer be outstanding upon the date that the aggregate Class B Distributions applied to the Class B Return Component (to the extent attributable to the Special Class B Distribution Shortfall Amount included therein) equal or exceed such Special Class B Distribution Return Shortfall.

“Special Class B Distribution Shortfall Amount” means, as of any date of determination, the sum of all outstanding Special Class B Distribution Return Shortfalls as of such date.

“Special Distribution” means any Distribution that the Board determines is not made in the ordinary course of business and specifically delineates as a “Special Distribution.”

“Special Distribution Proceeds” means the amount of cash to be distributed to the Members pursuant to a Special Distribution.

“Special Payment Date” means the tenth (10th) Business Day after the Board notifies the Members in writing that it is declaring a Special Distribution.

“Specified Affiliate Contract” means the contracts listed on Exhibit D.

“Sponsor” has the meaning set forth in the preamble to this Agreement.

“Sponsor Contribution” has the meaning set forth in the recitals to this Agreement.

“Sponsor Parent Transaction” means any direct or indirect transfer or issuance of ownership interests in, or merger, asset sale, reorganization, recapitalization, restructuring, change in control or other change in or with respect to the Class B Members or any Person that, directly or indirectly, has an ownership interest in the Class B Member, in which, after giving effect thereto, Apollo HGA US Manager LLC, Apollo Capital Management, L.P., their Affiliates or any funds or accounts managed, advised or sub-advised by Apollo Capital Management, L.P. or its Affiliates continues to, directly or indirectly, (i) Control the Class B Member and (ii) own, beneficially or of record, at least fifty percent (50%) of the Class B Units owned by the Class B Member as of the Closing. For purposes of this definition, “Affiliates” excludes any portfolio companies.

“Stub Period” has the meaning set forth in Section 4.1(g).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights is at the time owned or Controlled, directly or indirectly, by that Person. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons (i) shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or (ii) shall be, or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For the avoidance of doubt, with respect to any Person, “Subsidiaries” shall not include any unconsolidated subsidiary of such Person.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 3.8.

“Successor in Interest” means any Transferee, executor, administrator, committee, legal representative or other successor or assign of any Person, whether by operation of law or otherwise, including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or equity securities of such Person, including if a new entity becomes the successor public company of such Person or will become a parent company of such Person whose securities are issued in consideration of or in exchange for such Person’s securities.

“Syndication Activities” means actions undertaken to arrange, allocate, distribute or otherwise place notes or other similar instruments with prospective direct or indirect lenders of the Class B Member, whether in a registered or exempt offering, including intra-group reallocations, assignments or transfers of notes or other similar instruments among the Class B Member’s affiliated or upstream holding vehicles and any forward, swap or other derivative or synthetic transaction in connection therewith.

“Tax” or “Taxes” means any and all forms of taxation, charges, duties, imposts and levies in the nature of a tax, whenever imposed by any Governmental Entity, including sales tax, use tax, gross receipts tax, transaction tax, privilege tax, property tax, ad valorem tax, income tax, withholding tax, corporation tax, franchise tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, customs duties, capital duty, excise duties, minimum tax, stamp duty reserve tax, payroll tax, national insurance, social security or other similar contributions, together with any interest, penalty, fine or other amount imposed in connection therewith.

“Tax Return” means any return, election, declaration, report, claim (including a claim for refund), estimate, information, statement or other document pertaining to any Taxes filed or required to be filed with a Governmental Entity, including any attachment, supplement or schedule thereto or amendment thereof.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.

“Total Cash” has the meaning set forth in Section 4.7(a).

“Total Percentage Interest” means, as of any date, the percentage determined by dividing the number of Units then held by such holder by the total number of Units then outstanding.

“Transaction Document” means each of this Agreement, the Contribution Agreement and any other agreements entered into in connection with the transactions contemplated hereby and thereby.

“Transfer” means any direct or indirect sale, transfer, assignment, Pledge, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person; provided, however, that

(a) in no event shall a ONEOK Parent Transaction be deemed a Transfer of the Units held by Class A TopCo hereunder so long as Class A TopCo (including any Successor in Interest thereto) retains direct or indirect Control over the Units it held before such ONEOK Parent Transaction, and (b) in no event shall a Sponsor Parent Transaction be deemed a Transfer of the Units held by the Sponsor hereunder. The terms “Transferor,” “Transferee,” “Transferred,” “Transferring,” and other forms of the word “Transfer” shall have the correlative meanings. For the avoidance of doubt, except as otherwise provided herein (including by use of the defined term “Transfer”), the use of the word “transfer” with respect to any Units means the transfer of the direct ownership of such Units.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Unconsolidated Affiliate Adjusted EBITDA” means an amount equal to net income, plus interest expense (net of capitalized interest), plus depreciation and amortization, plus noncash impairment charges, plus income taxes, plus noncash compensation expense and other noncash losses, minus noncash gains, in each case, of the Company’s direct or indirect allocable share of the amounts set forth above in respect of its unconsolidated affiliates in the aggregate for the time of determination (based, in each case, on the Company’s proportionate interest in such unconsolidated affiliate) and calculated in accordance with GAAP as in effect on the Execution Date and in each case only to the extent such items are captured in net income.

“Unit” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, including each of the Class A Units and the Class B Units.

“VWAP” means the per share volume-weighted average price as reported by Bloomberg Financial L.P. (or its equivalent successor if not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, the market value per share on such trading day as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Working Capital” means, as of the time of determination, total current assets, minus cash and cash equivalents, minus total current liabilities, plus current maturities of long-term debt, plus short-term borrowings, plus current liabilities for income Taxes and deferred Taxes, plus current liabilities for capital expenditures, plus current liabilities for declared and unpaid distributions or dividends or similar returns of capital to equityholders, in each case, of the Company and calculated in accordance with GAAP as in effect on the Execution Date; provided that Working Capital shall exclude (a) any current asset or current liability (including any accrual) associated with any non-cash item that is excluded from, or added back in the calculation of, Adjusted EBITDA and (b) any non-cash item that is recognized in other comprehensive income or loss.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation of the Company. The Company was formed as a limited liability company pursuant to the Act on August 17, 2026.

Section 2.2 Limited Liability Company Agreement. The Members execute this Agreement for the purpose of providing for the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Members agree that during the term of the Company set forth in Section 2.6, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act.

Section 2.3 Name. The name of the Company shall be “ONEOK Holdings, L.L.C.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

Section 2.4 Purpose. The purposes of the Company are (a) engaging in any lawful business or activity and exercising all of the powers, rights and privileges that a limited liability company formed pursuant to the Act may have and exercise and (b) engaging in any and all activities necessary or incidental to the foregoing.

Section 2.5 Registered Office; Registered Agent; Principal Office. Unless and until changed by the Board, the registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the initial registered office and the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time. The principal office of the Company shall be located at such place as the Board may from time to time designate by written notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board (a) determines to be necessary or appropriate and (b) identifies by written notice to the Members.

Section 2.6 Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7 Restriction on Jurisdiction of Organization. The Company shall at all times be organized under the jurisdiction of the State of Delaware.

Section 2.8 No State-Law Partnership. The Members intend that (a) the Company not be a partnership (including a limited partnership) or joint venture, (b) no Member be a partner or joint venturer of any other Member by virtue of this Agreement for any purposes other than as set forth in the last sentence of this Section 2.8, and (c) neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof, including the Transaction Documents, shall be deemed or construed to suggest otherwise. The Members intend that (i) the Company shall be treated as a newly formed partnership that is not a continuation of any other partnership for federal and, if applicable, state or local income tax purposes, and (ii) each Member and the Company shall file all Tax Returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.9 Title to the Assets. Title to the assets of each entity within the Company Group, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company or its applicable Subsidiary as an entity, and no Member, individually or collectively, shall have any direct or indirect ownership interest in such assets or any portion thereof.

Section 2.10 Maintenance of Separate Entities. The Company shall at all times:

(a) maintain its books, accounting records (including books of account and payroll, if any) and other documents and records separate from those of its Affiliates, Subsidiaries or Members or of any other Person, as applicable;

(b) not commingle its assets with those of its Affiliates, Subsidiaries or Members or of any other Person;

(c) act solely in its limited liability company name and through its own authorized Persons and comply with all organizational formalities required by the Act, the Certificate of Formation and this Agreement;

(d) pay the salaries, benefits and other customary payroll expenses of its own employees, if any;

(e) allocate fairly and reasonably the costs of any shared office space or other shared overhead expenses;

(f) separately manage its liabilities from those of its Affiliates, Subsidiaries or Members or of any other Person;

(g) maintain its bank accounts separate from those of its Affiliates, Subsidiaries or Members or of any other Person, and maintain separate financial statements showing its assets and liabilities separate and apart from those of its Affiliates, Subsidiaries or Members or of any other Person; provided, however, that the Company may report its financial statements on a consolidated or combined basis with one (1) or more Affiliates in accordance with U.S. GAAP;

(h) use separate stationery, invoices and checks bearing its own name;

(i) at all times hold itself out to the public as a legal entity separate from its Affiliates, Subsidiaries and Members and all other Persons, and not identify itself or hold itself out as a division of any other Person;

(j) not pledge its assets for the benefit of any other Person who is not a lender of the Company (subject, in the case of any such pledge for the benefit of a lender of the Company, to Section 5.6(a)(x)), and not hold out its credit or assets as being available to satisfy the obligations of any of its Affiliates, Subsidiaries or Members or of any other Person;

(k) file its own Tax Returns to the extent required by applicable law and pay on its own behalf any taxes that are payable and shown as due;

(l) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided that this clause shall not be understood to require any Member to make additional capital contributions to the Company;

(m) correct any known or suspected misunderstanding regarding its separate identity; and

(n) cause its officers, agents and representatives to act at all times in a manner consistent with the foregoing.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS

Section 3.1 Units and Initial Capital Contributions.

(a) The Units issued by the Company shall consist of Class A Units and Class B Units. The Company is authorized to issue an unlimited number of Class A Units and Class B Units. Subject to the terms and conditions set forth in this Agreement and the Contribution Agreement, and after giving effect to the Closing and as of the Execution Date, (i) the Company has issued (A) 6,023,076,923 Class A Units to ONEOK and (B) 900,000,000 Class B Units to Sponsor, in each case, as set forth on Schedule I, and (ii) the Members agree that the amount of respective Capital Contributions of the Members are set forth on Schedule I. The Units shall initially be uncertificated; provided, however, if requested by the Class B Member, the Class B Units shall be certificated, and any certificates evidencing the Class B Units shall bear the following legend reflecting the applicable restrictions on the transfer of such securities:

“The Units evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to an effective registration under the Securities Act or in a transaction that qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

The Units evidenced hereby are subject to the terms of that certain Amended and Restated Limited Liability Company Agreement of ONEOK Holdings, L.L.C., dated as of September [ ], 2026, as amended, modified or supplemented from time to time, by and among the members identified therein, including certain conditions to, and restrictions on, transfer. No transfer of the Units evidenced hereby may be made except in accordance with the provisions of such Amended and Restated Limited Liability Company Agreement, and any transfer of the Units evidenced hereby in violation thereof will be void ab initio. A copy of such Amended and Restated Limited Liability Company Agreement has been filed in the books and records of ONEOK Holdings, L.L.C. and is available upon written request made by the holder of record of this certificate to ONEOK Holdings, L.L.C.”

(b) Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend Schedule I to reflect the issuance of additional Units, the Transfer of Units and the admission of Substituted Members resulting therefrom, the admission of Additional Members, the resignation or withdrawal of a Member or a change or correction to any other information set forth on Schedule I, in each case as provided in this Agreement. The Company shall make available to the Members copies of any amended or restated Schedule I from time to time, and the Company shall provide a copy of Schedule I then in effect to any requesting Member promptly upon such Member’s request. The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article X. Effective as of the Execution Date and after giving effect to the Closing, (i) each of the Members listed on Schedule I is admitted as a Member of the Company and holds all of the Units set forth on Schedule I, which collectively constitute all of the Units in the Company, and (ii) all such Units are authorized and issued.

Section 3.2 Additional Capital Contributions.

(a) Notwithstanding any other provisions herein, (i) no Member shall be obligated to make any additional Capital Contributions to the Company, and (ii) the Class A Member shall have the right, exercisable in its sole discretion, to make or cause to be made Capital Contributions in exchange for additional Class A Units at a value of ten dollars ($10.00) per Class A Unit.

(b) Subject to Section 12.3, upon the funding of any Capital Contribution by the Class A Member pursuant to Section 3.2(a), the Board shall, in connection therewith, amend Schedule I to reflect the issuance of additional Units and update the books and records of the Company, accordingly.

Section 3.3 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

(b) For purposes of computing the Profits or Losses of the Company for any period, and any item of the Company’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) the computation of all items of income, gain, loss and deduction shall include any income of the Company that is exempt from U.S. federal income tax and those items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii) if the Book Value of any of the Company’s property is adjusted pursuant to clause (a) or (b) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii) items of income, gain, loss or deduction attributable to the disposition of the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(v) to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vi) any items of income, gain, loss, or deduction which are specially allocated pursuant to Section 4.3(a)(i)(A), Section 4.3(a)(ii)(A) or Section 4.4 shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 4.3(a)(i)(A), Section 4.3(a)(ii)(A) or Section 4.4 will be determined by applying rules analogous to those set forth in clause (i) through clause (v) above.

Section 3.4 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution, termination, or cancellation of the Company).

Section 3.5 No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account balance or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.6 Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account (or portion thereof) of the Member attributable to the Units of such Member to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Member or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member that were Transferred to such Member.

Section 3.7 Additional Members. Subject to the other terms of this Agreement, a Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board (in its sole discretion) determines that such conditions have been satisfied, upon any approval by the Members required hereby and when any such admission is shown on the books and records of the Company.

Section 3.8 Substituted Members. In connection with the Transfer of Units of a Member permitted under the terms of this Agreement, the Transferee shall become a Substituted Member on the effective date of such Transfer pursuant to Section 9.7.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1 Distributions to Units.

(a) If the Board (in its sole discretion but subject to Section 4.1(b)) determines to make a regular Distribution for any Fiscal Quarter, the Company shall make, on the Quarterly Payment Date with respect to such Fiscal Quarter, Distributions (each such Distribution, a “Quarterly Distribution”) as follows:

(i) during the Initial Period:

(A) the Initial Class A Distribution Amount to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(B) the Initial Class B Distribution Amount to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest); and

(ii) during the Base Capital Period:

(A) the Revised Class A Distribution Amount to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(B) the Revised Class B Distribution Amount to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest).

(b) Notwithstanding anything to the contrary set forth herein, if at any time (i) the Class A TopCo or any of its direct or indirect parent entities declares a dividend to its shareholders, repurchases any of its equity interests (other than as required by the Class A TopCo’s equity incentive plans), or otherwise makes a distribution or return of capital to its shareholders, (ii) following an Approved Change of Control, any member of the Company Group declares or pays a dividend to, repurchases any of its equity interests from, or otherwise makes a distribution or return of capital to any Affiliate of New Parent (other than the Company and its Subsidiaries) (a “Post-CoC Affiliate Distribution”) or (iii) the Board declares and pays a Special Distribution (in accordance with Section 4.2) (each, a “Regular Distribution Trigger”), then the Board shall declare, and the Company shall make on the next Quarterly Payment Date, a Quarterly Distribution for such quarter to its Members in accordance with Section 4.1(a) and Section 4.1(e). In the case of a Regular Distribution Trigger set forth in clause (ii), CFFO for the next Quarterly Distribution shall be determined on an aggregate basis for the Company Group without giving effect to the Post-CoC Affiliate Distribution (or the applicable Affiliate of New Parent’s equity ownership in the applicable member of the Company Group) to the extent such distribution would have the effect of reducing CFFO.

(c) Notwithstanding anything to the contrary set forth herein, the Class A Member shall have the right, upon written notice (such notice, the “Election Notice”) to the Company and the Class B Member prior to the Quarterly Payment Date for the applicable Fiscal Quarter, to elect to receive the Alternative Class A Distribution Amount for such Fiscal Quarter in lieu of receipt of the Initial Class A Distribution Amount or the Revised Class A Distribution Amount, as applicable (such election, the “Alternative Election”); provided, however, that the Class A Member shall not have the option to elect the Alternative Election if the Alternative Class A Distribution Amount is greater than the Initial Class A Distribution Amount or the Revised Class A Distribution Amount, as applicable, for such Fiscal Quarter. In the event the Class A Member elects the Alternative Election for any Fiscal Quarter, (i) the amount by which the Initial Class A Distribution Amount or the Revised Class A Distribution Amount, as applicable, exceeds the Alternative Class A Distribution Amount for such Fiscal Quarter shall be a Capital Contribution by the Class A Member to the Company, and (ii) the Class A Member shall receive additional Class A Units for such Capital Contribution at a value of ten dollars ($10.00) per Class A Unit: provided, further, that solely for purposes of determining the amount of deemed Capital Contributions pursuant to Section 4.1(c)(i)-(ii), the aggregate amount of deemed Capital Contributions (including deemed Capital Contributions made pursuant to a Special Alternative Election) for the applicable Fiscal Quarter shall not exceed the aggregate amount of Available Cash for the applicable Fiscal Quarter distributable to the Class A Member (and shall not include any excess amount of Total Cash distributable to the Class A Member). For the avoidance of doubt (but subject to the immediately preceding proviso), solely for purposes of determining Capital Accounts, (x) the Class A Member shall be deemed to have received a Distribution equal to the full amount of the Initial Class A Distribution Amount or the Revised Class A Distribution Amount, as applicable, and the Class A Member’s Capital Account shall be reduced by such amount, and (y) any Capital Contribution deemed to be made by the Class A Member pursuant to clause (i) above shall increase the Class A Member’s Capital Account by the amount of such Capital Contribution.

(d) The Company shall deliver to the Class B Member written notice of the amount of such Class B Member’s Quarterly Distribution for each Fiscal Quarter no later than seven (7) Business Days prior to the applicable Quarterly Payment Date. Notwithstanding anything herein to the contrary, the Company shall (and the Class A Member shall cause the Board to) determine the Class B Member’s Quarterly Distribution (including the underlying amount of CFFO and its constituent elements) in good faith and, to the extent applicable to the components of CFFO, in accordance with GAAP as in effect as of the Execution Date (consistently applied).

(e) If the Board determines to make a Quarterly Distribution in excess of Available Cash for such Fiscal Quarter and any Aggregate Deferred Distribution Balance exists as of such date, then notwithstanding Section 4.1(a), such Quarterly Distribution shall be paid, to the extent funds therefor are available in the Quarterly Distribution amount, in the following order: (i) first, (A) to the Class B Member in an amount equal to the Initial Class B Distribution Amount, or the Revised Class B Distribution Amount, as applicable, for such Fiscal Quarter and (B) to the Class A Member in an amount equal to the difference of (x) Available Cash, minus (y) the aggregate amount distributed pursuant to clause (i)(A) of this Section 4.1(e); (ii) second, to the Class A Member and the Class B Member in accordance with each Member’s Deferred Distribution Pro Rata Share (i.e., the Deferred Class A Distribution Balance and the Deferred Class B Distribution Balance, respectively) up to the amount of the Aggregate Deferred Distribution

Balance (as determined immediately prior to such allocation); and (iii) third, to the Class A Member. The portion of any payment made to the Class B Member pursuant to clause (ii) above attributable to a Deferred Class B Distribution Amount in respect of a prior Fiscal Quarter shall be applied (x) first, to the payment of the Class B Return Component for such prior Fiscal Quarter and (y) second, after payment of the Class B Return Component pursuant to the foregoing clause (x), the remainder shall be divided by the Class B Redemption Price applicable to such prior Fiscal Quarter to determine the Class B Principal Reduction Amount for such prior Fiscal Quarter, and the Class B Outstanding Balance shall be reduced by such Class B Principal Reduction Amount. For the avoidance of doubt, in the event the Class A Member makes an Alternative Election pursuant to Section 4.1(c) with respect to any Fiscal Quarter in which a payment pursuant to clause (ii) above is made, the Deferred Class A Distribution Balance shall nonetheless be reduced by the full amount allocated to the Class A Member pursuant to clause (ii) above (without regard to the Alternative Election). An illustrative example is attached hereto as Exhibit E.

(f) The Initial Class B Distribution Amount or Revised Class B Distribution Amount, as applicable, included in each Class B Distribution (other than a Special Class B Distribution) shall be applied as follows:

(i) first, to the payment of the outstanding amount of any Class B Return Shortfall from any prior Fiscal Quarter;

(ii) second, to the payment of the Class B Return Component for such Fiscal Quarter; and

(iii) third, to the extent the Initial Class B Distribution Amount or the Revised Class B Distribution Amount, as applicable, included in such Class B Distribution exceeds the sum of (A) any Class B Return Shortfall payable pursuant to clause (i) and (B) the Class B Return Component payable pursuant to clause (ii), the remainder shall be divided by the Class B Redemption Price applicable to such Fiscal Quarter to determine the Class B Principal Reduction Amount for such Fiscal Quarter, and the Class B Outstanding Balance shall be reduced by such Class B Principal Reduction Amount.

(iv) To the extent such Initial Class B Distribution Amount or Revised Class B Distribution Amount is less than the Class B Return Component for such Fiscal Quarter (the amount of such shortfall a “Class B Return Shortfall”), the next Class B Distribution shall be applied first to the payment of such Class B Return Shortfall pursuant to clause (i) above.

(g) Notwithstanding anything to the contrary set forth herein, no Quarterly Distribution shall be made in respect of the Fiscal Quarter ending September 30, 2026. The amounts of CFFO and Available Cash attributable to the period beginning on the Execution Date and ending on September 30, 2026 (the “Stub Period”) shall be included in, and aggregated with, the CFFO and Available Cash for the Fiscal Quarter ending December 31, 2026 for purposes of calculating such Quarterly Distribution. For the avoidance of doubt, the determination to make a Quarterly Distribution with respect to the Fiscal Quarter ending December 31, 2026 shall be made in the Board’s sole discretion. The amounts of CFFO and Available Cash attributable to the Stub Period shall be determined by multiplying the CFFO and Available Cash, as applicable, for the full Fiscal Quarter ending September 30, 2026 by a fraction, the numerator of which is the number of days in the Stub Period and the denominator of which is the total number of days in the Fiscal Quarter ending September 30, 2026. For the avoidance of doubt, (a) the failure to pay a Quarterly Distribution on the Quarterly Payment Date in respect of the Fiscal Quarter ending September 30, 2026 shall not immediately result in a Deferred Distribution Balance with respect to such Fiscal Quarter, but if a Quarterly Distribution is not paid in respect of the Fiscal Quarter ending December 31, 2026, then the amount distributable for the Stub Period shall be included in the Members’ respective Deferred Distributions Balances for such subsequent Fiscal Quarter and (b) if paid on the Quarterly Payment Date in respect of the Fiscal Quarter ended December 31, 2026, such Initial Class B Distribution Amount for the Stub Period shall be deemed to have been paid on the Quarterly Payment Date for the Fiscal Quarter ending December 31, 2026.

Section 4.2 Special Distributions.

(a) The Board (in its sole discretion) shall have the right to declare and pay Special Distributions, and the Company shall make, on the Special Payment Date, Special Distributions as follows:

(i) during the Initial Period:

(A) first, if the Aggregate Deferred Distribution Balance is greater than zero, to the Class A Member and the Class B Member in accordance with each Member’s Deferred Distribution Pro Rata Share up to the amount of the Aggregate Deferred Distribution Balance (as determined immediately prior to such allocation), and each Member’s Deferred Distribution Balance shall be reduced by the amount allocated to such Member;

(B) thereafter,

(1) the Special Class A Distribution Amount to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(2) the Special Class B Distribution Amount to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest); and

(ii) during the Base Capital Period:

(A) one hundred percent (100%) of the Special Distribution Proceeds to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(B) zero percent (0%) of the Special Distribution Proceeds to the holders of Class B Units.

(b) Notwithstanding anything to the contrary set forth herein, the Class A Member shall have the right during the Initial Period, upon delivering an Election Notice to the Company and the Class B Member prior to the Payment Date for the applicable Special Distribution, to elect to receive the Special Alternative Class A Distribution Amount in lieu of receipt of the Special Class A Distribution Amount (such election, the “Special Alternative Election”); provided, however, that the Class A Member shall not have the option to make the

Special Alternative Election if the Special Alternative Class A Distribution Amount is greater than the Special Class A Distribution Amount for such Special Distribution. In the event the Class A Member elects the Special Alternative Election for any Special Distribution, (i) the amount by which the Special Class A Distribution Amount exceeds the Special Alternative Class A Distribution Amount shall be a Capital Contribution by the Class A Member to the Company, and (ii) the Class A Member shall receive additional Class A Units for such Capital Contribution at a value of ten dollars ($10.00) per Class A Unit; provided, further, that solely for purposes of determining the amount of deemed Capital Contributions pursuant to Section 4.2(b)(i)-(ii), the aggregate amount of deemed Capital Contributions for the applicable Fiscal Quarter (including deemed Capital Contributions made pursuant to an Alternative Election in respect of such Fiscal Quarter) shall not exceed the aggregate amount of Available Cash for the applicable Fiscal Quarter distributable to the Class A Member. For the avoidance of doubt (but subject to the immediately preceding proviso), solely for purposes of determining Capital Accounts, (x) the Class A Member shall be deemed to have received a Distribution equal to the full amount of the Special Class A Distribution Amount, and the Class A Member’s Capital Account shall be reduced by such amount, and (y) any Capital Contribution deemed to be made by the Class A Member pursuant to clause (i) above shall increase the Class A Member’s Capital Account by the amount of such Capital Contribution.

(c) For the avoidance of doubt, the declaration or payment of any Special Distribution shall be in addition to, and shall not constitute an advance against, credit towards, offset against, reduction of or other adjustment to any Quarterly Distribution declared or payable to the Members pursuant to Section 4.1.

(d) Each Special Class B Distribution Amount shall be applied as follows:

(i) first, to the payment of any Class B Return Shortfall from any prior Fiscal Quarter;

(ii) second, to the payment of the Class B Return Component for such Special Distribution; and

(iii) third, to the extent such Special Class B Distribution Amount exceeds the sum of (A) any Class B Return Shortfall payable pursuant to clause (i) and (B) the Class B Return Component payable pursuant to clause (ii), the remainder shall be divided by the Class B Redemption Price applicable to such Special Distribution to determine the Class B Principal Reduction Amount attributable to such Special Distribution, and the Class B Outstanding Balance shall be reduced by such Class B Principal Reduction Amount.

Section 4.3 Allocations.

(a) After giving effect to the allocations set forth in Section 4.4:

(i) during the Initial Period, the Company shall allocate:

(A) to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest), items of gross income for each Taxable Year in an amount equal to (but not to exceed) the Class B Return Component, plus the Class B Return Premium (if any) with respect to each Class B Unit for such Taxable Year; and

(B) thereafter, to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest), Profits and Losses for each Taxable Year; and

(ii) during the Base Capital Period, the Company shall allocate:

(A) to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest), items of gross income in an amount equal to (but not to exceed) the total Revised Class B Distribution Amount plus the Class B Return Premium (if any), in each case, distributed during such Taxable Year; and

(B) thereafter, to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest), Profits and Losses for such Taxable Year.

(b) On the dissolution of the Company pursuant to Article X, after giving effect to the allocations set forth in Section 4.4, the Company shall allocate Profits and Losses (or, to the extent determined necessary or appropriate by the Board, items thereof) for the Taxable Year in which the dissolution occurs (i) first, solely with respect to a dissolution of the Company during a Fiscal Quarter during the Initial Period, to the holders of the Class A Units and the Class B Units pro rata based on each such holder’s Total Percentage Interest until the holders of Class B Units have received an amount necessary to cause the holders of Class B Units to achieve the Base Return and (ii) thereafter any remaining amounts to the holders of Class A Units (pro rata based upon the Class A Percentage Interest held by each holder of Class A Units).

Section 4.4 Special Allocations; Other Allocation Rules.

(a) Notwithstanding any other provisions of this Section 4.4, if there is a net decrease during a Taxable Year in Company Minimum Gain, items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. This Section 4.4(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Notwithstanding any other provisions of this Section 4.4 (other than Section 4.4(a)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Taxable Year shall be allocated items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(i)(4), 1.704-2(g) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 4.4(b) is intended to comply with the chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(c) Nonrecourse deductions (as determined in accordance with Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated as determined by the Board, to the extent permitted by the Treasury Regulations.

(d) Losses attributable to Member Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).

(e) If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.3, then items of income or gains of the Company for such Taxable Year shall be specially allocated as quickly as possible to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit; provided, however, that an allocation pursuant to this Section 4.4(e) shall be made only if and to the extent that such Member would have a deficit in such Member’s Capital Account after all other allocations provided in this Article IV have been tentatively made as if this Section 4.4(e) were not part of this Agreement. This Section 4.4(e) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f) For purposes of Treasury Regulations Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Company Minimum Gain and (ii) the total amount of Nonrecourse Built-In Gain shall be allocated to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest).

(g) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Section 732(d), 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2), 1.704-1(b)(2)(iv)(m)(3) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (3) if such Treasury Regulations Section applies, or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules and Section 4.6.

(i) The allocations set forth in Sections 4.4(a) through (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the

Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(j) To the extent (if any) that the amount of Distributions pursuant to Section 4.1(a) and Special Distributions pursuant to Section 4.2 made to any holder of Class B Units with respect to a Taxable Year exceeds the items of gross income allocated to such holder of Class B Units pursuant to Section 4.3(a) for such Taxable Year, such holder of Class B Units shall be treated as receiving (i) first, a “guaranteed payment” for the use of capital within the meaning of Section 707(c) of the Code to the extent the aggregate Class B Return Component plus the Class B Return Premium (if any), in each case, distributed to such holder of Class B Units for such Taxable Year exceeds the amount of gross income available to be allocated to such holder of Class B Units for such Taxable Year and (ii) thereafter, without duplication, a Distribution governed by Section 731(a) of the Code. Any deduction permitted to be taken by the Company with respect to any guaranteed payment made under this Section 4.4(j) shall be specially allocated to the holders of Class A Units for the applicable Taxable Year. To the extent permitted under applicable law, no Member shall be treated as receiving a guaranteed payment, capital shift or similar result for U.S. federal (and applicable state and local) income tax purposes other than as set forth in this Section 4.4(j).

Section 4.5 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated for federal, state and local income tax purposes among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value. In addition, if the Book Value of any of the Company’s assets is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code. The Partnership Representative shall determine all allocations pursuant to this Section 4.5(b) using any manner determined by the Partnership Representative that constitutes a “reasonable method” under the Treasury Regulations under Section 704(c) of the Code.

(c) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d) Any recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of any remedial allocations).

(e) The Members’ proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest).

(f) For purposes of Section 163(j) of the Code, the holders of Class B Units shall be allocated for each Taxable Year their proportional share of the Company’s “excess taxable income”, within the meaning of Treasury Regulations Section 1.163(j)-1(b)(17), determined by reference to the items of gross income allocated to the holders of Class B Units pursuant to Section 4.3(a).

(g) Allocations pursuant to this Section 4.5 are solely for purposes of U.S. federal, state and local Taxes and shall not affect any Member’s Capital Account.

Section 4.6 Withholding and Indemnification for Payments on Behalf of a Member. The Company may withhold from Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Member with respect to Units held by such Person (including federal, state or local Taxes), and each such Member authorizes the Company to withhold from or pay on behalf of or with respect to such Member any such payment that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member with respect to Units held by such Person pursuant to this Agreement; provided, however, that prior to such withholding or making any such payment on behalf of a Class B Member (or any direct or indirect owner thereof), the Company shall use commercially reasonable efforts to provide the Class B Representative with prompt written notice of the basis for and amount of such withholding or payment and shall reasonably cooperate with the applicable Class B Member (at such Class B Member’s expense) to reduce or obtain an exemption from such withholding or payment to the extent permitted by applicable law. Any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to the Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) as reasonably determined by the Board. Any amounts withheld from, paid on behalf of or otherwise specifically attributable to any Member pursuant to this Section 4.6 will be treated as having been distributed to such Member. To the extent that the cumulative amount withheld or paid for any period exceeds the Distributions to which such Member is entitled for such period with respect to Units held by such Person, the Company will provide notice to such Member and such amount will (a) be treated as having been distributed to such Member as an advance against the next Distributions that would otherwise be made to such Member with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (b) if requested in writing by the Board, be contributed by such Member to the Company within fifteen (15) days of demand therefor. If a Member fails to comply with its obligation to contribute to the Company pursuant to clause (b) above, such Member shall indemnify the Company in full for the entire amount paid by the Company (including interest, penalties and related expenses). Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required and the amount thereof, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.6 shall survive (i) the termination, dissolution, liquidation, cancellation, and winding up of the Company, and for purposes of this Section 4.6, to the fullest extent permitted by applicable law, the Company shall be treated as continuing in existence and (ii) such Member ceasing to be a Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.6 if a Member does not comply with the provisions in this Section 4.6, including instituting a lawsuit to collect such amounts required to be paid to the Company or otherwise borne by such Member, with interest calculated at a rate equal to the Prime Rate plus three (3) percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

Section 4.7 ONEOK OpCo Distributions.

(a) If the board of managers of ONEOK OpCo (in its sole discretion) determines to make a distribution for any Fiscal Quarter, ONEOK OpCo shall make (and the Class A Member and the Company shall, directly or indirectly, cause ONEOK OpCo to make) a distribution to the Company on the Quarterly Payment Date with respect to such Fiscal Quarter equal to (i) Available Cash for such Fiscal Quarter or (ii) such greater amount as determined by the board of managers of ONEOK OpCo (in its sole discretion) (the amount of such distribution made to the Company, “Total Cash”); provided, however, that if a Regular Distribution Trigger occurs, then ONEOK OpCo shall make (and the Class A Member and the Company shall, directly or indirectly, cause ONEOK OpCo to make) a distribution of Total Cash to the Company on the next Quarterly Payment Date.

(b) The board of managers of ONEOK OpCo (in its sole discretion) shall have the right to declare special distributions and, if so declared, ONEOK OpCo shall make a special distribution to the Company.

Section 4.8 Order of Distributions. For the avoidance of doubt, on any Payment Date, any distribution by ONEOK OpCo to the Company shall occur prior to any Distribution by the Company to its Members, and any Distribution by the Company to its Members shall occur prior to the payment of any dividend by ONEOK to its shareholders.

Section 4.9 Company Contributions. For the avoidance of doubt, the Board (in its sole discretion) shall have the right to cause the Company to contribute to ONEOK OpCo any cash received by the Company that is not distributed to the Members in accordance with this Agreement.

ARTICLE V

MANAGEMENT

Section 5.1 Management of the Company. Subject to the terms and provisions hereof, the Board of Managers of the Company (the “Board,” and each member of the Board, a “Manager”) shall oversee, direct and manage the activities of the Company. The Board shall, without limiting the generality of this Section 5.1, in addition to constituting a “manager” of the Company as defined in the Act and possessing the powers now or hereafter granted under the Act or which are granted to the Board under any other provisions of this Agreement, have full power and authority to do all things deemed necessary, convenient or desirable by it to conduct the business and affairs of the Company and its Subsidiaries (without any vote or consent of any Member or any other Person, except as expressly provided in this Agreement), subject to the terms and provisions hereof. Subject to any express limitations contained in this Agreement, including Section 5.6, this Agreement shall be construed with the presumption in favor of the grant of power and authority to the Board. The enumeration and definition of particular powers of the Board included in this Agreement shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Delaware or any other applicable laws. Notwithstanding anything to the contrary contained in this Agreement, the Board shall not, and shall cause the Company not to (and shall cause the Company to cause each of its Subsidiaries not to), take any actions prohibited by Section 5.6 or other provisions of this Agreement requiring the consent of a Member without obtaining the requisite approvals thereunder.

Section 5.2 Board Composition; Term; Removal; Vacancies.

(a) The Board shall initially consist of three Managers, all of whom shall be appointed by the Class A Member. Each Manager appointed to the Board shall serve until his or her successor is duly appointed or until his or her earlier death, removal or resignation. As of the Execution Date, the initial Managers are as set forth on Schedule II.

(b) Any Manager may resign at any time by delivering a written notice to the Company. Such resignation shall be effective upon receipt of such written notice unless it is specified in such notice to be effective at some other time or upon the happening of some other event and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Manager may be removed from the Board or any committee thereof at any time and with or without cause by the Class A Member. The removal of a Manager by the Class A Member shall be effective upon delivery of notice thereof to the Company and each of the remaining Managers. Any vacancy on the Board or any committee thereof because of resignation, death or removal of a Manager will be filled only by a new Manager appointed by Class A Member. If Class A Member fails to appoint a Manager pursuant to this Section 5.2, such position on the Board or committee thereof shall remain vacant until Class A Member exercises its right to appoint a Manager as provided herein. Any vacancy on the Board shall not be counted for purposes of determining whether a quorum is present under this Agreement.

Section 5.3 Board Actions; Meetings. Regular meetings of the Board shall be held no less than once each calendar quarter on such dates and at such times as shall be determined by the Board in accordance with the notice provisions in this Section 5.3. Special meetings of the Board may be called by any Manager, and special meetings of any committee may be called by any Manager on such committee. Meetings of the Board and any committee thereof shall be held telephonically or virtually, or in such other manner or place as may be determined by the Board or such committee. Notice of each meeting of the Board or any committee thereof stating the date, location, time and purpose of such meeting shall be given to each Manager of the Board or committee member, as applicable, by hand, telephone, e-mail, overnight courier or the United States mail not less than five (5) days, with respect to regular meetings, or twenty-four (24) hours, with respect to special meetings, and not more than fifty (50) days prior to such meeting. Notice may be waived before or after a meeting or by attendance without protest at such meeting. The Board or any committee thereof may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate. At all duly noticed meetings of the Board and any committee thereof, the presence of a majority of the Managers entitled to vote at such meeting shall constitute a quorum for the transaction of business. Participation by a Manager in a meeting in accordance with this Section 5.3 shall constitute presence in person at the meeting. If a quorum is not present at any meeting of the Board or any committee thereof, the Managers present thereat may adjourn the meeting and reconvene on a date determined by the Managers present at that meeting to a date not less than twenty-four (24) hours later and not more than sixty (60) days later with notice provided to the Board not less than twenty-four (24) hours before the reconvened meeting, until a quorum is present. A Manager may be counted as present for purposes of a quorum at a meeting of the Board or a committee thereof if another Manager appointed by the same Member is present at such Board or committee meeting. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof, as applicable; provided, however, that any Manager shall be entitled to vote on behalf of any other Manager that is not present if such other Manager was appointed by the same Member. Unless otherwise expressly provided in this Agreement, including Section 5.6, approval by the majority of the Board or members of a committee, as applicable, taken at a duly convened meeting at which a quorum is present, shall be required for any act of the Board or such committee, as applicable.

Section 5.4 Actions by Consent. The actions by the Board or any committee thereof may be taken (a) by vote of the Board or such committee at a meeting thereof at which a quorum is present or (b) by written consent, so long as such written consent is executed by a majority of the Board or members of such committee (unless otherwise expressly provided in this Agreement).

Section 5.5 Minutes. All decisions and resolutions of the Board shall be reported in the minutes of the Company, which shall state the date and the resolutions approved by the Board. The minutes of the Company shall be kept at the principal office of the Company.

Section 5.6 Class B Representative Approval.

(a) Notwithstanding anything to the contrary in this Agreement (other than as set forth in Section 5.6(d)), for so long as any Class B Units remain outstanding, the Company shall (and the Class A Member shall cause the Board to) obtain the approval of the Class B Representative (“Class B Representative Approval”) prior to any member of the Company Group identified below, the Board or any officer, agent or other representative of such Company Group identified below taking any of the actions set forth in this Section 5.6(a) (including authorizing or approving, or entering into any binding agreement with respect to or otherwise committing to do any such actions), and any such action taken without Class B Representative Approval shall be null and void ab initio and of no force or effect:

(i) the Company Group engaging in any material line of business substantially different from (A) (x) those lines of business conducted by the Company Group on the Execution Date or (y) any business reasonably related, incidental or complementary to such lines of business and (B) any reasonable extension, development or expansion of the business described in clause (A), including lines of business relating to the energy transition or transformation;

(ii) the Company or any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X as in effect as of the Execution Date) electing (or changing any election) to be treated as an entity other than a partnership or disregarded entity for U.S. federal income tax purposes;

(iii) the Company distributing any assets to the Members (or other holders of Units) in any medium other than cash (it being understood that accruals under Section 4.1 shall occur without the necessity of consent by any Person);

(iv) except as contemplated pursuant to Article IV, the Company making any payments or Distributions to, or effecting any redemptions in respect of, Units, in each case, prior to the redemption or liquidation of all Class B Units in accordance with the terms hereof, unless such redemption or liquidation is with respect to all Class B Units;

(v) any member of the Company Group, directly or indirectly, creating, granting, issuing or otherwise exchanging any Equity Securities that (A) have a liquidation preference senior to or on par with the Class B Units, (B) have any rights (other than immaterial rights) that are more favorable (other than in a de minimis manner) than the Class B Units, (C) require the Company to pay Distributions that will have priority to or parity with Distributions payable on the Class B Units (other than Class A Units issued in accordance with this Agreement), or (D) have rights to dividends or distributions that would reduce the Class B Units’ Distributions hereunder, in each case, other than in connection with (a) joint ventures, partnerships or other similar arrangements formed or entered into by Subsidiaries of ONEOK OpCo or (b) the formation of wholly owned subsidiaries of ONEOK OpCo or any of its Subsidiaries in the ordinary course of business;

(vi) subject to Section 12.4, any amendment of, or waiver by the Company of, any of the provisions of this Agreement;

(vii) the Company incurring, guaranteeing or assuming indebtedness for borrowed money;

(viii) the Company or any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X as in effect as of the Execution Date) voluntarily effecting any Bankruptcy Event, dissolution, liquidation or winding up; provided, that Class B Representative Approval shall not be required for internal reorganization transactions that do not materially and adversely affect the Company or the Class B Member; provided, further, that solely with respect to any such Bankruptcy Event, dissolution, liquidation or winding up of a significant subsidiary of the Company (but not a Bankruptcy Event of the Company), Class B Representative Approval shall not be required to the extent the board of directors of the Class A TopCo determines, in good faith and after consultation with outside legal counsel, that the imposition of such approval requirement would be inconsistent with the fiduciary duties of the board of directors of the Class A TopCo under applicable law;

(ix) the Company effecting a merger, divisive merger, consolidation, public offering, business combination, reorganization or sale of the Company or a sale of all or substantially all of the assets of the Company, whether in any one transaction or a series of related transactions; provided, for the avoidance of doubt, that this clause (ix) shall not apply to any ONEOK Parent Transaction;

(x) the Company creating, incurring, assuming or granting any lien or encumbrance on its assets in excess of $100,000,000;

(xi) any member of the Company Group entering into or amending (other than ministerial amendments) (A) any Material Affiliate Contract other than on arms’ length terms (provided that the Company shall provide the Class B Representative with notice of and a copy of any such Material Affiliate Contract (or amendment thereto, as applicable) prior to any such execution, termination or amendment) that, individually or when aggregated with all other such contracts, agreements or transactions, involve payments or transfers of value to or from the Company or any of its Subsidiaries in excess of $20,000,000 in the aggregate in any fiscal year, (B) any loan or other financing provided by any member of the Company Group to the Class A Member or any of its Affiliates (excluding the Company Group) or (C) any acquisition of any debt or equity securities of the Class A Member or any of its Affiliates (excluding the Company Group);

(xii) any member of the Company Group amending (other than ministerial amendments) or terminating any Specified Affiliate Contract;

(xiii) the Company and any of its Subsidiaries making any material change to their respective accounting policies, other than changes required by GAAP or other accounting principles or regulatory policy, or the interpretation or enforcement thereof;

(xiv) the Company entering into, amending, modifying or terminating any of its material Contracts;

(xv) the Company settling any litigation (A) in which the Company is the sole named defendant or plaintiff and no other member of the Company Group is a party or (B) which would have a disproportionate material and adverse impact on the Company relative to Class A TopCo and the Company Group;

(xvi) making any tax decision with respect to the Company or any of its Subsidiaries that would reasonably be expected to have a material and adverse impact on the allocations to the holders of Class B Units pursuant to Section 4.3(a) or Section 4.5(f); or

(xvii) the Company making any loan, advance or extension of credit to any Person other than deposits with financial institutions in the ordinary course of business.

(b) To the extent that any action set forth in Section 5.6(a) applies to actions taken by, or in respect of, any member of the Company Group (other than actions that apply solely to the Company or any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X as in effect as of the Execution Date)), the obligation to obtain Class B Representative Approval shall also require that the Class A Member and the Company each use (or cause the applicable member of the Company Group to use) commercially reasonable efforts to exercise its contractual, governance, voting, board designation or other rights exercisable with respect to the taking of such action to cause each Material Unconsolidated Subsidiary to comply with such restrictions set forth in Section 5.6(a). Each of the Parties acknowledges and agrees that the obligations of the Class A Member and the Company under this Section 5.6(b) are limited to the actions the Class A Member or the Company or its applicable Subsidiary, as applicable, has the legal, contractual or other right to take with respect to a given Material Unconsolidated Subsidiary, it being further acknowledged and agreed that neither the Class A Member nor the Company may have sufficient power or contractual rights to cause every Material Unconsolidated Subsidiary to comply with such restrictions, and neither the Class A Member nor the Company shall be deemed in breach of this Agreement solely as a result of a Material Unconsolidated Subsidiary’s failure to comply with such restrictions so long as the Class A Member and the Company have complied with their obligations under the first sentence of this Section 5.6(b).

(c) For any actions that require Class B Representative Approval, the Company shall deliver to the Class B Representative a written request for consent to take such action (a “Consent Request”) at each email address set forth on Schedule I (as the same may be updated from time to time by written notice from the Class B Representative to the Company), which Consent Request should include reasonably detailed information regarding the proposed action. No later than the twentieth (20th) Business Day following receipt of a Consent Request (such twenty (20) Business Day period, as may be extended by the mutual agreement of the Parties, a “Response Deadline”), the Class B Representative shall deliver to the Company a written response (email being sufficient) to such Consent Request (a “Consent Response”). If the Class B Representative fails to deliver any Consent Response by the Response Deadline, the failure to respond shall constitute an irrevocable Class B Representative Approval with respect to the action set forth in the Consent Request.

(d) Notwithstanding anything to the contrary in this Agreement, neither Class B Representative Approval nor any other approval by any Class B Member shall be required in respect of any action by any member of the Company Group or any officer, agent or representative of the Company on behalf of the Company Group if such action is consummated (i) prior to the eighth (8th) anniversary of the Execution Date and results in the receipt by all holders of Class B Units of a total amount equal to the Buyout Amount calculated as if such action were occurring on the eighth (8th) anniversary of the Execution Date (ii) prior to the fifteenth (15th) anniversary of the Execution Date and results in the receipt by all holders of Class B Units of a total amount equal to the Buyout Amount or (iii) on or after the fifteenth (15th) anniversary of the Execution Date and results in the receipt by all holders of Class B Units of the Sale Right Amount.

Section 5.7 Committees. The Board (in its sole discretion) may establish one or more committees of the Board by resolution, with such responsibilities and authority as determined by the Board in the resolutions establishing such committee. Any committee of the Board, to the extent provided in the enabling resolution and until dissolved by the Board, shall have and may exercise any or all of the authority of the Board delegated to it. The Board may dissolve any committee at any time.

Section 5.8 Limitation of Liability; Manager Insurance.

(a) Except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Act, no present or former Manager, nor any such Manager’s Affiliates, nor any of their employees, directors, agents or representatives, shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission performed or omitted by such Person in its capacity as Manager, or otherwise; provided, however, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s actual fraud, willful misconduct, knowing violation of law, or breach of this Agreement, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely, and shall incur no liability in acting or refraining from acting, upon (i) the advice of legal counsel, independent public accountants and other experts, including financial advisors, and (ii) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and, in each case, any act of or failure to act by such Manager in good faith reliance on such advice or documentation shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member for any losses sustained or liabilities incurred as a result thereof, or otherwise.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in Section 5.8(a) shall limit or waive any claims, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member or Manager for a breach of contract claim relating to any binding agreement, including this Agreement.

(c) The Company (or the Class A Member) shall obtain and maintain, at its sole cost and expense, director and officer insurance on behalf of the directors and officers of the Company Group, which director and officer insurance shall be with an underwriter or underwriters, and having coverage limits and other terms and conditions, reasonably acceptable to the Board.

Section 5.9 Officers.

(a) The officers of the Company shall be such officers as the Board from time to time may deem proper. All officers of the Company shall be appointed by the Board. All officers shall each have such powers and duties as generally pertain to their respective offices or as may be prescribed by the Board.

(b) Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he shall resign or be removed pursuant to Section 5.9(c).

(c) Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(d) A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION; DUTIES

Section 6.1 Indemnification.

(a) Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, joint or several liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining from acting) in such capacity; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement to the extent the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement was attributable to such Indemnitee’s actual fraud, willful misconduct, knowing violation of law, or breach of this Agreement, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) Any right to indemnification conferred in this Section 6.1 shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by an Indemnitee entitled or authorized to be indemnified under this Section 6.1 who is, or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of (i) a written affirmation by such Indemnitee of its good faith belief that such Indemnitee has met the requirements necessary for indemnification under this Section 6.1 and (ii) a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section 6.1 or otherwise.

(c) The indemnification provided by this Section 6.1 shall (i) be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, (ii) continue as to an Indemnitee who has ceased to serve in such capacity, and (iii) inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) Without limiting the Company’s obligation to procure director and officer insurance pursuant to Section 5.8(c), the Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, any such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Agreement.

(e) The provisions of this Section 6.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(f) Any amendment, modification or repeal of this Section 6.1 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(g) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 6.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.1 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any Substituted Member or any Additional Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless the act or omission was attributable to such Indemnitee’s actual fraud, willful misconduct, knowing violation of law, or breach of this Agreement, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(b) Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.3 Duties.

(a) To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Managers (each in his or her capacity as a Manager) shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member or other holder of Units or any other Person. Whenever the Board, or any committee thereof, makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in this Agreement (including, for the avoidance of doubt, as provided in the preceding sentence), the Board, or such committee (as the case may be), shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Act or any other law or at equity. A determination, other action or failure to act by the Board or any committee thereof (as the case may be) will be deemed to be in good faith unless it is established that the Board or any committee thereof (as the case may be), at the time of such determination, other action or failure to act, believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. Notwithstanding the foregoing, to the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Manager shall be liable to the Company, any Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless the act or omission of the Manager was attributable to such Manager’s actual fraud, willful misconduct or knowing violation of law, or breach of this Agreement, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(b) To the extent that, at law or in equity, a Member (in its capacity as such) owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Units or any other Person pursuant to applicable laws or this Agreement, such duty is hereby eliminated to the fullest extent permitted pursuant to law, including Section 18-1101(c) of the Act, it being the intent of the Members that to the extent permitted by law and except to the extent another express standard is specified elsewhere in this Agreement, no Member (in its capacity as such) shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Units or any other Person, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Member shall be liable to the Company, any other Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless the act or omission of the Member was attributable to such Member’s actual fraud, willful misconduct, knowing violation of law, or breach of this Agreement, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(c) Subject to, and as limited by the provisions of this Agreement, all officers of the Company in the performance of their duties shall act in good faith and to the best of their abilities.

(d) The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of the Board, an officer of the Company or a Member otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of the Board, such officer or Member.

(e) The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement in the absence of this Section 6.3, and (ii) they have reviewed and understand the provisions of Section 18-1101(c) and (e) of the Act.

(f) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Member from liability to the Company or the Members on account of any actual fraud, willful misconduct, knowing violation of law, or breach of this Agreement of or by such Member.

Section 6.4 Lack of Authority. No Member in its capacity as such has any management power over the business and affairs of the Company or the authority or power (a) to act for or on behalf of the Company in any manner or way, (b) to bind the Company, or do any act that would be (or could be construed as) binding on the Company in any manner or way, or (c) to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to and not revoked from such Member by the Board. The Members consent to the exercise by the Board of the powers conferred on it by law and this Agreement. For the purposes of clarity, nothing in this Section 6.4 is intended to, and nothing in this Section 6.4 shall be construed to, derogate from the rights of the Class B Members expressly contemplated by this Agreement.

Section 6.5 Corporate Opportunities.

(a) Except as otherwise provided in any other agreement or contract to which the Company is a party, (i) the Class B Member and each officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Member, and (ii) none of the Company, any Member or any other Person shall have any rights by virtue of this Agreement or the business relationship established hereby in any business ventures of the Class B Member or any officer of the Company and their respective Affiliates. Notwithstanding the foregoing, the Class A TopCo and its Subsidiaries shall not, directly or indirectly, pursue or make any investments in any Person, or otherwise operate or engage in any business or activities, in each case, other than through the Company and its Subsidiaries, and, in furtherance of and without limiting the foregoing (x) the Company shall not form or otherwise have any direct Subsidiaries other than ONEOK OpCo; (y) Class A TopCo and its Controlled Affiliates shall hold ONEOK OpCo and each of its Subsidiaries (directly or indirectly, as applicable) exclusively through the Company; and (z) none of the Class A TopCo or any of its Controlled Affiliates or Subsidiaries shall hold any equity interests, directly or indirectly, in any other operating business.

(b) None of the Company, the Class B Member or their respective Affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company, any Member or their respective Affiliates or to refrain from any actions specified in Section 6.5(a). The Company, on its own behalf and on behalf of its Affiliates and Members, irrevocably waives any right to require the Class B Member or its Affiliates to act in a manner inconsistent with the provisions of this Section 6.5(b). Except as provided for herein, no Class B Member or its Affiliates shall be liable to the Company, any other Member or their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6.5 or by reason of any such Person’s participation in any activities or omissions of the types referred to in this Section 6.5.

Section 6.6 Breach of Material Affiliate Contracts.

(a) In the event of any material breach or material default by Class A TopCo or any of its Affiliates that is not a member of the Company Group under a Material Affiliate Contract, (i) the Company shall promptly give written notice to the Class B Representative detailing such material breach or material default, together with copies of any material notices, correspondence or other documentation relating thereto, including with reasonable specificity the facts and circumstances alleged to have resulted in such material breach or material default and (ii) the Class B Representative may request in writing that the Company deliver such notice, setting forth in reasonable detail (to the extent actually available to the Class B Representative) the facts and circumstances giving rise to the alleged material breach or material default. Upon receipt of such notice or request, as applicable, the breaching party (or the Member affiliated with such breaching party, if applicable) shall have sixty (60) days (or such shorter cure period as provided for under the relevant Material Affiliate Contract) to cure any such material breach or material default; provided, however, that the cure period shall be extended to up to ninety (90) days so long as the breaching party (or the Member affiliated with such breaching party) is diligently pursuing such cure.

(b) If, following the applicable cure period (including any extensions in accordance with Section 6.6(a)), such material breach or material default has not been cured, the Class B Representative shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such material breach or material default, without the requirement of approval by the Board or any other Person, and the Company shall, and shall cause its applicable Subsidiaries to, take such actions as the Class B Representative may reasonably direct to enforce such rights and remedies, in each case, acting reasonably and in good faith and in a manner that does not require the Company or any of its Subsidiaries to (i) violate applicable Law, or (ii) breach any Contract (other than the applicable Material Affiliate Contract) to which it is a party in a manner that is materially adverse to the Company as compared to the breach of the applicable Material Affiliate Contract. If the Class B Representative does not commence such enforcement action (or otherwise engage in writing with the applicable counterparty to such Material Affiliate Contract) regarding such breach within one hundred twenty (120) days after the expiration of the applicable cure period (as extended), the Class B Representative’s rights under this Section 6.6(b) with respect to the applicable material breach or material default (in each case, solely to the extent specified in the applicable notice of such material breach or material default) shall lapse. For the avoidance of doubt, any breach or default under any Material Affiliate Contract that would, with or without notice or the passage of time, provide a party with a right to terminate, or otherwise result in a suspension or termination of, such Material Affiliate Contract, shall be deemed to be “material” for purposes of this Section 6.6.

(c) The reasonable costs and expenses incurred by the Class B Representative in connection with any enforcement action pursuant to this Section 6.6 shall be borne by the Company if (and only if) such enforcement action results in a judgment, award, or settlement in favor of the Company or its applicable Subsidiary, or the Class B Representative and the Company otherwise agree; provided that in no event shall the Company be responsible for such costs and expenses if it is finally determined that the enforcement action was commenced or pursued by the Class B Representative without a good-faith basis, and the Company shall, and shall cause its applicable Subsidiaries to, provide reasonable cooperation, access to books and records, and personnel support reasonably requested by the Class B Representative in connection with any such enforcement action (provided that the Company and its Subsidiaries shall not be required to provide access to any information that is subject to attorney-client privilege, the work product doctrine, or other applicable privilege or protection from disclosure (other than pursuant to a customary common-interest or joint-defense agreement), and any information so provided shall be kept confidential by the Class B Representative and used solely in connection with such enforcement action).

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION

Section 7.1 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws, on an accrual basis in accordance with GAAP.

Section 7.2 Information Rights; Reports.

(a) The Company shall deliver or cause to be delivered to each Member, no later than (x) for so long as Class A TopCo is required to file annual reports with the SEC, the applicable filing deadline for Class A TopCo’s annual report with the SEC and (y) otherwise, ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2026), (i) audited consolidated statements of income and cash flows of Class A TopCo and its Subsidiaries for such Fiscal Year, and (ii) audited consolidated balance sheets of Class A TopCo and its Subsidiaries as of the end of such Fiscal Year, in each case, prepared in accordance with GAAP (collectively, the “Annual Statements”). All Annual Statements shall be accompanied by an opinion of an independent accounting firm of recognized national standing.

(b) The Company shall deliver or cause to be delivered to each Member, no later than (x) for so long as Class A TopCo is required to file quarterly reports with the SEC, the applicable filing deadline for Class A TopCo’s quarterly report with the SEC and (y) otherwise, forty-five (45) days after the end of each Fiscal Quarter (commencing with the quarter ending September 30, 2026), (i) unaudited consolidated statements of income and cash flows of Class A TopCo and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, and (ii) unaudited consolidated balance sheets of Class A TopCo and its Subsidiaries as of the end of such Fiscal Quarter, in each case, prepared in accordance with GAAP (subject to normal year-end audit adjustments and to any other immaterial adjustments described therein, including the notes thereto) (collectively, the “Quarterly Statements”).

(c) The Company shall deliver or cause to be delivered to the Class B Member, concurrently with delivery of each Quarterly Statement, an officer’s certificate executed by an authorized officer of the Class A Member or the Company certifying (i) a reasonably detailed calculation of CFFO for the applicable Fiscal Quarter, including a worksheet showing each input to the calculation of CFFO (including, to the extent applicable, (x) the determination of Qualified Sale Proceeds, including a description of any non-cash proceeds or proceeds utilized for the repayment of indebtedness or the acquisition of assets not included in such determination, and (y) the aggregate amount of Below Threshold Sale proceeds for purposes of the Aggregate QSP Threshold as of such date) and the calculation of the Initial Class B Distribution Amount, Revised Class B Distribution Amount, Company Leverage Ratio and any related Distribution payable to the Class B Member for such Fiscal Quarter, as applicable, (ii) as of the last day of such Fiscal Quarter, the Class B Outstanding Balance, the Class B Return Component for such Fiscal Quarter, the Class B Principal Reduction Amount for such Fiscal Quarter and the applicable Class B Redemption Price, and (iii) beginning with the earlier of (A) the Base Capital Period (if prior to the eighth (8th) anniversary of the Execution Date) and (B) the period beginning on the eighth (8th) anniversary of the Execution Date, the then-current Buyout Amount. In addition, the officer’s certificate delivered concurrently with the Quarterly Statement for the fourth Fiscal Quarter of each Fiscal Year shall include an accounting and reasonable description of amounts reimbursed to the Class A Member or paid on its behalf by ONEOK OpCo pursuant to Section 2.2 of the Expense Agreement for such Fiscal Year. Without limiting the foregoing, the Company shall cause the Quarterly Statement for the Fiscal Quarter ended December 31, 2026 to include a statement of CFFO for each of the Fiscal Quarters in calendar year 2026 (determined, solely for purposes of this Section 7.2(c), without giving effect to any non-recurring or unusual gains or expenses (including in respect of the Investor Contribution).

(d) The Company shall deliver or cause to be delivered to each Member, promptly upon the reasonable request of such Member, such other reports and information (in any form, electronic or otherwise) in order for such Member to (i) complete any management report on internal control over financial reporting, any certification of disclosure under applicable law or any attestation by an independent auditor with respect to any of the foregoing or (ii) reasonably ensure that the Company and the Class A Member have complied with their respective obligations to the Class B Member pursuant to this Agreement.

(e) The Company shall deliver or cause to be delivered to the Class B Member the annual budget for the Company Group promptly following approval thereof by the Board or Class A TopCo’s board of directors, as applicable, and, in any event, no later than ten (10) Business Days following such approval, together with any material amendment, supplement or modification thereto promptly following approval thereof.

(f) The Company shall deliver or cause to be delivered to the Class B Member copies of all reports provided to lenders under any financing agreements of the Company Group promptly following delivery thereof to such lenders; provided that the foregoing shall not require delivery of reports provided solely pursuant to the revolving credit facility, term loan or indentures of Class A TopCo or its Subsidiaries, except to the extent such reports are otherwise required to be delivered pursuant to this Section 7.2.

(g) The Company shall deliver or cause to be delivered to the Class B Member a copy of the ONEOK Report promptly following delivery thereof to the board of directors (or similar governing body) of the Class A TopCo; provided, that if the Equity Securities of the Class A TopCo are no longer registered under the Exchange Act, then the Company shall provide to the Class B Member such additional information as may be reasonably requested by the Class B Member’s rating agencies, but only to the extent such information is reasonably applicable to the Company Group and relevant to the applicable rating inquiry; provided, further, that the Class B Member shall ensure that any such rating agency is subject to customary confidentiality undertakings no less protective than those set forth in Section 12.2(a), and the restriction on the disclosure of Confidential Information to rating agencies set forth in the proviso to Section 12.2(a)(vi) shall not apply to such additional information solely to the extent provided in accordance with this proviso.

(h) The Company shall be deemed to have complied with Section 7.2(a) and Section 7.2(b) (as applicable) to the extent that such financial statements and opinions are filed with the SEC via the Electronic Data Gathering, Analysis, and Retrieval system (or any successor electronic delivery procedure).

Section 7.3 Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Company may determine. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.

Section 7.4 Public Disclosure. No press release or public announcement related to the Company, any of the Company’s Subsidiaries, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Member, a Manager, the Company or any of its Subsidiaries without the advance approval of the Board. The foregoing restriction shall not apply to the extent that the disclosing Member, Manager, the Company or relevant Subsidiary is making such communication (a) pursuant to a requirement under law (pursuant to the advice of counsel), including (i) any of such Person’s bona fide financial or public reporting obligations under applicable law and (ii) the rules and regulations of any securities exchange (including reasonable and customary disclosures of non-competitively sensitive information, as determined by such disclosing Person in its reasonable discretion, in response to questions on earnings calls) ((i) and (ii), collectively, “Reporting Obligations”) or (b) that is consistent with the contents of any press release or public announcement previously approved pursuant to this Section 7.4. Except to the extent required by law (pursuant to the advice of counsel), including Reporting Obligations, Sponsor shall be provided a reasonable opportunity to review and provide suggested comments to the portion of any press release, public announcement or other disclosure that contains the name of Sponsor or any of its Affiliates unless such press release, public announcement or other disclosure is generally consistent with the contents of a prior press release, public announcement or other disclosure for which Sponsor was provided a reasonable opportunity to review and comment.

ARTICLE VIII

TAX MATTERS

Section 8.1 Preparation of Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal, state and local Tax Returns for the Company. The Company shall provide each Member and, in the case of clauses (a) and (b) below, each Person who was a Member at any time during a taxable year, with (a) an estimated K-1 no later than sixty (60) days after the end of the applicable taxable year, (b) a final K-1 no later than two hundred ten (210) days after the end of the applicable taxable year and (c) information reasonably requested by such Member to allow it to calculate its federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable taxable year no later than twenty (20) days prior to the due date of the applicable federal quarterly estimated tax payment. Each Member agrees that it shall not, without the prior written consent of the Board (such consent not to be unreasonably withheld, conditioned or delayed), (x) treat, on its own income Tax Returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such items by the Company as reflected on the final K-1 or other information statement furnished to such Member or (y) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment.

Section 8.2 Tax Elections.

(a) The Company shall make the following elections:

(i) to elect the calendar year as the Company’s Fiscal Year;

(ii) to elect the accrual method of accounting;

(iii) if requested by a Member, to elect, in accordance with Section 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any interest of the Company is transferred in accordance with this Agreement or any Company property is distributed to any Member;

(iv) to elect to deduct and amortize all costs of the Company to the extent permitted under Section 709 of the Code; and

(v) subject to Section 5.6(a) and Section 8.3, any other elections determined by the Partnership Representative.

(b) Each Member will, upon reasonable request, supply any information necessary to give proper effect to any elections made by the Company.

Section 8.3 Tax Controversies. Class A TopCo or its designee shall be the Partnership Representative for purposes of the Partnership Tax Audit Rules. If the Partnership Representative is not a natural person, the Partnership Representative shall designate a “designated individual” to act on behalf of the Partnership Representative and such designated individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1, and the Partnership Representative shall be responsible for the actions of the “designated individual” in their capacity as such. In addition, (a) the Board is authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of Class A TopCo or its designee as the Partnership Representative, and (b) each Member agrees to take such other actions as may be reasonably requested by the Board to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are approved by the Board and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including making a “push-out” election under Section 6226 of the Code or any analogous election under state or local Tax law and taking any actions it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under Sections 6221 through 6241 of the Code); provided, however, that the Partnership Representative shall make a “push-out” election under Section 6226 of the Code or any analogous election under state or local Tax law for the Taxable Year of the Company that includes the Execution Date. For the avoidance of doubt, any action or decision not to take any action by the Partnership Representative, the Board or the Company pursuant to Section 8.2 or this Section 8.3 shall be subject to Section 5.6(a)(xvi). The Partnership Representative shall use commercially reasonable efforts to keep the Members reasonably informed of any material Tax audit or administrative or judicial proceeding, including promptly notifying Members of the beginning and completion of such Tax audit or administrative or judicial proceeding involving the Company upon such notice being received by the Partnership Representative. The Partnership Representative shall comply with any reasonable request of a Member to modify any adjustment by the Internal Revenue Service (or any state or local Taxing authority) of any item of income, gain, loss, deduction or credit of the Company under Section 6225(a) of the Code (or any similar provision of state or local law) attributable to such Member by application of Section 6225(c) of the Code (or any similar provision of state or local law). Each Member agrees to use commercially reasonable efforts to cooperate with the Partnership Representative in accordance with this Section 8.3 in connection with any examination of the Company’s affairs by any U.S. federal, state, or local Tax authorities, including resulting administrative and judicial proceedings; provided, however, that no Member shall have an obligation to file any amended Tax Return. No Member shall have any claim against the Partnership Representative, the Board or the Company for any actions taken (or any failures to take action) by such Persons in good faith pursuant to this Agreement. Any cost or expense incurred by the Partnership Representative or designated individual in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

ARTICLE IX

UNITS; UNIT TRANSFERS; OTHER EVENTS

Section 9.1 Record Holders. The Company shall keep a register or other records which reflect the Units. Except as otherwise required by law, the Company shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Unit, whether or not represented by a certificate, to receive distributions in respect of such Unit, to vote as the owner of such Unit and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Unit.

Section 9.2 Transfer Restrictions.

(a) The Class B Member may not Transfer any of its Units except in accordance with this Article IX.

(b) Prior to the fifteenth (15th) anniversary of the Execution Date, the Class B Member and its Permitted Transferees shall not Transfer any of their Class B Units, in a single transaction or series of related transactions, without the prior written consent of the Class A Member, except for Permitted Transfers by the Class B Member or its Permitted Transferees so long as such Permitted Transferee complies with Section 9.2, Section 9.4 and Section 9.5.

(c) From and after the fifteenth (15th) anniversary of the Execution Date, the Class B Member may Transfer all (but not less than all) of its Class B Units, provided that such Transfer complies with Section 9.2 and Section 9.4.

(d) From and after the fifteenth (15th) anniversary of the Execution Date, if the Class B Member desires to Transfer its Class B Units pursuant to Section 9.2(c), the Class B Member shall first offer the Class B Units to the Class A Member in the following manner:

(i) The Class B Member shall provide written notice (the “ROFO Notice”) to the Class A Member stating that the Class B Member proposes to Transfer all of its Class B Units.

(ii) Upon receipt of the ROFO Notice, the Class A Member shall have a period of up to thirty (30) days (the “ROFO Period”) to submit to the Class B Member an offer to acquire the Class B Units by delivering a written notice (an “Offer”) to the Class B Member, stating that the Class A Member offers to acquire all (but not less than all) of the Class B Units on the terms specified in the Offer, which shall (A) include the Class A Member’s proposed purchase price per Class B Unit and for the Class B Units in the aggregate, (B) be made on an “as-is, where-

is” basis (but subject to customary fundamental representations by the Class B Member pertaining to organization, authority, no conflicts (including with governing documents), valid title and ownership, and absence of violation or default), (C) be composed solely of cash consideration, and (D) be binding upon delivery and irrevocable by the Class A Member until the end of the ROFO Consideration Period, subject to compliance with this Agreement and applicable law. For the avoidance of doubt, in no event shall the Class A Member be required to acquire, or offer to acquire, any assets other than the Class B Units in connection with an Offer.

(iii) If the Class A Member delivers an Offer within the ROFO Period, the Class B Member shall have a period of up to thirty (30) days from such delivery (the “ROFO Consideration Period”) to deliver a written notice to the Class A Member with notice of whether the Class B Member (A) accepts the Offer, (B) rejects the Offer and retains the Class B Units, or (C) rejects the Offer and seeks to sell the Class B Units (the date of such notice, the “ROFO Determination Date”); provided, however, that if the Offer includes a purchase price for the Class B Units equal to the Sale Right Amount, the Class B Member shall be required to accept the Offer.

(iv) If the Class B Member determines to accept the Offer, (A) such Transfer of the Class B Units shall be consummated on a date that is mutually agreeable to the Class A Member and the Class B Member (and in no event later than forty-five (45) days following the ROFO Determination Date (subject to an extension of such period, if necessary, to the extent required to obtain required approvals from Governmental Entities, in which case the consummation of such Transfer shall occur no later than five (5) days following receipt of such required approvals)), and (B) the Class B Member shall, subject to compliance with applicable law, use commercially reasonable efforts to take or cause to be taken all such actions as may be necessary to consummate the Transfer of the Class B Units to the Class A Member, including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents and any other documents or instruments reasonably required for such Transfer (but subject in each case to the limitations set forth in Section 9.2(h) below).

(v) If, following compliance with this Section 9.2, either (A) the Class A Member declines to exercise its ROFO during the ROFO Period or (B) the Class B Member rejects the Offer, then in each case, (x) the Class B Member may, for a period ending one hundred eighty (180) days following the ROFO Period (if the Class A Member declines to exercise its ROFO during the ROFO Period) or the ROFO Determination Date (if the Class B Member rejects the Offer), enter into a definitive agreement to Transfer all of the Class B Units, provided that any such Transfer is not for a purchase price that is equal to or less than the Offer (if made by the Class A Member), and (y) the Class A Member shall cooperate with the Class B Member to take or cause to be taken all such actions as may be necessary to consummate the Transfer of the Class B Units. If the Class B Member has not so entered into a definitive agreement to Transfer within such period, the Class B Member shall be required to comply ab initio with the provisions of this Section 9.2(d) in the event it desires to Transfer the Class B Units.

(vi) This Section 9.2(d) shall not apply to Transfers by the Class B Member to any of its Permitted Transferees; provided, however, that after such Transfer, any subsequent Permitted Transferee shall be subject to the terms of this Section 9.2(d) unless such subsequent Permitted Transferee Transfers to another Permitted Transferee.

(e) Notwithstanding anything to the contrary in this Article IX, no Transfer of Units shall be permitted if such Transfer would:

(i) violate the then-applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other Governmental Entity with jurisdiction over such Transfer;

(ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;

(iii) cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

(iv) cause the Company to be required to register as an investment company under the Investment Company Act of 1940, or subject the Company or any of its Subsidiaries to the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974;

(v) cause the Company to be treated as a publicly-traded partnership (within the meaning of Section 7704 of the Code) for U.S. federal income tax purposes; or

(vi) violate any other provision of this Agreement.

(f) For any Taxable Year during which there is a Transfer of any Unit, the portion of the Profits, Losses and other items of the Company that is allocable in respect of such Member’s interest shall be apportioned between the Transferor and the Transferee of such Member’s interest using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder, as determined by the Partnership Representative.

(g) Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the Board has the power to rescind such Transfer, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Company.

(h) In connection with the Transfer of any Unit, (i) the holders of such Units shall take all such actions and procure and provide all such approvals as may be required to ensure such Transfer can be effected, (ii) the holders of such Units shall provide to the Transferee and the Company customary fundamental representations pertaining to organization, authority, no conflicts (including with governing documents), valid title and ownership, and absence of violation or default, but shall not be required by this Agreement to make any other representations or warranties, (iii) the holders of such Units shall execute and deliver to the Company a customary release of the Company, its Members and their Affiliates in respect of such holders’ interest in the Units effective upon consummation of the Transfer, (iv) the Company shall execute and deliver to the holders a customary release of the holders in respect of such holder’s interest effective upon consummation of the Transfer, (v) any rights of the holders in such Units (other than as expressly set forth in this Agreement) shall cease; provided, however, that the releases provided in clauses (iii) and (iv) above shall not include a release of any claims (A) under Section 6.1, (B) under the applicable transaction document by which the Units are Transferred or redeemed or (C) for fraud.

Section 9.3 Effect of Transfer. Any Member who shall Transfer any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. For the avoidance of doubt, this Section 9.3 shall in no way affect the rights or privileges of a Member with respect to any Units still held by such Member.

Section 9.4 Additional Restrictions on Transfer.

(a) Each Transferee of Units, as a condition precedent to the effectiveness of such Transfer, shall execute and deliver to the Company a joinder or counterpart to this Agreement in form and substance acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b) In connection with the Transfer of any Unit, the holder of such Unit will deliver written notice to the Company not less than twenty (20) Business Days prior to the proposed Transfer describing in reasonable detail the proposed Transfer.

(c) No Member shall engage in any action that could facilitate the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Member by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Member) with the intent to avoid the provisions of this Agreement.

(d) In order to permit the Company to qualify for the benefit of a “safe harbor” under Section 7704 of the Code, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulations Section 1.7704-1(h), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)).

(e) No holder of a Class B Unit shall Transfer or permit the Transfer of any Units to any Person set forth on Schedule III (a “Restricted Transferee”); provided, however, that from and after the twentieth (20th) anniversary of the Execution Date, the restrictions set forth in subparts (a) and (d) of Schedule III shall cease to apply.

Section 9.5 Transfer Fees and Expenses. The Transferor and Transferee of any Units in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Company in connection with any Transfer or proposed Transfer, whether or not consummated.

Section 9.6 No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its Equity Securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 9.7 Closing Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on the later of (a) the effective date of such Transfer and (b) the date on which the Board approves such Transferee as a Substituted Member and such admission is shown on the books and records of the Company; provided, however, that in connection with a Permitted Transfer, such Permitted Transferee shall become a Substituted Member on the effective date of such Permitted Transfer.

Section 9.8 Buyout Right.

(a) Subject to the terms provided in this Section 9.8, the Class A Member may, by providing written notice to the Company and the holders of Class B Units at least five (5) Business Days prior to consummation of the proposed transaction (a “Buyout Event”), purchase all of Class B Units then issued and outstanding as follows:

(i) during (A) the Base Capital Period (if prior to the eighth (8th) anniversary of the Execution Date) and (B) the period beginning on the eighth (8th) anniversary of the Execution Date and ending on the day prior to the fifteenth (15th) anniversary of the Execution Date, in each case, by paying to the Class B Members the Buyout Amount;

(ii) during the period beginning on the fifteenth (15th) anniversary of the Execution Date and ending on the twentieth (20th) anniversary of the Execution Date, by paying to the Class B Members the Sale Right Amount; and

(iii) for a period of twelve (12) months beginning on each subsequent fifth (5th) anniversary of the Execution Date (for the avoidance of doubt, the first such period will begin on the twenty-fifth (25th) anniversary of the Execution Date and end on the twenty-sixth (26th) anniversary of the Execution Date) (each such 12-month period, a “Buyout Year”), by paying to the Class B Members one hundred five percent (105.0%) of the Sale Right Amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, at the option and sole discretion of the Class A Member, the Buyout Event may be effected by a redemption of the Class B Units at the Buyout Amount or Sale Right Amount, as applicable. In the event of any such redemption, (i) the holders of such Class B Units shall take all such actions and procure and provide all such approvals as may be required to ensure such redemption can be effected, (ii) such Class B Units shall be deemed to have been redeemed by the Company and cease to be issued and outstanding without any further action required by the Company or any Member, (iii) the holders of such Class B Units shall execute and deliver to the Company a customary release of the Company, its Members and their Affiliates in respect of such holders’ interest in the Company effective upon consummation of the Buyout Event, (iv) the Company shall execute and deliver to the holders a customary release of the holders in respect of such holder’s interest effective upon redemption of the Class B Units and (v) any rights of the holders in such Class B Units (other than as set forth in Article VI, Article VII and Article VIII (in each case in respect of the period prior to the Buyout Event)) shall cease; provided, however, that the releases provided in clauses (iii) and (iv) above shall not include a release of any claims (A) under Section 6.1, (B) under the applicable transaction document by which the Class B Units are redeemed or (C) for fraud.

(c) Notwithstanding anything to the contrary contained in this Agreement, all Buyout Events shall be subject to applicable restrictions contained in the Securities Act, the Act and in the Company’s and any of its Subsidiaries’ debt-financing agreements.

(d) If any regulatory approval, including the filing and the expiration of any waiting period under HSR Act, is required prior to the consummation of a Buyout Event, the Class A Member and the Class B Member shall not consummate the Buyout Event until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Class A Member and the Class B Member shall comply with the terms and conditions of Section 12.3 with respect to any Buyout Event.

Section 9.9 Change of Control.

(a) In the event of a Change of Control Event, the Class B Member shall have the right, exercisable in its sole discretion upon written notice to the Class A Member delivered no later than sixty (60) days following such Change of Control Event, to require the Class A Member to purchase all (but not less than all) of the Class B Units at a purchase price equal to (a) the Buyout Amount (if such Change of Control Event occurs on or prior to the fifteenth (15th) anniversary of the Execution Date) or (b) the Sale Right Amount (if such Change of Control Event occurs following the fifteenth (15th) anniversary of the Execution Date).

(b) In addition to the rights set forth in Section 9.9(a), following the consummation of any Approved Change of Control (whether or not constituting a Change of Control Event), if the Person that, following such Approved Change of Control, directly or indirectly Controls the Class A TopCo and is not itself Controlled by any other Person (the “New Parent”):

(i) takes any action with respect to the business of the Company and its Subsidiaries that results in (A) (x) a downgrade of at least two (2) notches and (y) a rating that is lower than Investment Grade or (B) a rating that is withdrawn or otherwise no longer rated by the applicable Rating Agency; provided, however, that, if credit ratings for senior unsecured long-term indebtedness are no longer generally available from such Rating Agency, the Relevant Rated Entity shall have ninety (90) days from the date such credit rating is withdrawn or the cessation of such credit rating to replace such Rating Agency and receive a rating from another Rating Agency or, if a rating of senior long-term secured indebtedness is no longer generally available from any Rating Agency, then from any other nationally recognized statistical rating organization reasonably selected by such Relevant Rated Entity as a replacement therefor, in each case, in the credit ratings assigned to the senior unsecured long-term indebtedness of Class A TopCo’s Relevant Rated Entity (which, as of the Execution Date, is ONEOK OpCo) by at least two (2) of the three (3) Rating Agencies (a “Post-CoC Ratings Downgrade”); or

(ii) consummates any transaction or series of transactions between any member of the Company Group, on the one hand, and New Parent or any of its Affiliates (excluding the Company Group), on the other hand (a “Post-CoC Affiliate Transaction”), and (A) the aggregate amount of CFFO for the four Fiscal Quarters immediately preceding such Post-CoC Affiliate Transaction, determined on a pro forma basis giving effect to such Post-CoC Affiliate Transaction and excluding any non-recurring or unusual gains or expenses (including, for the avoidance of doubt, the proceeds of the Post-CoC Affiliate Transaction) is less than (B) one hundred ten percent (110%) of the aggregate amount of CFFO for the four Fiscal Quarters ended December 31, 2026;

then, in each case of the foregoing clauses (i) and (ii), the Class B Member shall have the right, exercisable in its sole discretion upon written notice to the Class A Member delivered no later than sixty (60) days following the date on which such Post-CoC Ratings Downgrade or Post-CoC Affiliate Transaction, as applicable, occurs, to require any of New Parent, the Company or the Class A Member (at the Class B Member’s option in its sole discretion) to purchase all (but not less than all) of the Class B Units at a purchase price equal to (a) the Buyout Amount (if such Post-CoC Ratings Downgrade or Post-CoC Affiliate Transaction, as applicable, occurs on or prior to the fifteenth (15th) anniversary of the Execution Date) or (b) the Sale Right Amount (if such Post-CoC Ratings Downgrade or Post-CoC Affiliate Transaction, as applicable, occurs following the fifteenth (15th) anniversary of the Execution Date).

Section 9.10 Equity Conversion Right; Registration Rights.

(a) Equity Conversion Right. From and after the twentieth (20th) anniversary of the Execution Date, if (i) any Class B Units remain outstanding and (ii) it is the Base Capital Period, the Class B Member shall have the right, exercisable in its sole discretion upon no less than thirty (30) days’ prior written notice to the Class A Member, to convert all (but not less than all) of its then-outstanding Class B Units into a number of common equity securities of ONEOK (or, if ONEOK is no longer publicly traded, its publicly traded Affiliate that is consolidated with ONEOK) (such publicly traded company, “Listed ONEOK”) (such common equity securities, the “PubCo Shares” and the conversion of Class B Units into the PubCo Shares, the “Conversion”) equal to the Conversion Amount (or, from and after the twentieth (20th) anniversary of the Execution Date until the twenty-first (21st) anniversary of the Execution Date and during each Buyout Year, the Alternative Conversion Amount). In any notice requesting a Conversion, the Class B Member shall indicate whether it wishes to receive a full draft or excerpts of the Registration Statement as set forth below.

(b) Registration Rights.

(i) Any PubCo Shares issued pursuant to this Section 9.10 will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Any PubCo Shares issued pursuant to this Section 9.10 will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred other than pursuant to (i) an effective registration statement with respect thereto under the Securities Act and any applicable U.S. state securities laws at such time or (ii) an exemption from such registration exists. Any PubCo Shares issued pursuant to this Section 9.10 will be noted with respect to such restrictions.

(ii) Promptly, and in any event within thirty (30) days following the consummation of the Conversion, Listed ONEOK shall file with the SEC a shelf registration statement on Form S-3 or supplement and amend an existing shelf registration statement on Form S-3 or, if Form S-3 is not available to Listed ONEOK, another appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities. Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Listed ONEOK so qualifies (and Listed ONEOK shall use reasonable best efforts to remain a well-known seasoned issuer and not become an ineligible issuer), and to the extent Listed ONEOK does not so qualify, Listed ONEOK shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as reasonably practicable after such Registration Statement is filed with the SEC. At least ten (10) days prior to the filing of the Registration Statement, Listed ONEOK shall provide the Class B Member with (x) a draft of the Registration Statement if it has agreed to receive a draft of the Registration Statement, or (y) if it has not agreed to receive a draft of the Registration Statement, an excerpt of the draft of the Registration Statement, which such excerpt shall be limited to disclosure regarding the Class B Member, and shall give the Class B Member the right to comment on such disclosure (which such comments Listed ONEOK agrees to consider in good faith, subject to compliance with applicable law and SEC regulations). Listed ONEOK shall use reasonable best efforts to keep the Registration Statement effective until the earlier of (A) the third (3rd) anniversary of the consummation of the Conversion or (B) the date on which all PubCo Shares subject to the Registration Statement cease to be Registrable Securities hereunder.

(iii) As a condition to its obligations under Section 9.10(b)(ii), Listed ONEOK may require each holder of Registrable Securities as to which any registration is being effected to (A) furnish Listed ONEOK with such information regarding such person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Listed ONEOK may from time to time reasonably request in writing, including a properly completed and executed selling holder questionnaire (which shall include acknowledgment of the holder of Registrable Securities’ obligations hereunder and under the applicable securities laws as shall be reasonably necessary to facilitate the resale of the Registrable Securities), and (B) promptly notify Listed ONEOK in writing of any changes in the information set forth in the applicable selling holder questionnaire after it is prepared regarding the holder of Registrable Securities. The Registration Statement and Prospectus shall only include the Registrable Securities of recipients for whom Listed ONEOK has received properly completed selling holder questionnaires on or before the fifth (5th) day following the consummation of the Conversion. None of the information supplied (or to be supplied) by or on behalf of any of the holders of Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the Registration Statement becomes effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(iv) Listed ONEOK shall have the right at any time, upon notice (with immediate effect) to the holders of Registrable Securities, to (A) delay the filing of the Registration Statement or a request for acceleration of the effective date for the shortest period of time reasonably possible, but in no event more than forty-five (45) days, which delay cannot occur more than two (2) times in any twelve (12) month period, or (B) suspend the use of the Registration Statement or the Prospectus after effectiveness and require that the holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement or Prospectus in the event that (x) the board of directors of Listed ONEOK determines in good faith (with the advice of outside counsel) that it is or may be in possession of material non-public information, the failure of which to disclose in the Registration Statement or the Prospectus could result in a violation of securities laws, including in respect of a contemplated financing, acquisition, disposition, corporate reorganization, merger, or other similar transaction or other material event or circumstance affecting Listed ONEOK or its securities, or (y) any other event occurs that makes any statement of a material fact made in such Registration Statement or Prospectus, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement or Prospectus in order to make the statements therein not misleading; provided, however, that Listed ONEOK shall not defer its obligations in this manner for more than ninety (90) days in any twelve (12) month period. If Listed ONEOK suspends the use of the Registration Statement or Prospectus and requires the holders of Registrable Securities to cease sales of shares pursuant to this Section 9.10(b)(iv), Listed ONEOK shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Listed ONEOK to do so, take such actions as may be reasonably necessary to terminate such suspension and give written notice to all holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement and the Prospectus. If as a result thereof any Registration Statement or Prospectus has been amended to comply with the requirements of the Securities Act, Listed ONEOK shall enclose such revised Registration Statement or Prospectus with the notice to holders of Registrable Securities given pursuant to this Section 9.10(b)(iv), and the holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Listed ONEOK need not specify the nature of the event giving rise to any delay or suspension in any notice to holders of Registrable Securities and shall not include any material non-public information in such notice or otherwise provide such information to the Class B Member.

(v) Listed ONEOK shall bear all expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Section 9.10(b), including (A) SEC, stock exchange or FINRA registration and filing fees and all listing fees, (B) fees and expenses of compliance with state securities or “blue sky” laws, (C) printing and copying expenses, (D) messenger and delivery expenses, (E) fees and disbursements of counsel for Listed ONEOK and (F) fees and disbursements of all independent public accountants. For the avoidance of doubt, Listed ONEOK shall not be responsible for any underwriting discounts and selling commissions applicable to the sale of Registrable Securities and any transfer taxes attributable to the sale of Registrable Securities.

(vi) In the event of any registration of Registrable Securities under the Securities Act pursuant to this Section 9.10(b), Listed ONEOK shall indemnify and hold harmless the holders of Registrable Securities, their directors, officers, employees, shareholders, members, partners, managers, agents and each person who controls any such holder within the meaning of the Securities Act or the Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and expenses (including reasonable fees of counsel) to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, actions, proceedings or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary or final prospectus, amendment or supplement thereto, or any free writing prospectus, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will promptly reimburse such indemnified person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such proceeding; provided, however, that Listed ONEOK shall not be liable to any such indemnified party to the extent such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon any untrue statement or omission made in reliance upon and in conformity with written information furnished to Listed ONEOK by or on behalf of such holder specifically for use therein; provided, further, that Listed ONEOK shall not be liable for any amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without Listed ONEOK’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed). No action may be settled without the consent of a person entitled to indemnity under this clause (vi), provided that the consent of such person shall not be required if (A) such settlement includes an unconditional release of such person in form and substance satisfactory to such person from all liability on the claims that are the subject matter of such settlement; (B) such settlement provides for the payment by the indemnifying party of money as the sole relief for such action and (C) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such person.

(vii) Each holder of Registrable Securities included in any registration effected pursuant to this Section 9.10(b) shall, severally and not jointly, indemnify and hold harmless Listed ONEOK, its directors, officers, employees and each person who controls Listed ONEOK within the meaning of the Securities Act or the Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings, expenses (including reasonable costs of preparation and investigation and reasonable and documented attorneys’, accountants’ and experts’ fees, whether or not such person is a party to any proceeding), judgments, fines, penalties, interest, settlements or other amounts arising from any and all proceedings, whether civil, criminal, administrative or investigative, to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, actions, proceedings or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary or final prospectus, amendment or supplement thereto, or any free writing prospectus, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by or on behalf of such holder specifically for use therein; provided, however, that the aggregate liability of each such holder under this Section 9.10(b)(vii) shall not exceed the net proceeds actually received by such holder from the sale of Registrable Securities pursuant to the applicable registration statement.

(viii) Promptly after receipt by an indemnified party under this Section 9.10(b) of notice of the commencement of any action, proceeding or claim in respect of which indemnity may be sought hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify shall not relieve the indemnifying party of any liability that it may have to any indemnified party hereunder except to the extent the indemnifying party is materially prejudiced as a result thereof. The indemnifying party shall be entitled to participate in and, to the extent it so elects by written notice to the indemnified party, to assume the defense of any such action, proceeding or claim with counsel reasonably satisfactory to the indemnified party; provided that the indemnified party shall be entitled, at its own expense, to retain separate counsel if (A) the indemnifying party has failed to assume the defense or engage counsel satisfactory to the indemnified person therefor within a reasonable period of time, (B) the named parties to any such action, proceeding or claim include both the indemnified party and the indemnifying party and the indemnified party has been advised in writing by counsel that a conflict of interest exists between such parties, (C) the indemnifying party has authorized in writing the indemnified party to employ separate counsel at the expense of the indemnifying party or (D) the indemnified person has reasonably concluded (based upon advice of its outside counsel) that there are legal defenses available to it or other indemnified persons that are different from or in addition to those available to the indemnifying party.

(ix) If the indemnification provided for in this Section 9.10(b) is held by a court of competent jurisdiction to be unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages, liabilities, actions, proceedings or expenses referred to herein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, actions, proceedings or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, actions, proceedings or expenses; provided that in no event shall the aggregate contribution of any holder of Registrable Securities under this Section 9.10(b)(ix), together with any amounts paid by such holder under Section 9.10(b)(vii), exceed the net proceeds received by such holder from the sale of Registrable Securities pursuant to the applicable registration statement.

(x) Notwithstanding the provisions of the foregoing clause (ix), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 9.11 Material Breach of Class B Rights

(a) In the event of a Material Class B Breach, subject to a cure period of ninety (90) days (extendable by an additional forty-five (45) days if the Company or the Class A Member, as applicable, commences and demonstrates that it is diligently pursuing a cure of such failure) following delivery of written notice from the Class B Representative to the Company and the Class A Member specifying such Material Class B Breach, the Class B Representative shall have the right to require the Company to redeem, and/or the Class A Member to purchase, all of the Class B Member’s Units at a redemption price equal to (i) an amount equal to the Buyout Amount calculated as if such redemption were occurring on the eighth (8th) anniversary of the Execution

Date, if such redemption occurs prior to the eighth (8th) anniversary of the Execution Date, (ii) the Buyout Amount, if such redemption occurs on or after the eighth (8th) anniversary of the Execution Date but prior to the fifteenth (15th) anniversary of the Execution Date, or (iii) the Sale Right Amount, if such redemption occurs on or after the fifteenth (15th) anniversary of the Execution Date. The Class A Member shall promptly notify the Class B Representative in writing if a member of senior management of the Class A Member obtains actual knowledge of a Material Class B Breach; provided that the failure to deliver such notice shall not give rise to any separate right or remedy hereunder or affect the cure periods set forth in this Section 9.11.

(b) For purposes of this Section 9.11, a “Material Class B Breach” means (i) any failure to make a distribution to the Class B Member to the extent required by Sections 4.1 and 4.2, as applicable (including, for the avoidance of doubt, as required pursuant to Section 4.1(b)), (ii) any failure to obtain Class B Representative Approval required pursuant to Section 5.6 (but excluding Sections 5.6(a)(xiii) and (xv)), and (iii) any breach of the Class A Member’s obligations under Section 6.5.

ARTICLE X

DISSOLUTION AND LIQUIDATION

Section 10.1 Dissolution. The Company will dissolve and its affairs will be wound up only upon the approval of the Board and, if applicable, the Class B Representative in accordance with Section 5.6.

Section 10.2 Liquidation and Termination. On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator(s) will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided herein. The costs of liquidation will be borne as a Company’s expense. Until final distribution, the liquidator(s) will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Act, the steps to be accomplished by the liquidator(s) are as follows:

(a) The liquidator(s) shall pay, satisfy or discharge from the Company’s funds and assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Act).

(b) The Company will dispose of all remaining assets as follows:

(i) first, the liquidator(s) may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.3(b) and Section 4.4; and

(ii) second, Company property will be distributed among the Members pro rata in accordance with their respective positive Capital Account balances.

Section 10.3 Cancellation of Certificate. On completion of the Distribution of the Company’s assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of Delaware pursuant to this Section 10.3.

Section 10.4 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.5 Return of Capital. The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company’s assets).

ARTICLE XI

VALUATION

Section 11.1 Determining Fair Market Value. Unless otherwise expressly stipulated by this Agreement, if the calculation of Fair Market Value is required at any time pursuant to this Agreement, the Board shall make an initial proposal of Fair Market Value, utilizing such procedures and methodology as it considers appropriate. The applicable Member or Person with the primary interest in the assets in question and the Board shall negotiate in good faith for a reasonable period not to exceed twenty (20) Business Days in an attempt to reach an agreement with respect to the Fair Market Value of the applicable assets. If the relevant parties reach an agreement, such agreed value shall be binding for all purposes with respect to which Fair Market Value is being calculated at that time under this Agreement.

Section 11.2 Dispute Procedure. If the relevant parties fail to reach an agreement within the period specified in Section 11.1, the Fair Market Value of such assets shall be determined as follows:

(a) The applicable Member (or other Persons, if applicable) with the primary interest in the assets in question shall propose a fair market value for such assets, utilizing such procedures and methodology as it considers appropriate.

(b) The Board shall also propose a fair market value for such assets, utilizing such procedures and methodology as it considers appropriate.

(c) Each proposal shall be submitted for ad hoc determination to an internationally recognized investment banking or accounting expert with expertise at valuing property, assets and businesses in the midstream oil and gas industry. The expert shall be appointed by the ICC International Centre for Alternative Dispute Resolution in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce (“ICC”). Once appointed, the expert shall (i) give a good faith assessment of each proposed valuation provided by the applicable Member and/or the Board and (ii) deliver a final valuation determined by the panel based on such good faith assessment; provided, however, that in determining the final valuation, the expert shall not assign a valuation to any asset greater than the greatest value for such asset claimed by the Member or the Board or less than the smallest valuation for such asset item claimed by the Member or the Board.

(d) The fees and expenses of the ICC and the appointed expert shall be borne equally by the Members involved in the Fair Market Value dispute.

(e) Any determination of Fair Market Value made by the appointed expert as set forth in Section 11.2(c) shall be final and binding on the Members and the Company, except in the case of fraud, bad faith, manifest error or if it is later determined that the expert had a conflict of interest.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Addresses and Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or (c) delivering such writing to the recipient in person, by courier or by electronic mail transmission; and a notice, request or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule I or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 12.2 Confidentiality.

(a) Each Member recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Members (including their respective predecessors and Affiliates) (the “Confidential Information”). Except as otherwise consented to by the Company in writing, each Member agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (i) to such Member’s Affiliates and the authorized directors, managers, officers, representatives, agents and employees of such Member or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, provided that (A) each such Person is informed of the confidential nature of such Confidential Information and agrees to hold such Confidential Information confidential, and (B) the disclosing Member remains liable for any breach of this provision by such Persons; (ii) made by Sponsor to its direct or indirect limited partners, noteholders, owners or co-investors; provided, however, that if such limited partners, noteholders, owners or co-investors are receiving Confidential Information (other than with respect to the high level summary information regarding the Company’s operations), such receiving Person shall be subject to customary confidentiality provisions reasonably consistent with the confidentiality obligations contained herein and shall limit such information to customary financial reporting and information relating to the performance of the business, without inclusion of any commercially sensitive or other operational information; (iii) to any bona fide prospective purchaser of the Equity Securities or assets of the Company or its Affiliates or the Units held by such Member, to prospective financing sources, or to a prospective merger partner of such Member, the Company or any of their respective Affiliates, provided that such purchaser, financing source or merger partner agrees in writing to be bound by the provisions of this Section 12.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (iv) to attorneys, accountants and other professionals of such Member or its Affiliates who need to know such Confidential Information in order to perform services for such Member or Affiliate; (v) as is required to be disclosed (A) by order of a court of competent jurisdiction, administrative body, self-regulatory authorities, governmental body, (B) by any stock exchange where the shares of any Person, Member or its Affiliates are listed, (C) by subpoena, summons or legal process, or (D) by law, rule or regulation, provided that the Member has provided to the Company (or in the case of Confidential Information of a Member, such Member) prompt notice of any such requirement to enable the Company or such Member to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Member or this Agreement or if notifying the Company or such Member in advance of such disclosure is prohibited by applicable law) and discloses only that portion of such Confidential Information so required to be disclosed; and (vi) to rating agencies who need to know such Confidential Information in order to issue a credit rating; provided, however, that Sponsor and any Person to whom Sponsor is entitled to disclose Confidential Information pursuant to (i) through (v) above shall not disclose Confidential Information to rating agencies assessing any publicly issued debt of the Company Group. For purposes of this Section 12.2, the term “Confidential Information” shall not include any information which (x) at the time of disclosure is, or thereafter becomes, generally available to the public (other than as a result of a disclosure by or attributable to the applicable Member), (y) was, is or becomes available to the applicable Member on a non-confidential basis from a source other than the Company or any other Member, provided that such source was not known by such applicable Member, after reasonable inquiry, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation of confidentiality or (z) is reasonably demonstrated by contemporaneous written documentation to have been in the applicable Member’s or its representatives’ possession on a non-confidential basis prior to its disclosure to such Member by or on behalf of the Company.

(b) The Class B Member agrees that as long as there are any Class B Units outstanding, without the prior written consent of the Class A TopCo, neither the Class B Member nor its Affiliates or representatives acting on its behalf will, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any tender or exchange offer, merger or other business combination involving the Class A TopCo or any of its Subsidiaries, (B) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Class A TopCo or any of its Subsidiaries, or (C) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Class A TopCo or any of its Subsidiaries; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of the Class A TopCo or any of its Subsidiaries or otherwise act in concert with any person in each case in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the Class A TopCo; or (iv) take any action which would or would reasonably be expected to force the Class A TopCo to make a public announcement regarding any of the types of matters set forth above. For the avoidance of doubt, the mere acquisition, ownership or disposition of securities of the Class A TopCo by the Class B Member or its Affiliates shall not, in and of itself, be deemed a violation of this Section 12.2(b), so long as such acquisition, ownership or disposition (A) is not otherwise undertaken in contravention of clauses (i) through (iv) above and (B) is undertaken in compliance with the Class B Member’s internal compliance policies.

Section 12.3 Regulatory Filings.

(a) The Members acknowledge and agree that, from time to time, the Company or a Member may need information from any or all of such Members for compliance with applicable laws, stock exchange rules, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Entities. Each Member shall use commercially reasonable efforts to provide to the Company or such other Member all information reasonably requested by the Company for purposes of compliance with applicable law, stock exchange rule, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Entities as promptly as reasonably practicable after the date such Member receives such request, and in any event, within an amount of time required to meet any deadline set by a request by the applicable Governmental Entity or regulatory reporting requirement (it being understood that Sponsor shall not be required to provide specific identifying information of its noteholders or direct or indirect limited partners or other similar persons except as expressly required to comply with applicable law, stock exchange rule or regulatory reporting requirements in which case Sponsor shall be permitted to provide such information directly to the applicable Governmental Entity in lieu of providing such information to the Company or its Subsidiaries). Each Member shall reasonably cooperate in any efforts or actions taken by the Company to obtain, maintain or avoid termination or forfeiture of any governmental license, approval, consent, permit or similar authorization. For the avoidance of doubt, any information provided or furnished pursuant to this Section 12.3 shall be deemed “Confidential Information” for all purposes.

(b) If, at any time, the Company or any Member reasonably determines that the consent of a Governmental Entity is necessary or advisable or a filing is required or advisable pursuant to the (i) HSR Act or any other applicable antitrust, competition or trade regulation laws, or (ii) other applicable law (including with respect to CFIUS, “foreign direct investment” laws or any requirements arising from the Natural Gas Act and the orders and regulations issued thereunder), in each case, in connection with any Transfer or any other transaction or event with respect to or otherwise related to the Company (each, a “Filing Transaction”), then:

(i) the Company and each of the Members (as applicable) shall (A) as promptly as reasonably practicable make, or cause to be made, all filings and submissions required under applicable laws with respect to the applicable Filing Transaction and (B) use commercially reasonable efforts to obtain, or cause to be obtained, clearance, approval or consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable) (any such clearance, approval, consent, termination or expiration, “Regulatory Approval”) as promptly as reasonably practicable thereafter, which such efforts shall, for the avoidance of doubt, exclude (x) proposing, negotiating, effecting or agreeing to the sale, divestiture, license or other disposal of any assets or businesses of a Member or any of their respective Affiliates, (y) taking any other action that limits the right of a Member or any of their respective Affiliates to own or operate any part of its business or (z) proposing, negotiating, effecting or agreeing to any other remedy, commitment, undertaking or condition of any kind; and

(ii) the applicable Filing Transaction shall be contingent upon the receipt of Regulatory Approval and, to the extent Regulatory Approval is not received prior to completion of the applicable Filing Transaction, such Filing Transaction shall be delayed until Regulatory Approval is received.

Section 12.4 Amendments. Except for amendments authorized by Section 3.1(b), Section 3.2(b), or Section 5.6(d), this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a written instrument signed by (a) the Members holding a majority of the Class A Units and (b) so long as any Class B Units are outstanding, the Members holding a majority of the Class B Units.

Section 12.5 Remedies. Each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law (except to the extent waived by this Agreement). Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law. Without limiting the generality of the foregoing, the Company and each Member (including any assignee of such Member) each hereby consents to the issuance of an injunction or the enforcement of other equitable remedies against the Company or such Member (or its applicable assignee), as applicable, to compel specific performance of all of the material terms of this Agreement (without posting a bond or other security or proving irreparable injury), and waives any defenses that (i) the other Members have an adequate remedy at law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, in equity or otherwise. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available to the Company or the Members, as applicable, at law or in equity.

Section 12.6 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 12.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be invalid, illegal or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of such term or provision in any other jurisdiction.

Section 12.8 Counterparts; Binding Agreement. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 12.9 No Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.10 Further Action. The Parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.11 Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein (a) are intended by the Members as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein and (b) supersede all prior agreements and understandings between the Parties with respect to such subject matter, including the Original LLC Agreement. Each of the Members acknowledges and agrees that in executing this Agreement (i) the intent of the Parties in this Agreement and the other Transaction Documents shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Transaction Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 12.11 constitute a material inducement to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each of the Members stipulates and agrees (A) not to challenge the validity, enforceability or characterization of this Agreement and the other Transaction Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (B) this Agreement and the other Transaction Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any Party and (C) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 12.11.

Section 12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 12.13.

Section 12.13 Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each Member and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by applicable law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.14 Construction; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto.

Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. If a word or phrase is defined, its other grammatical forms have a corresponding meaning and a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” The words “shall” and “will” have equal meaning, force and effect and connote an obligation and an imperative, rather than a futurity. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. Reference to any law or regulation means such law or regulation as amended or otherwise modified from time to time, and reference to particular provisions of any law or regulation include a reference to the corresponding provisions of any succeeding law or regulation. Reference to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body in any jurisdiction shall include any successor to such entity. The use of the words “or,” “either” and “any” shall not be exclusive. The phrase “to the extent” means the degree to which the subject or matter thereof extends or applies and such phrase does not mean simply “if.” If any deadline under this Agreement falls on a day that is not a Business Day, such deadline shall be extended to the next Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 12.15 No Third Party Beneficiaries. Except as set forth in Section 12.16, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Section 6.1, the Indemnitees. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.

Section 12.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, Manager, assignee, incorporator, general or limited partner, shareholder, controlling Person, fiduciary, member, representative or employee of any Member (or any of their successor or permitted assignees), any Affiliate thereof or any of the foregoing, but in each case not including the Members, whether (a) by or through attempted piercing of the corporate veil, (b) by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against such Persons, (c) by the enforcement of any assessment or by any legal or equitable proceeding, or (d) by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable Party (i) under this Agreement or the transactions contemplated hereby, (ii) under any documents or instruments delivered contemporaneously herewith, (iii) in respect of any oral representations made or alleged to be made in connection herewith or therewith, or (iv) for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

ONEOK HOLDINGS, L.L.C.

By:
Name:
Title:

ONEOK, INC.

By:
Name:
Title:

AP FALCON HOLDINGS LLC

By: AP HGA US Manager LLC, its Sole Member

By:
Name:
Title: